UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Splunk Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MAY 2023

A little over a year ago, I had the honor of becoming Splunk’s CEO. I can safely say the role has been everything I’d hoped for and more. Nowhere else is there the same opportunity to work alongside a team so dedicated to the success of our customers and so passionate about building a safer and more resilient digital world.

Balancing growth with profitability

Since becoming a Splunker, I’ve focused on balancing long-term durable growth with profitability and free cash flow. Not only is the market demanding this approach, but I also believe responsible businesses deliver meaningful leverage in their operating model. Looking back at the full year, we’ve made tremendous progress in a short period of time and our results demonstrate that.

In FY23, we delivered record-setting financial performance even against the backdrop of macroeconomic and geopolitical uncertainty. Our team grew Total Annual Recurring Revenue (ARR) by 18% to $3.674 billion. For the full year, cloud revenue was $1.457 billion, up 54%. And, for the first time, our total quarterly revenues exceeded $1 billion, rising to $1.251 billion in Q4, a 39% year-over-year increase. At the end of the year, we had 790 customers generating Total ARR of $1 million or more – up by 115 over the same time last year. At a time when many organizations are being understandably prudent with their IT budgets, our continued growth demonstrates the mission-critical role we play in our customers’ tech stacks – and that no other company can deliver the value we provide at enterprise scale.

At the same time, our team made significant progress in improving our overall operating efficiency and how we deploy our resources. In FY23, we introduced several efficiency initiatives which contributed to virtually flat operating expenses over FY22, even while maintaining strong bookings and topline performance. We also delivered record free cash flow of $427 million, nearly four times the level of last year. Our team is steadfast in their dedication to our customers as we pursue opportunities to drive efficiency across the business. And, with our transition to annual billing now complete, and a strong base of ARR, we have the opportunity to unlock significant cash flow moving forward.

I couldn’t be prouder of our team for their deep focus on our customers and execution to deliver these results. In the year ahead, we are committed to continuing to drive meaningful top-line growth with improved profitability and increased free cash flow.

World-class products and people

Later this year, we’ll celebrate Splunk’s 20th anniversary. As we approach that moment, we do so by continuing to build upon what has made Splunk so successful: products and people.

We believe that unified security and observability is the best and only way to drive true enterprise resilience. I’ve met with hundreds of customers over the past year, and I hear time and again how critical Splunk is to helping make their digital systems more resilient so they can stay secure, keep up and running and quickly adapt to constantly changing circumstances.

Demand for our security solutions remains strong and our market leadership continues to be recognized. We were named a Leader in the 2022 Gartner Magic Quadrant for Security Information and Event Management for the ninth consecutive time. In our fourth quarter, industry analyst firms Forrester and IDC positioned Splunk as a leader in the Forrester Wave: Security Analytics Platforms and 2022 IDC MarketScape for Worldwide SIEM.

We’re continuing to enhance our security offering, including targeted investments and organic innovation like Splunk Enterprise Security 7.1, which became generally available in Q4. And, in March of this year, we also released our enhanced Mission Control to help security teams detect, investigate and respond to threats from a modern and unified work surface.

In addition to our leadership in security, we’re continuing to extend customer value through our investments in observability. Last year, Splunk was recognized for leading the market in AIOPS and in Cloud Observability by GigaOm, Research In Action and Constellation Research. We believe observability is a significant growth opportunity for Splunk, and we’re making investments to broaden and strengthen our portfolio of enterprise-grade observability solutions that provide monitoring across complex environments.

Making it all happen is our incredible global team. Splunkers around the world have been working diligently to find new and better ways to help customers navigate today’s complex cybersecurity landscape, escalating disruptions and the intense demand for better digital experiences.

During the year, we welcomed world-class talent to help guide Splunk in the coming years, and have made meaningful strides to diversify and strengthen our global workforce. For example, across Splunk we’re investing in developing employee recruiting programs to improve the representation of women and underrepresented groups. You can learn more about our progress in our forthcoming annual Diversity, Equity and Inclusion report, publishing this spring. Further, we’re scaling our recruitment in international markets to bring in diverse sales and engineering talent as we grow our global presence outside of North America. Today, our leadership team is tightly aligned to deliver on our strategy. What’s more, the collaboration of our Product and Go-to-Market teams is more in step than ever, primed to help customers gain more value.

Our team is also committed to purpose-led impact work to accelerate business growth and success that benefits our customers, stockholders, communities and employees. In our second Global Impact Report, we highlighted our continued progress and commitment across four areas: data responsibility, environmental sustainability, ethical and inclusive growth and social impact.

You can expect a steady drumbeat of updates from us throughout this year, including at our annual customer and partner event .conf23 in July, where we’ll welcome thousands of Splunk community members to showcase all the ways we are innovating to help organizations drive resilience. We also look forward to connecting with many of you during our Analyst and Investor Day later this year.

Our next chapter

The past year was one of important transitions for Splunk, our team and our customers. When I think about our future, I’m confident that we are positioned to deliver on the potential in what we believe is a massive and growing $100 billion addressable market.

We are deeply engaged with our customers around the world, and we’re making their experience even better. Our technology delivers incredible value, and it’s getting stronger. We are improving how we operate so we can do more, faster and more efficiently. And above all, Splunkers bring their diverse talent and passion to continue building on our nearly two decades of innovation and customer focus. Splunk has an incredible history; I believe our next chapter is even more promising.

As you will see in our proxy statement, we are continuing to shape our programs for the coming year with the thoughtful input we receive from you. Importantly, we are seeking stockholder approval for an increase in the number of shares available under our equity compensation program, which will enable us to remain competitive in our efforts to recruit and retain top talent. This year’s request for shares under our equity compensation program represents significant progress to lower equity usage. Looking ahead, we remain committed to maintaining an ownership culture at Splunk, and draw upon our investor outreach program to help us stay informed and responsive to your perspectives on key issues like our use of equity as well as executive compensation.

On behalf of every Splunker, thank you for your confidence in Splunk’s purpose, our team, our products and our future.

Gary Steele
President & CEO
Splunk Inc.

270 Brannan Street San Francisco, California 94107

Notice of Annual
Meeting of Stockholders

To Be Held at 3:30 p.m. Pacific Time on June 21, 2023

To The Stockholders of Splunk Inc.:

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Splunk Inc., a Delaware corporation (“Splunk,” “we,” or the “Company”), will be held virtually via live audio webcast on June 21, 2023, at 3:30 p.m. Pacific Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect four Class II directors to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024;
3.	To conduct an advisory vote to approve the compensation of our named executive officers;
4.	To approve the Splunk Inc. Amended and Restated 2022 Equity Incentive Plan to increase the number of shares reserved thereunder; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors of Splunk (the “Board”) fixed the close of business on May 2, 2023 as the record date for the Annual Meeting. Only holders of our common stock as of the record date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about May 9, 2023, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice provides instructions on how to vote online, by telephone, or by mail and includes instructions on how to receive a paper or e-mail copy of proxy materials if you choose. Instructions on how to access our proxy statement and our fiscal 2023 Annual Report may be found in the Notice or on our website at investors.splunk.com.

The Annual Meeting this year will be a virtual-only meeting. We have designed the virtual Annual Meeting to provide stockholders with the same opportunities to participate as they would have had at an in-person meeting. We aim to provide a consistent experience to all stockholders regardless of their geographic location. Stockholders will be able to attend and participate in the Annual Meeting, vote their shares electronically, submit questions, and examine a stockholder list during the live audio webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ SPLK2023 and entering their control number. Stockholders may submit questions for the meeting in advance at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting online, we urge you to submit your vote now via the Internet, telephone, or mail.

We appreciate your continued support of Splunk.

Very truly yours,

Scott Morgan
Senior Vice President, Chief Legal Officer, Global Affairs and Secretary
San Francisco, California
May 9, 2023
How to Cast Your Vote

www.proxyvote.com
Vote by Internet

1-800-690-6903
Vote by Telephone

Mail your signed proxy card
Vote by Mail

Note for Street Name Holders:
If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee will give you a voting instruction form.

Your vote is important.
Please vote your shares as soon as possible.

See “Other Matters—Questions and Answers About the Proxy Materials and Our 2023 Annual Meeting” for details on voting requirements and additional information about the Annual Meeting, including how to vote at the Annual Meeting.

Proxy Statement Summary 1	1
Corporate Governance at Splunk	7
Proposal 1: Election of Directors	7
Board Composition	7
Board’s Role and Responsibilities	21
Board Effectiveness	23
Board Meetings and Committees	25

Non-Employee Director Compensation	29
Stockholder Engagement	33
ESG Oversight and Highlights	34
Other Governance Policies and Practices	36
Audit Committee Matters	38
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	38
Report of the Audit Committee	39

Fees Paid to the Independent Registered Public Accounting Firm	40
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	40
Our Executive Officers	41
Splunk Inc. Amended and Restated 2022 Equity Incentive Plan	81
Proposal 4: Approval of Splunk Inc. Amended and Restated 2022 Equity Incentive Plan	81
Approval of the Amended and Restated 2022 Equity Incentive Plan	81
Why Should Stockholders Vote to Increase the 2022 Plan Share Pool?	82

Summary of the Amended and Restated 2022 Plan	86
Summary of U.S. Federal Income Tax Consequences	91
New Plan Benefits	93
Stock Ownership Information	94
Security Ownership of Certain Beneficial Owners and Management	94

Delinquent Section 16(a) Reports	96

Other Matters	97
Questions and Answers About the Proxy Materials and Our 2023 Annual Meeting	97
Stockholder Proposals	102

Fiscal 2023 Annual Report and SEC Filings	103

Appendix A
Reconciliation of GAAP and Non-GAAP Information	A-1
Appendix B
Splunk Inc. Amended and Restated 2022 Equity Incentive Plan	B-1

This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our business plans and objectives, our strategies and systems for implementing our goals, our commitments to programs and policies, our expectations and priorities for ESG initiatives, and executive compensation plans, made in this document are forward-looking. We use words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “target,” “will,” “would” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect management’s current expectations, estimates and assumptions based on information currently available to us as of the date of this proxy statement. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations include, but are not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023. We undertake no obligation, and do not intend to update the forward-looking statements.

References to our website in this proxy statement are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

Proxy Statement Summary

Voting Matters, Vote Recommendations and Rationale

Election of Class II Directors
Vote Recommendation “FOR” EACH NOMINEE. (page 7)
The Board and the Governance & Sustainability Committee believe that each of the nominees possesses the right skills, qualifications and experience to effectively oversee the Company’s long-term business strategy.

Ratification of Appointment of Independent Registered Public Accounting Firm
Vote Recommendation “FOR” RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. (page 38)
The Board and the Audit Committee believe that the retention of PricewaterhouseCoopers LLP for the fiscal year ending January 31, 2024 is in the best interests of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Advisory Vote to Approve Named Executive Officer Compensation
Vote Recommendation “FOR” APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION. (page 42)
The Board and the Talent & Compensation Committee believe our executive compensation program demonstrates the continuing evolution of our “pay for performance” philosophy, and reflects feedback received from stockholder engagement. We currently hold our Say-on-Pay advisory, non-binding vote annually.

Approval of Splunk Inc. Amended and Restated 2022 Equity Incentive Plan
Vote Recommendation “FOR” APPROVAL OF OUR AMENDED AND RESTATED 2022 EQUITY INCENTIVE PLAN. (page 81)
The Board and the Talent & Compensation Committee believe that approval of our Amended and Restated 2022 Equity Incentive Plan to increase the number of shares reserved thereunder by 3,500,000 is in the best interests of the Company and its stockholders. Our ability to grant equity awards is crucial to recruiting and retaining the best personnel. We are requesting a share reserve that we believe will allow us to recruit, retain and incentivize highly skilled talent for at least the next two years.

Your vote is important
This summary highlights information contained within this proxy statement. You should read the entire proxy statement carefully and consider all information before voting. Page references are supplied to help you find further information in this proxy statement.

Splunk 2023 Proxy Statement	1

Proxy Statement Summary

Fiscal 2023 Business Highlights

In fiscal 2023, we adopted a more balanced approach of prioritizing long-term durable growth and increased profitability with a focus on annual recurring revenue (“ARR”) and free cash flow. During the year, we grew ARR by 18% and nearly quadrupled free cash flow. We introduced several efficiency initiatives which contributed to virtually flat total operating expenses compared to fiscal 2022. Our topline performance was driven by greater customer success and continued growth in our cloud business. Our fiscal 2023 business highlights include the following ARR, cash flow, and other key business results:

Fiscal Year 2023 Performance

(1)	ARR represents the annualized revenue run-rate of active cloud services, term license, and maintenance contracts at the end of a reporting period, Cloud ARR represents the annualized revenue run-rate of active cloud services contracts at the end of a reporting period, each as reported in our Annual Report on Form 10-K for the year ended January 31, 2023. Each contract is annualized by dividing the total contract value by the number of days in the contract term and then multiplying by 365. ARR and Cloud ARR should be viewed independently of revenue, and do not represent our revenue under GAAP on an annualized basis, as each is an operating metric that can be impacted by contract start and end dates and renewal rates. ARR is not intended to be a replacement for forecasts of revenue.
(2)	To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP free cash flow. For a full reconciliation between GAAP and net cash used in operating activities and free cash flow, please see Appendix A.

ESG Highlights

In November 2021, we announced our intentions to achieve net zero greenhouse gas emissions by 2050 through the Science Based Targets initiative’s (SBTi) Business Ambition for 1.5°C campaign, and to announce a second suite of shorter-term climate targets by the end of fiscal year 2023. Due to the complexity of this work, we are extending the timeframe for finalizing and announcing our climate strategy, net zero roadmap and second suite of climate targets and look forward to sharing the results of this work once completed. Our net zero commitment is registered with the SBTi, a global registry that assesses the science and rigor of public climate targets. Our next suite of targets will be submitted to the SBTi for validation.
In December 2022, we published our second Global Impact Report, which covers the four priority areas that matter most to our stakeholders and our business: data responsibility, environmental sustainability, ethical and inclusive growth and social impact.
For more information on our ESG program, please see “Corporate Governance at Splunk—ESG Oversight and Highlights.”

2

Proxy Statement Summary

Corporate Governance

We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens our Board and management accountability and leads to better business performance. For these reasons, we are committed to maintaining strong corporate governance practices.

The “Corporate Governance at Splunk” section beginning on page 7 describes our governance practices, which include the following highlights:

●100% Independent Committee Members
●Independent Chair and Lead Independent Director in accordance with our Corporate Governance Guidelines
●Majority Voting for Directors with Resignation Policy
●Annual Board and Committee Evaluation
●Proxy Access Bylaws
●Director Change in Circumstances with Resignation Policy
●Limit on Outside Directorships
●Qualified Diverse Candidate Pool Policy — 60% of Directors Self-Identify as Women and/or an Underrepresented Community Member
●Board Orientation and Continuing Education Programs
●Regular Meetings of Independent Directors Without Management Present
●Comprehensive Risk Oversight by Full Board and Committees
●Periodic Review of Committee Charters and Governance Policies
●Formal CEO Evaluation Process
●Clawback Policy
●Annual Say-on-Pay Vote
●Stockholder Engagement Program
●Stock Ownership Guidelines for Directors and Officers
●Anti-Hedging and Anti-Pledging Policy
●Code of Conduct for Directors, Officers and Employees
●Succession Planning Process
●Global Impact Report
●Diversity Annual Report

Stockholder Engagement

We believe that effective corporate governance includes regular, constructive conversations with our stockholders. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders and believe that ongoing engagement builds mutual trust and understanding with our stockholders. Stockholder engagement and feedback are critical components of our corporate governance practices and inform our decisions and programs.

Below is a summary of our engagement with stockholders following our 2022 annual meeting of stockholders. These discussions have helped ensure that our Board’s decisions are informed by stockholder objectives.

We Reached out to Institutional Stockholders Representing 62% of shares outstanding	We Engaged with Institutional Stockholders Representing 33% of shares outstanding	Chair and Chief Executive Officer Participated in Calls with Institutional Stockholders Representing 29% of shares outstanding

See “Corporate Governance at Splunk—Stockholder Engagement” on page 33 of this proxy statement for more information on our stockholder engagement program.

For key feedback from our stockholders related to our executive compensation program and our 2022 Say-On-Pay Vote, and our responses to this feedback, please see “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Stockholder Engagement and Our Say-On-Pay Vote” on page 48 of this proxy statement.

Splunk 2023 Proxy Statement	3

Proxy Statement Summary

Over the past several years, in response to stockholder feedback, and as part of our ongoing evaluation of best practices, the Board has incorporated enhancements to our executive compensation program and corporate governance practices, such as those depicted in the timeline below.

2023	APRIL
●Enhanced proxy disclosures regarding director qualifications and our PSU program
MARCH

●Replaced operating cash flow metric with free cash flow in our executive annual bonus plan to reflect continued focus on profitability and efficient use of capital
●Continued our transition to a PSU program with a three-year relative total stockholder return performance metric

2022	DECEMBER
●Lowered limits on number of other public company boards on which our directors may serve ●Released second Global Impact Report
SEPTEMBER
●Increased stock ownership guidelines
MARCH

●Established Cybersecurity & Data Responsibility Committee
●Initiated a transition to a PSU program with a three-year relative total stockholder return performance metric
●Eliminated overlapping metrics in our executive bonus plan and our PSU program

2021	DECEMBER
●Released first Global Impact Report
APRIL
●Enhanced proxy disclosure regarding Board oversight of COVID-19 response ●Added underrepresented community diversity of Board to proxy
2020	NOVEMBER
●Released first ESG update
MARCH

●Replaced revenue metric with annual recurring revenue in both our executive bonus plan and our PSU program to align our incentives with key drivers of stockholder value and reflect our transition to a renewable business model
●Replaced non-GAAP operating margin metric with operating cash flow in our PSU program to reflect focus on disciplined execution of our business objectives during our transition to a renewable business model

2019	APRIL
●Enhanced proxy disclosures regarding Board succession planning, risk oversight and corporate sustainability

4

Proxy Statement Summary

Director Nominees and Continuing Directors

A top priority of our Board and our Governance & Sustainability Committee is ensuring that our Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, experience, and backgrounds, and effectively represent the long-term interests of stockholders. The Board believes periodic assessment of directors is integral to an effective governance structure and aims to strike a balance between ensuring that we retain directors with deep knowledge of the Company while adding directors who bring a fresh perspective. We have added six new directors since 2021, enhancing the Board’s breadth and depth of experience and diversity, while taking into account the Company’s evolving business model, the macro technology business environment and the changing governance landscape. The Board remains committed to a Board composition that is at least 30% gender diverse, though this number may fluctuate from time to time. See below for summary information about our Board and each director nominee and continuing director as of May 1, 2023. For purposes of the information below, a member of an underrepresented community is defined as an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual or transgender. See pages 10, 12 to 19 for more information.

Board Overview

3 Directors Self-Identify as Women		4 Years Average Tenure	6 New Directors Joined the Board in the Last Two Years
10 out of 11 Directors are Independent	58.2 Average Age	5 Directors Self-Identify as an Underrepresented Community Member

	Class	Age	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Committees

Patricia Morrison* Former EVP, Customer Support Services, and CIO, Cardinal Health	II	63	2013	2023	2026
David Tunnell* Partner, Hellman & Friedman	II	52	2022	2023	2026
General Dennis Via* EVP, Booz Allen Hamilton and Retired Four-Star U.S. Army General	II	65	2020	2023	2026
Luis Felipe Visoso* CFO, Unity Software	II	54	2022	2023	2026
Yamini Rangan* President and CEO, HubSpot	III	49	2023	2024	—
Graham Smith* Chair, Splunk	III	63	2011	2024	—
Gary Steele President and CEO, Splunk	III	60	2022	2024	—
Richard P. Wallace* President and CEO, KLA Corporation	III	63	2022	2024	—
Mark Carges* Former CTO, eBay	I	61	2014	2025	—
Kenneth Hao* Chairman and Managing Partner, Silver Lake	I	54	2021	2025	—
Elisa Steele* Independent Board Member	I	56	2017	2025	—
* Independent director	Audit Committee	Talent & Compensation Committee	Governance & Sustainability Committee	Cybersecurity & Data Responsibility Committee
	Chair	Member	Audit Committee Financial Expert

Splunk 2023 Proxy Statement	5

Proxy Statement Summary

Executive Compensation Highlights

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and aligns with the interests of long-term stockholders is key to our executive compensation program design and decisions. We structure our executive compensation program to include significant performance metrics that are aligned with our business strategy and long-term stockholder value creation.

Our executive compensation program consists of the following primary components: base salary, an annual performance-based cash bonus opportunity, and long-term incentive compensation in the form of time-based restricted stock unit (“RSU”) and performance-based performance unit (“PSU”) equity awards. A significant portion of our executive compensation is performance-based and in the form of long-term compensation. The fiscal 2023 executive compensation program provided annual cash bonus opportunities designed to drive ARR and operating cash flow, and long-term performance-based equity awards designed to drive stock price performance. We believe that both ARR growth and operating cash flow performance are important to long-term stockholder value creation and that employing challenging stock price growth as the performance goal in our long-term equity award design further aligns our executives’ and stockholders’ interests.

Our Board and Talent & Compensation Committee devoted significant time and attention to understanding stockholder viewpoints regarding our executive compensation program. We conducted more extensive outreach campaigns to speak directly with a number of our stockholders following our 2021 and 2022 annual meeting of stockholders. In response to the feedback we received from our stockholders through these campaigns, as well as the increased maturity of our business and predictability of our financial results, we implemented a number of changes to key components of our NEO compensation program, including a reorganization of the Talent & Compensation Committee in fiscal 2023, as set out in more detail throughout this proxy statement.

Our executive compensation policies and practices are designed to reinforce our pay for performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2023 executive compensation policies and practices:

WHAT WE DO
●Ongoing engagement with our institutional stockholders regarding our compensation policies and practices
●Performance-based cash and equity incentive compensation
●Caps on performance-based cash and equity incentive compensation
●Annual review and approval of our executive compensation strategy
●Significant portion of executive compensation at risk based on corporate performance
●Clawback policy on cash and equity incentive compensation
●Stock ownership guidelines for executive officers and non-employee directors
●Multi-year equity award vesting periods for equity awards
●Independent compensation consultant engaged by the Talent & Compensation Committee
●100% independent directors on the Talent & Compensation Committee
●Limited perquisites

WHAT WE DON’T DO
●No “single trigger” change in control payments and benefits
●No post-termination retirement or pension-type non-cash benefits or perquisites for our executive officers that are not generally available to our employees
●No tax gross-ups for change in control related excise tax payments
●No short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives of our common stock by employees, officers or directors
●No strict benchmarking of compensation to a specific percentile of our compensation peer group
●No dividend payments on unvested awards

6

Corporate Governance at Splunk

Election of Directors The Board recommends a vote “FOR” each of the nominees named below.

Our business affairs are managed under the direction of our Board, which is currently composed of 11 members. Ten of our 11 director nominees and continuing directors are independent directors within the rules of The Nasdaq Stock Market. Our Board is divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which he or she is elected and until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. There are no family relationships among our directors or executive officers.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

In an uncontested election, directors are elected by a majority vote. This means that in order for a nominee to be elected in an uncontested election, the number of votes cast “For” such nominee’s election must exceed the number of votes cast “Against” that nominee’s election. Broker non-votes and abstentions will have no effect on the outcome of such election. In addition to the majority vote standard for director elections, we have a director resignation policy described in “Other Matters—Questions and Answers About the Proxy Materials and Our 2023 Annual Meeting.”

In light of the individual qualifications and experience of each of our director nominees, and the contributions that our nominees have made to our Board, our Board has recommended that each of our director nominees be elected by our stockholders. Biographies of all our directors are set forth below under “Nominees for Director” and “Continuing Directors.”

Board Composition

Considerations in Evaluating Director Nominees

Our Board follows an annual director nomination process that promotes the thoughtful and in-depth review of overall Board composition and director nominees throughout the year. At the beginning of the process, the Governance & Sustainability Committee reviews current Board composition and any specific characteristics desired for future director candidates. In its review of incumbent director candidates, the Governance & Sustainability Committee evaluates any changes in circumstances that may impact their candidacy and considers information from the Board evaluation process, including review of contributions and performance of each director. Upon a recommendation from the Governance & Sustainability Committee, the Board considers and approves the nomination of director candidates for election at the annual meeting of the stockholders. See “Board Refreshment and Succession Planning” below for a discussion of the characteristics identified in the most recent director searches.

In evaluating director candidates and considering incumbent directors for nomination to the Board, the Governance & Sustainability Committee expects certain minimum qualifications and takes into consideration key factors, experiences, qualifications and skills that are relevant to the Board’s work and the Company’s strategy and strengthen the current Board’s mix of skills.

Splunk 2023 Proxy Statement	7

Corporate Governance at Splunk

The Governance & Sustainability Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the Board:

Highest personal and professional ethics & integrity		Complementary skills to those of existing Board	Understanding of fiduciary duties
Proven achievement in nominee’s field	Sound business judgment	Ability to assist management and significantly contribute to our success		Commitment of time and energy

Key factors the Governance & Sustainability Committee considers when selecting directors and refreshing the Board (in addition to the current size and composition of the Board and the needs of the Board and its committees) include:

Age and Tenure – While the Board does not have term limits, the Board seeks to establish appropriate levels of director turnover. New perspectives and new ideas are critical to an engaged forward-looking and strategic Board, as are the benefits of the valuable experience and familiarity that longer-serving directors offer.
Diversity – Our Corporate Governance Guidelines reflect our commitment to Board diversity, by explicitly stating the Board’s commitment to include qualified diverse candidates (with diversity including gender, race and ethnicity) in the pool from which nominees are considered. We believe that the judgment and perspective offered by a diverse board of directors improves the quality of decision making and enhances the Company’s business performance. We also believe such diversity can help the Board respond more effectively to the varying needs of our customers, stockholders, workforce and other stakeholders.
Experience – The Governance & Sustainability Committee strives for a Board that spans a range of expertise and perspective in areas relevant to the Company’s business, strategic vision, governance and operating and innovation environment.

Full-time employment/Directorships – The Governance & Sustainability Committee takes into consideration employment status and whether the director holds a current operating role or is retired, as well as the number of other public company boards on which the director serves to evaluate whether the nominee can commit the time and energy necessary to diligently carry out his or her fiduciary responsibilities and meaningfully contribute to the Company.

Independence – Having an independent Board is a core element of our governance philosophy. Our Corporate Governance Guidelines provide that a majority of our directors will be independent as defined under the rules of The Nasdaq Stock Market.

The Governance & Sustainability Committee also considers and evaluates other factors it deems to be in our and our stockholders’ best interests. The Governance & Sustainability Committee does not pre-assign weighting or priority to any of these factors.

The Governance & Sustainability Committee reviews with the Board on an annual or more frequent basis the director skills and experience qualifications that it believes are desirable to be represented on the Board. The Board and the Governance & Sustainability Committee believe that the collective experiences and qualifications of the directors allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders. Subject to the requirements set forth below in “Agreement with Silver Lake” on page 11, the Governance & Sustainability Committee has full discretion in considering potential candidates and making its nominations to the Board.

8

Corporate Governance at Splunk

Below is a summary of the primary experience, qualifications and skills that our director nominees and continuing directors bring to the Board:

Capability	Description	Number of directors with the capability
Technology and security infrastructure	Deep insight in technology infrastructure, business prioritization, customer drivers and cybersecurity risk
Scaling a SaaS business	Experience growing successful SaaS companies, reaching scale and maturity
Investment	Experience creating long-term value through investment, acquisitions and growth strategies
CEO experience	Expertise shaping strategy, performance, prioritization and scale leadership
Cloud transformation	Deep knowledge in technology architecture, including SaaS, cloud-based platforms, integrated solutions and customers’ data journey
Sales	Experience building global sales capability for cloud services and enterprise software
Marketing	Marketing and brand-building capability in rapidly changing industries, including new markets and opportunities for innovation and disruption
Key customer segment insight	Depth of insight into current and potential target markets and geographies
Finance	Financial expert with expertise in financial strategy, accounting and reporting
People and compensation	Expertise in aligning company culture, performance, reward and talent with strategy, as well as remote and flexible work strategies
Governance, risk and compliance	Experience in public company corporate governance, privacy, compliance, policy, activism and creating long term sustainable value
Strong capability	Moderate capability

Splunk 2023 Proxy Statement	9

Corporate Governance at Splunk

Director Diversity

We are committed to continuously evolving and enhancing our disclosures about Board diversity in response to feedback from stockholders and other stakeholders. The information below about our director nominees and continuing directors is being presented in compliance with Nasdaq’s new disclosure format requirements, based on each director’s self-identification.

Board Diversity Matrix (as of May 1, 2023)
Board Size:
Total Number of Directors	11
Sex / Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	8	3	-
Number of directors who identify in any of the categories below:
African American or Black	1	-	-	-
Asian	1	1	-	-
Hispanic or Latinx	1	-	-	-
White	5	2	-	-
LGBTQ+	1
Did not disclose demographic background	-

Board Refreshment and Succession Planning

The Governance & Sustainability Committee, together with our Board, practices a long-term approach to Board refreshment. The Governance & Sustainability Committee employs a variety of methods to identify, consider and evaluate potential Board candidates with the goal of evolving the composition of our Board in line with the strategic needs of the Company. As the Company innovates, implements new technologies and enters new markets, its business model may require directors with new or different skill sets. Our succession planning process takes the Company’s evolution into account to ensure the Board remains a strategic asset capable of addressing the risks, trends and opportunities that the Company will face in the future.

The following describes the Company’s selection process for new directors:

Source Candidate from	In-Depth Review and Oversight	Meeting with Candidate	Recommend Selected Candidate for Appointment to our Board	Review and Appointment
●Independent Search Firm ●Stockholders ●Independent Directors ●Our Management Team	by the Governance & Sustainability Committee ●Consider skills mix and needs ●Consider diversity screen qualifications ●Review independence and potential conflicts	●Chair ●CEO ●CFO ●CLO ●Chair of each committee ●Opportunity for all other directors to meet		by full Board

Select Director 6 new directors since 2021

10

Corporate Governance at Splunk

This past year, as part of the Board succession planning and refreshment process, and in line with its multi-year view of potential director departures and leadership changes, the Governance & Sustainability Committee, together with the Board, discussed the Board’s future composition needs. This discussion included the desired skills and attributes of successors for long-tenured directors, as well as successors for the Chair of our Board (the “Chair”) and committee chairs. It also took into account the current and long-term needs of our business and the skills composition of our Board and our committees. Through this process we identified a sitting CEO of a technology company with experience scaling enterprises, an individual with financial expertise and a senior executive with go-to-market experience as important priorities for overall Board composition. In October 2022 we appointed Richard Wallace, President and Chief Executive Officer of KLA Corporation to our Board. Mr. Wallace brings significant organizational and operational leadership skills, as well as a deep understanding of business operations, strategic planning and scaling enterprises. In addition, in September 2022, we entered into a confidentiality and standstill agreement with Hellman & Friedman LLC (“H&F”) in connection with their open market purchases of a significant stake in Splunk. Following discussions with H&F and engagement with their team, including their Partner, David Tunnell, the Governance and Sustainability Committee determined that Mr. Tunnell offered important perspectives as an equity investor and investment professional. Accordingly, in October 2022, we appointed Mr. Tunnell to our Board. More recently, the Governance & Sustainability Committee worked with a third-party search firm to identify candidates with go-to-market experience and in April 2023 we appointed Yamini Rangan, President and Chief Executive Officer of HubSpot, Inc. to our Board. Ms. Rangan brings extensive experience in product marketing, sales and strategy, including customer-facing roles at technology companies.

Other changes to our Board and committee composition since the 2022 annual meeting of stockholders include: the departures of Sara Baack and Stephen Newberry in December 2022 and Sean Boyle in March 2023; the appointment of Mr. Smith and then Ms. Steele as chair of the Governance & Sustainability Committee; the appointment of Messrs. Hao and Wallace to the Talent & Compensation Committee; the appointment of Mr. Smith as chair of the Talent & Compensation Committee; the appointment of Mr. Tunnell to the Audit Committee; the appointment of Mr. Visoso as chair of the Audit Committee; and the appointment of Ms. Rangan to the Governance & Sustainability Committee.

Agreement with Silver Lake
On June 22, 2021, in connection with the issuance to Silver Lake Alpine, L.P., Silver Lake Alpine (Offshore Master), L.P. and Silver Lake Partners VI, L.P. (collectively, “Silver Lake”) of $1,000,000,000 in aggregate principal amount of the Company’s 0.75% Convertible Senior Notes due 2026 (the “Notes”), the Company entered into an investment agreement (the “Investment Agreement”) with Silver Lake. The Investment Agreement provides that so long as certain conditions are met, Silver Lake will have the right to designate a director nominee for election to the Board, which is Mr. Hao, and also provides certain standstill provisions and transfer restrictions with respect to the Notes. In addition, Silver Lake has agreed to vote any shares of common stock beneficially owned by it, which for these purposes includes only common stock issued upon conversion or repurchase of the Notes, in support of Company-nominated directors and otherwise in accordance with the recommendations of the Board. However, as of the date of this proxy statement, Silver Lake has not converted any of the Notes into shares, and therefore has no shares related to the Notes subject to this agreement to vote. For further information regarding the Investment Agreement, including a description of certain obligations and restrictions binding on the parties, as well as a copy of such Investment Agreement, please refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 22, 2021, and see Note 7 “Convertible Senior Notes” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023.

Splunk 2023 Proxy Statement	11

Corporate Governance at Splunk

Nominees for Director

Patricia Morrison

Independent
Former EVP, Customer Support Services, and CIO of Cardinal Health
Age 63
Director Since 2013
Splunk Committee(s):
Audit Committee;
Cybersecurity &
Data Responsibility Committee

Ms. Morrison has had an extensive career serving in executive leadership positions. As a former Chief Information Officer and Chief Executive Officer, with expertise in information technology and business management and operations, Ms. Morrison brings a deep understanding of the challenges and opportunities presented by data and is skilled in transforming and scaling organizations. Ms. Morrison also has extensive experience in governance and risk management across a broad range of industries.
Patricia Morrison has served as a member of our Board since 2013. Ms. Morrison was Executive Vice President, Customer Support Services and Chief Information Officer at Cardinal Health, Inc., a provider of healthcare services, from 2009 to 2018. Prior to joining Cardinal Health, Ms. Morrison was Chief Executive Officer of Mainstay Partners, a technology advisory firm, from 2008 to 2009, and Executive Vice President and Chief Information Officer at Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products, from 2005 to 2008. Her previous experience also includes Chief Information Officer of Office Depot, Inc. and senior-level information technology positions at PepsiCo, Inc., The Quaker Oats Company, General Electric Company and The Procter & Gamble Company. Ms. Morrison has served as a member of the board of directors of Baxter International Inc., a global medical products company, since 2019. Ms. Morrison previously served as a member of the board of directors of Aramark, a global provider of food, facilities and uniform services, from 2017 to 2019, and Virtusa Corporation, a global provider of digital strategy, digital engineering, and IT services and solutions, from 2020 to 2021. Ms. Morrison holds a B.A. and B.S. from Miami University in Oxford, Ohio.
Ms. Morrison brings the following primary experiences, qualifications and skills to the Board:

David Tunnell Independent Partner, Hellman & Friedman LLC Age 52 Director Since 2022 Splunk Committee(s): Audit Committee
Mr. Tunnell is a partner of a private investment firm, with over 25 years of financial expertise. He has evaluated and led investments in many software and technology companies, including Splunk. Mr. Tunnell provides important shareholder perspective, deep risk management experience and regulatory and compliance acumen. He also has experience as a member of the board of directors of other private companies.
David Tunnell has served as a member of our Board since 2022. Since 2003, Mr. Tunnell has served as a Partner at Hellman & Friedman LLC, a private investment firm he originally joined in 1994. Mr. Tunnell holds an A.B. from Harvard University and an M.B.A from Harvard Business School.
Mr. Tunnell brings the following primary experiences, qualifications and skills to the Board:

12

Corporate Governance at Splunk

General Dennis Via

Independent

Executive Vice President, Booz Allen Hamilton and Retired Four-Star U.S. Army General

Age 65

Director Since 2020

Splunk Committee(s):
Cybersecurity & Data Responsibility Committee

General Via (ret) has more than 40 years of military and public sector service in senior leadership positions, with many years of information technology expertise. He has an extensive background in cybersecurity and data infrastructure and a deep understanding of U.S. government and other public sector clients. General Via (ret) provides valuable insights into today's evolving threat environment.

General Dennis L. Via, US Army, Retired, has served as a member of our Board since 2020. General Via (ret) has served as an Executive Vice President for Corporate Engagement and a member of the Global Defense Sector leadership team since 2021, an Executive Vice President in the Global Defense Group’s Joint Combatant Command from 2018 to 2021 and a fellow for Defense Futures since 2017 at Booz Allen Hamilton Inc., a management and information technology consulting firm, and prior to this role, he served as Senior Executive Advisor from 2017 to 2018. Prior to joining Booz Allen, he served in the United States Army from 1980 to 2016, holding multiple command and senior leadership positions, including as the Commander of the U.S. Army Materiel Command from 2012 to 2016 and retiring as a four-star General. He holds a B.S. from Virginia State University and a Master of Education from Boston University.
General Via (ret) brings the following primary experiences, qualifications and skills to the Board:

Luis Visoso Independent Chief Financial Officer, Unity Software Age 54 Director Since 2022 Splunk Committee(s): Audit Committee
Mr. Visoso possesses deep financial expertise and public company management experience. He brings nearly 30 years of global financial leadership and public company finance experience from his work at multinational technology and consumer product organizations. Mr. Visoso has significant knowledge of international financial markets and a deep understanding of the financial operations of at-scale technology companies. In addition, Mr. Visoso is an “audit committee financial expert.”

Luis Visoso has served as a member of our Board since 2022. Since April 2021, he has served as Senior Vice President and Chief Financial Officer of Unity Software Inc., a real-time 3D (RT3D) software platform company. Prior to joining Unity, Mr. Visoso served as Executive Vice President, Chief Financial Officer of Palo Alto Networks, Inc., a cybersecurity company, from 2020 to 2021. Prior to joining Palo Alto Networks, he served in various roles at Amazon.com, Inc., an e-commerce and cloud-computing company, from 2018 to 2020, including as Chief Financial Officer of Amazon Web Services, Inc. in 2020, and Chief Financial Officer of Amazon’s Worldwide Consumer organization, from 2018 to 2020. From 2016 to 2018, he served as Senior Vice President, Business, Technology and Operations Finance at Cisco Systems, Inc., a networking technology company. Prior to joining Cisco, Mr. Visoso held various roles at The Procter & Gamble Company, a consumer products company, from 1993 to 2016, including most recently as Vice President, F&A Global Business Units. Mr. Visoso previously served as a member of the board of directors of Unity from 2020 to 2021. He holds a bachelor’s degree from Tecnológico de Monterrey.
Mr. Visoso brings the following primary experiences, qualifications and skills to the Board:

Technology and security infrastructure

Scaling a SaaS business

Investment

Cloud transformation

Key customer segment insight

Finance

People and compensation

Governance, risk and compliance

Splunk 2023 Proxy Statement	13

Corporate Governance at Splunk

Continuing Directors

Mark Carges Independent Former CTO of eBay Age 61 Director Since 2014 Splunk Committee(s): Cybersecurity & Data Responsibility Committee
Mr. Carges’ prior experience serving as a Chief Technology Officer and in senior leadership positions at technology companies brings to the Board broad experience in scaling technology businesses, including managing growth and maturing a company's infrastructure, systems and processes. He also has an in-depth understanding of business model transformation of cloud-based platforms. Mr. Carges’ service on other public company boards has also enabled him to bring a broad range of experience in governance and risk matters.

Mark Carges has served as a member of our Board since 2014. Mr. Carges previously served as the Chief Technology Officer of eBay Inc., an e-commerce company, from September 2009 to September 2014. From September 2009 to November 2013, he also served as eBay’s Senior Vice President, Global Products, Marketplaces. From September 2008 to September 2009, he served as eBay’s Senior Vice President, Technology. From November 2005 to May 2008, Mr. Carges served as Executive Vice President, Products and General Manager of the Business Interaction Division of BEA Systems, Inc., a software company (acquired by Oracle Corporation). Mr. Carges has served as a member of the board of directors of Veeva Systems Inc., a provider of industry cloud solutions for the global life sciences industry, since 2017. Mr. Carges holds a B.A. from the University of California, Berkeley and an M.S. from New York University.
Mr. Carges brings the following primary experiences, qualifications and skills to the Board:

Kenneth Hao Independent Chairman and Managing Partner of Silver Lake Age 54 Director Since 2021 Splunk Committee(s): Talent & Compensation Committee
Mr. Hao has more than 30 years of experience investing in technology companies. He brings senior leadership experience in global capital markets, including asset allocation and transactional matters and a deep understanding of strategic growth strategies and the opportunities and challenges faced by transforming software companies. Mr. Hao also provides perspective on the market as well as governance, risk and management expertise.

Ken Hao has served as a member of our Board since 2021. Since December 2019, Mr. Hao has served as Chairman and Managing Partner of Silver Lake, a global technology investment firm. Prior to this role, Mr. Hao served in various roles at Silver Lake, which he joined in 2000, including Managing Partner and Managing Director from 2012 to 2019. Prior to joining Silver Lake, Mr. Hao served as Managing Director at Hambrecht & Quist (now part of J.P. Morgan), from 1990 to 1999. Mr. Hao has served as a member of the board of directors of SolarWinds Corporation, an IT infrastructure management software company, since 2016. Mr. Hao previously served on the board of directors of Broadcom Inc., a global technology leader in semiconductor and infrastructure software solutions, from 2016 to 2018, SMART Global Holdings, Inc., a provider of specialty memory, storage and hybrid solutions, from 2011 to 2021, and NortonLifeLock Inc., a global leader in consumer cyber safety, from 2016 to 2022. Mr. Hao holds an A.B. from Harvard College.
Mr. Hao brings the following primary experiences, qualifications and skills to the Board:

14

Corporate Governance at Splunk

Yamini Rangan Independent President and CEO of HubSpot, Inc. Age 49 Director Since 2023 Splunk Committee(s): Governance & Sustainability Committee
Ms. Rangan serves as President, Chief Executive Officer and director at a software company with extensive experience scaling high-growth companies in the technology industry. She brings more than 25 years of experience in product marketing, sales and strategy, including customer-facing roles at technology companies. In addition, Ms. Rangan brings valuable insights into evolving company culture to scale and has experience as a member of the board of directors of a public company.

Yamini Rangan has served as a member of our Board since 2023. Ms. Rangan has served as President, CEO and Director of HubSpot, Inc., a customer relationship management software company, since 2021 and previously served as Chief Customer Officer, from January 2020 to September 2021. Prior to joining HubSpot, she served as Chief Customer Officer of Dropbox, Inc., a cloud-based storage and collaboration company, from August 2018 to January 2020, and as Vice President, Business Strategy and Operations, from 2016 to 2018. Prior to joining Dropbox, Ms. Rangan served in various senior leadership roles at Workday, Inc., a provider of enterprise cloud applications for finance and human resources, from 2011 to 2015, Appirio, Inc., an information technology consulting company (acquired by Wipro Limited in 2016), from 2009 to 2011 and SAP SE, a multinational software company, from 2004 to 2008. Ms. Rangan holds a B.S. from Bharathiar University, an M.S. from Clemson University and an M.B.A. from the University of California, Berkeley.
Ms. Rangan brings the following primary experiences, qualifications and skills to the Board:

Splunk 2023 Proxy Statement	15

Corporate Governance at Splunk

Elisa Steele Independent Independent Board Member Age 56 Director Since 2017 Splunk Committee(s): Governance & Sustainability Committee
Ms. Steele has more than 30 years of experience leading and transforming technology companies, including through service as a Chief Executive Officer and Chief Marketing Officer. She provides marketing expertise, broad experience in identifying growth opportunities, and a deep understanding of how to grow and scale technology companies. In addition, her experience with developing sales strategies and brand-building brings important perspective to the Board.

Elisa Steele has served as a member of our Board since 2017. Ms. Steele previously served as Chief Executive Officer of Namely, Inc., a financial and human capital management software company, from 2018 to 2019. Prior to joining Namely, Ms. Steele served as Chief Executive Officer and President of Jive Software, Inc., a collaboration software company (acquired by Aurea Software, Inc.), from 2015 to 2017, and was a member of the executive leadership team since 2014. Prior to joining Jive Software, Ms. Steele served as Chief Marketing Officer and Corporate Vice President, Consumer Apps & Services at Microsoft Corporation, a worldwide provider of software, services and solutions, and Chief Marketing Officer of Skype, an Internet communications company, from 2012 to 2014. Ms. Steele also has held executive leadership positions at Yahoo! Inc. and NetApp, Inc. Ms. Steele has served as a member of the board of directors of JFrog Ltd., an enterprise software company, since 2020, Bumble Inc., an online dating and social networking platform, since 2020, Procore Technologies, Inc., a provider of cloud-based construction management software, since 2020, and Amplitude, a product analytics software provider, since 2021. Ms. Steele previously served on the board of directors of Cornerstone OnDemand, Inc., a learning and human capital management software company, from 2018 to 2021. Ms. Steele holds a B.S. from the University of New Hampshire and an M.B.A. from San Francisco State University.
Ms. Steele brings the following primary experiences, qualifications and skills to the Board:

16

Corporate Governance at Splunk

Graham Smith Independent Chair of Splunk Age 63 Director Since 2011 Splunk Committee(s): Governance & Sustainability Committee; Talent & Compensation Committee
Mr. Smith possesses significant executive leadership experience, financial expertise and background in scaling cloud businesses from his past employment as a Chief Financial Officer and Chief Executive Officer at high-growth technology companies. He has a deep understanding of growth strategies and the complex financial issues facing scaling companies and possesses valuable investment acumen. Mr. Smith also brings significant board leadership and governance experience developed at a range of companies, including in board leadership roles.

Graham Smith has served as a member of our Board since 2011 and Chair since 2019. From November 2021 to April 2022, Mr. Smith served as our interim CEO. Mr. Smith served in various leadership positions at salesforce.com, inc., a provider of enterprise cloud computing software, from 2007 to 2015, including as Chief Financial Officer and most recently as Executive Vice President. Prior to joining Salesforce, Mr. Smith served as Chief Financial Officer at Advent Software Inc., a portfolio accounting software company, from 2003 to 2007. Mr. Smith has served as a member of the board of directors of Procore Technologies, Inc., a provider of cloud-based construction management software, since 2020 and Axon Enterprise, Inc., a provider of public safety security devices and solutions, since 2023. Mr. Smith previously served on the board of directors of Citrix Systems, Inc., an enterprise software company, from 2015 to 2018, MINDBODY, Inc., a cloud-based wellness services marketplace (acquired by Vista Equity Partners), from 2015 to 2019, Xero Limited, an online accounting software company, from 2015 to 2020, Slack Technologies, Inc., a provider of cloud-based professional collaboration tools, from 2018 to 2021, Elliott Opportunity II Corp., a special purchase acquisition company, from June to December 2021 and BlackLine, Inc., a provider of cloud-based solutions for finance and accounting, from 2015 to 2022. Mr. Smith holds a B.Sc. from Bristol University in England and qualified as a chartered accountant in England and Wales.
Mr. Smith brings the following primary experiences, qualifications and skills to the Board:

- Scaling a SaaS business
- Investment
- CEO experience
- Cloud transformation
- Key customer segment insight
- Finance
- People and compensation
- Governance, risk and compliance

Splunk 2023 Proxy Statement	17

Corporate Governance at Splunk

Gary Steele President and CEO of Splunk Age 60 Director Since 2022 Splunk Committee(s): None
Mr. Steele serves as our Chief Executive Officer and has in-depth knowledge of our strategies, operations and culture. In addition, he has extensive prior operational, strategic, organizational and commercial leadership experience as a Chief Executive Officer and in various leadership roles within the software industry. He brings over three decades of experience in scaling software businesses and leverages his cybersecurity expertise, deep understanding of sales strategies and commitment to driving innovation and customer success on a global scale. Mr. Steele also provides valuable perspective as a result of his service on other public company boards.

Gary Steele has served as our President, CEO and as a member of our Board since 2022. Prior to joining Splunk, he served as CEO and a director of Proofpoint, Inc., a provider of security-as-a-service solutions, from 2002 to 2022, and served as the Chair of the board of Proofpoint from 2018 to 2021. From 1997 to 2002, Mr. Steele served as Chief Executive Officer of Portera Systems Inc., a software company. Before Portera, Mr. Steele served as the vice president and general manager of the Middleware and Data Warehousing Product Group at Sybase, Inc., an enterprise and mobile software company. Mr. Steele also served in business development, marketing, and engineering roles at Sun Microsystems, Inc. and Hewlett-Packard Company, computer, computer software and information technology companies. Mr. Steele has served as a member of the board of directors of Upwork Inc., a talent freelancing platform, since 2018. Mr. Steele previously served as a member of the board of directors of Vonage Holdings Corp., a cloud communications provider, from 2016 to 2021. Mr. Steele holds a B.S. from Washington State University.
Mr. Steele brings the following primary experiences, qualifications and skills to the Board:

18

Corporate Governance at Splunk

Rick Wallace Independent President and CEO of KLA Corporation Age 63 Director Since 2022 Splunk Committee(s): Talent & Compensation Committee
Mr. Wallace currently serves as Chief Executive Officer and director at a company in a software-adjacent sector and brings significant organizational and operational leadership skills, as well as a deep understanding of business operations, strategic planning and scaling enterprises. Mr. Wallace provides valuable insights into identifying growth priorities, evolving company culture to scale and the current market and risk environment for technology companies.

Rick Wallace has served as a member of our Board since 2022. Since 2006, Mr. Wallace has served as President, CEO and a director of KLA Corporation, a supplier of industry-leading equipment and services that enable innovation throughout the electronics industry. Prior to this role, Mr. Wallace served in various leadership roles at KLA, including as Chief Operations Officer from July 2005 to December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. Prior to joining KLA, he served in engineering roles at Ultratech Stepper, Inc., a supplier of equipment to global semiconductor fabrication plants, Cypress Semiconductor Corporation, a semiconductor design and manufacturing company, and Procter & Gamble, a consumer goods company. Mr. Wallace previously served as a member of the board of directors of Proofpoint, Inc., a provider of security-as-a-service solutions, from 2017 to 2021, and NetApp, Inc., a storage and data management company, from 2011 to 2019. Mr. Wallace holds a B.S. from the University of Michigan and an M.S. from Santa Clara University.
Mr. Wallace brings the following primary experiences, qualifications and skills to the Board:

Director Independence

Our common stock is listed on The Nasdaq Global Select Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors, and subject to specified limited exceptions, all members of its audit, compensation, and nominating and corporate governance committees must be independent. Under those rules, a director is independent only if a company’s board of directors makes an affirmative determination that the director has no material relationship with the company that would impair his or her independence.

Our Board has undertaken a review of the independence of each director. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock of each non-employee director, as well as relationships that our directors may have with our customers and vendors. Based on this review, our Board has determined that Messrs. Carges, Hao, Smith, Tunnell, Visoso and Wallace, Mses. Morrison, Rangan and Steele and General Via (ret) are “independent directors” as that term is defined under the rules of The Nasdaq Stock Market for purposes of serving on our Board and committees of our Board.

Stockholder Recommendations

The Governance & Sustainability Committee will consider candidates for director recommended by stockholders holding at least one percent of our fully diluted capitalization continuously for at least 12 months. The Governance & Sustainability Committee will evaluate such recommendations in accordance with its charter, our Bylaws, our policies and procedures for director candidates, as well as the nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Stockholders meeting the applicable requirements who wish to recommend a candidate for

Splunk 2023 Proxy Statement	19

Corporate Governance at Splunk

nomination should contact our Corporate Secretary in writing. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our Board. The Governance & Sustainability Committee has discretion to decide which individuals to recommend for nomination as directors. We did not receive any stockholder recommendations in fiscal 2023.

Stockholder Nominations

Our Bylaws permit stockholders to nominate director candidates through proxy access for inclusion in our proxy statement.

PROXY ACCESS PROCESS

1	2	3
a single stockholder, or group of up to 20 stockholders (or 25 stockholders, if our annual revenues are greater than $4 billion for the most recently completed fiscal year) owning 3% outstanding stock for at least 3 years consecutively	the individual or group may submit
up to 20%
(if there are 10 or more directors in office) or
up to 25%
(if there are nine or fewer directors in office) of the directors then in office, but in no case less than
	one nominee	stockholders and nominees who satisfy the requirements specified by our Bylaws are included in the proxy statement

To be timely for our 2024 annual meeting of stockholders, our Corporate Secretary must receive a stockholder’s notice of a proxy access nomination at our principal executive offices:

●	not earlier than December 10, 2023; and
●	not later than the close of business on January 9, 2024.

Advance Notice Procedures

Our Bylaws also permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described under “Other Matters—Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

20

Corporate Governance at Splunk

Board’s Role and Responsibilities

Stockholders elect the Board to oversee our management team and to serve stockholders’ long-term interests. In exercising their fiduciary duties, the Board represents and acts in the interests of our stockholders and is committed to strong corporate governance. The Board is deeply involved in the Company’s strategic planning process, risk oversight, human capital management, succession planning and selecting and evaluating the performance of our CEO.

Long-Term Strategic Planning

Our Board recognizes the importance of assuring that our overall business strategy is designed to create long-term, sustainable value for our stockholders. As a result, our Board maintains an active oversight role in helping our management team formulate, plan and implement the Company’s strategy. The Board and our management team routinely discuss the execution of our long-term strategic plans, the status of key initiatives and the key opportunities and risks facing the Company. At least annually, the Board participates in an in-depth review of the Company’s overall strategy with our management team. The Board and our management team discuss our industry and the competitive landscape, and the Company’s short- and long-term plans and priorities. In addition to our business strategy, the Board reviews the Company’s financial plan for the upcoming year, which is aligned to the Company’s long-term strategic plans and priorities.

Risk Oversight

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to the Company and our stockholders. Our Board is responsible for assuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our risk management programs and practices. This oversight responsibility includes areas such as strategic risks (including risks related to product, go-to-market and sales strategies), competitive risks, financial and macroeconomic risks, brand and reputation risks, legal, compliance and governance risks, geo-political risks, operational risks, ESG risks and cybersecurity and technology risks.

Our Board exercises its risk oversight responsibility both directly and through its four standing committees, each of which is delegated specific risks and keeps our Board informed of its oversight responsibilities through regular reports by the committee chairs. Our management team is responsible for the day-to-day management of risks we face, and members of our management team engage with the Board and its four standing committees regularly regarding such risks. Throughout the year, our Board and each committee spend a portion of their time reviewing and discussing specific risk topics.

Splunk 2023 Proxy Statement	21

Corporate Governance at Splunk

The following are the key oversight responsibilities of our Board and its committees:

BOARD OF DIRECTORS
Oversees Major Risks
●Strategic and competitive ●Operational ●ESG	●Financial and macroeconomic ●Data protection and cybersecurity	●Brand and reputational ●Succession planning ●Geo-political	●Legal and compliance ●Culture

AUDIT COMMITTEE	TALENT & COMPENSATION COMMITTEE	GOVERNANCE & SUSTAINABILITY COMMITTEE	CYBERSECURITY & DATA RESPONSIBILITY COMMITTEE
Primary Risk Oversight ●Risk management framework ●Financial statements, financial reporting and internal controls ●Legal and compliance ●Financial and investment	Primary Risk Oversight ●Employee compensation policies and practices ●Non-executive director compensation policies and practices ●Human capital management ●CEO and management succession planning	Primary Risk Oversight ●Governance framework ●Board evaluation and effectiveness ●Board succession planning ●Conflicts of interest and compliance ●ESG activities, programs and public disclosure	Primary Risk Oversight ●Data privacy ●Cybersecurity ●Data protection ●Breach incident response and management ●Business continuity and disaster recovery for cyber events

MANAGEMENT
The primary responsibility for the identification, assessment and management of the various risks that the Company faces resides with our management team. The Company has established a formal risk assessment framework through its enterprise risk management (“ERM”) program to facilitate risk assessment across the enterprise. The ERM program monitors the state of risks and changes to the Company’s internal and external business environment and risk profile, and reports on key enterprise risks and risk management activities to the Board and Audit Committee on a periodic basis.

Core Business Functions Oversight

As part of our program to keep the Board informed in a timely and relevant manner, those employees representing certain core business functions also regularly engage with the Board and its committees. For example:

●	Our Chief Information Security Officer (“CISO”) provides regular reports to the Cybersecurity & Data Responsibility Committee on cybersecurity risks. The Audit Committee receives periodic updates about maturity and readiness assessments performed internally and reviewed by our CISO.
●	Our Chief People Officer periodically reviews and discusses with the Talent & Compensation Committee the Company’s human capital management activities including, among other things, matters related to talent management and development, talent acquisition, employee engagement and diversity, equity, inclusion and belonging. Information about our general approach to human capital management is available in the “Human Capital” section of our Annual Report on Form 10-K for the fiscal year ended January 31, 2023. Our human capital management disclosures in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 are referenced for general information only and are not incorporated by reference in this proxy statement.

22

Corporate Governance at Splunk

●	Reporting to the Audit Committee, our internal audit function provides objective audit, investigative, and advisory services aimed at providing assurance to our management team and the Board that the Company is anticipating, identifying, assessing and appropriately prioritizing and mitigating risks.
●	Representatives from our Legal & Global Affairs team update our Board regularly on material legal, ethics, compliance, governance and geo-political matters. Our Chief Ethics and Compliance Officer, who reports to the Chief Legal Officer, oversees risks related to ethics and compliance, labor and employment and disputes and litigation, and provides regular reports to the Audit Committee regarding these areas.
●	Our Strategy and Corporate Development team, along with others, assists the Board in its governance of strategic acquisitions and investments and assessments of the competitive landscape.

Our Board believes that its current leadership structure, described in detail under “Board Effectiveness” on page 23, supports the risk oversight function of our Board by providing for open communication between our management team and our Board. In addition, independent directors chair the various committees involved in assisting with risk oversight, and all directors are involved in the risk oversight function.

Leadership Development and Management Succession Planning

The Board and management team recognize the importance of continuously developing our executive talent. The Talent & Compensation Committee periodically reviews the performance of, and succession planning for, our management team, and reports its findings and recommendations to the Board, works with the Board in evaluating potential successors to management positions and confers with the CEO to encourage our management team’s employee development programs. The Talent & Compensation Committee also periodically reviews a succession plan for the CEO position, using formal criteria to evaluate potential successors, and reporting such information to the Board. In conducting its evaluation, the Talent & Compensation Committee considers current and future organizational needs, competitive challenges, leadership/ management potential and development and emergency situations.

The Governance & Sustainability Committee regularly oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, experience, tenure and diversity, as described under “Board Composition—Board Refreshment and Succession Planning” beginning on page 10.

CEO Evaluation Process

Our Board conducts an annual CEO evaluation process, consisting of both a performance review and, with the Talent & Compensation Committee, a compensation analysis. The performance evaluation component is led by our Chair, who is also the chair of the Talent & Compensation Committee, and includes an assessment of the CEO’s performance in light of set objectives and a detailed CEO self-assessment. Separately, the Talent & Compensation Committee’s independent compensation consultant conducts a market analysis to assess alignment of CEO compensation with competitive market practices and provides its findings to the Talent & Compensation Committee. Once the relevant performance data has been collected, our Chair meets with the CEO to discuss his performance and then prepares and presents his evaluation on CEO performance to the Board. The Talent & Compensation Committee then meets in executive session to discuss the CEO performance evaluation results and CEO compensation. After reviewing the collected data regarding performance, the Talent & Compensation Committee makes its decision regarding CEO compensation for the fiscal year. Our CEO abstains from participating in all discussions of the Talent & Compensation Committee and Board related to the final determination of his compensation.

Board Effectiveness

Leadership Structure

Mr. Smith, one of the Company’s independent directors, currently serves as Chair. The Chair presides over meetings of the Board, presides over meetings of stockholders, works with our management team to prepare agendas for meetings of the Board, serves as a liaison between our management team and the directors, and performs additional duties as the Board determines. Our Board believes that its leadership structure appropriately and effectively allocates authority, responsibility and oversight between our management team and the members of our Board. It gives primary responsibility for the operational leadership and

Splunk 2023 Proxy Statement	23

Corporate Governance at Splunk

strategic direction of the Company to our CEO, while the Chair facilitates our Board’s independent oversight of our management team, promotes communication between our management team and our Board, engages with stockholders, when appropriate, and leads our Board’s consideration of key governance matters. Mr. Smith is an experienced director who has served on our Board for a number of years and served as interim CEO, which gives him an in-depth understanding of our strategy, operations, and risks. He brings significant leadership and knowledge of the Company to the role of Chair and is a liaison between our management team and the Board, enabling more effective agenda setting and risk management.

Our Corporate Governance Guidelines require an independent director to serve as Lead Independent Director if the Chair is not an independent director.

The Governance & Sustainability Committee periodically reviews the Board’s leadership structure and when appropriate, recommends changes to the Board’s leadership structure, taking into consideration the needs of the Board and the Company at such time.

Executive Sessions

The independent members of our Board and all committees of the Board generally meet in executive session without our management team present during their regularly scheduled board and committee meetings. For as long as we have independent Board and committee chairs, the chairs will preside over these meetings.

Board Evaluations

Each year, the Governance & Sustainability Committee reviews the format and framework of the Board and committee evaluation process and oversees the process itself.

The evaluation process has historically taken one of two forms: an internal assessment led by the independent Chair or Lead Independent Director (when we do not have an independent Chair) or an assessment using the services of an independent consultant. In either instance, the purpose of the evaluation is to focus on areas in which the Board or the committees believe contributions can be made going forward to increase the effectiveness of the Board or the committees. While this formal evaluation is conducted on an annual basis, directors share perspectives, feedback and suggestions year-round.

For fiscal 2023, as in the last several years, the Governance & Sustainability Committee used an independent consultant, experienced in corporate governance matters, to assist with the Board and committee evaluation process. Using a combination of online surveys and interviews by the consultant, directors provided feedback on individual directors, committees and the Board in general. The topics covered included, among other things, Board and committee processes, Board composition and expertise, Board refreshment and succession planning processes, and other matters designed to elicit information to be used in improving Board and committee operation, performance and capability. In addition, certain members of our management team completed an online survey regarding Board performance, were interviewed by the consultant and gave specific feedback on Board engagement with our management team.

The consultant synthesized the results and comments received during the interviews and presented its findings to the Board, which then reviewed and discussed further.

Over the past few years, the evaluation process has led to a broader scope of topics covered in Board meetings as well as improvements in Board process. Results of the process, including review of contributions and performance of each director, are used by the Governance & Sustainability Committee when considering whether to nominate the director for re-election to the Board.

●These improvements include changes relating to the preparation and distribution of Board materials, adjustments to the timing and location of Board and committee meetings, refining virtual Board and committee meeting formats, a directors’ education day, an annual in-depth review of the Company’s overall strategy with our management team and a more fluid discussion of anticipated future director skills.
●The Board and management team also developed a shared understanding on Board dynamics and progress made and agreed on areas of focus for improved performance.
●The process has also informed Board and committee composition and leadership roles, including evolution of our director skills and experience qualifications criteria to meet the current and anticipated needs of the business and improved structure and transparency around Board refreshment and succession planning.

24

Corporate Governance at Splunk

Director Onboarding and Continuing Education

As part of our onboarding process, all new directors participate in an orientation program which familiarizes them with the Company’s business, operations, strategies and corporate governance practices, and assists them in developing Company and industry knowledge to optimize their service on the Board. Our onboarding process also includes meetings with members of our management team to accelerate their ability to engage fully and effectively in deliberations of our Board.

The Company encourages directors to participate in continuing education programs focused on the Company’s business and industry, committee roles and responsibilities and legal and ethical responsibilities of directors. The Company reimburses directors for their expenses associated with continuing education. We provide membership in the National Association of Corporate Directors to all Board members. We also encourage our directors to attend Splunk events such as our annual users’ conference and take virtual Splunk education classes. Continuing director education is also provided during Board meetings and other Board discussions as part of the formal meetings and may include internally developed materials and presentations as well as programs presented by third parties.

Board Meetings and Committees

During our fiscal year ended January 31, 2023, the Board held 10 meetings, and all directors attended at least 75% of the total number of meetings of the Board during the period for which he or she has been a director and the committees of which such director was a member during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage directors to attend. Ten of our then-serving directors attended our 2022 annual meeting of stockholders. Our Board has an Audit Committee, a Talent & Compensation Committee, a Governance & Sustainability Committee and a Cybersecurity & Data Responsibility Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Splunk 2023 Proxy Statement	25

Corporate Governance at Splunk

Luis Visoso
Chair
Our Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the Audit Committee Charter is available on our investor website at http:// investors.splunk.com/ corporate-governance.
Number of Meetings: 9

AUDIT COMMITTEE
The current members of our Audit Committee are Ms. Morrison and Messrs. Tunnell and Visoso. Our Board has determined that each of the members of our Audit Committee satisfies the requirements for independence and financial literacy under the rules and regulations of The Nasdaq Stock Market and the SEC applicable to Audit Committee members. Mr. Boyle, who served on the Audit Committee until March 2023, was independent during his service and an audit committee financial expert as contemplated by the rules of the SEC. Our Board also determined that Messrs. Tunnell and Visoso are audit committee financial experts as contemplated by the rules of the SEC.
Our Audit Committee oversees our accounting and financial reporting processes and the audit of our financial statements and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:
●appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between our management team and the independent registered public accounting firm regarding financial reporting and any other required communications described in applicable accounting standards, including critical audit matters;
●approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
●reviewing the qualifications and independence of the independent registered public accounting firm;
●reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
●reviewing the adequacy and effectiveness of our internal control over financial reporting;
●establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, the prompt internal reporting of violations of the Code of Business Conduct and Ethics (the "Code of Conduct") that could have a significant impact on our financial statements, and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
●preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
●reviewing and discussing with our management team and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;
●reviewing and maintaining the related person transaction policy to ensure compliance with applicable law and that any proposed related person transactions are disclosed as required;
●overseeing the implementation and performance of the internal audit function;
●overseeing compliance with the Code of Conduct and reviewing, in conjunction with counsel, any legal matters that could have a significant impact on our financial statements;
●overseeing the adequacy and effectiveness of our enterprise risk management framework;
●overseeing disclosure of ESG metrics and key performance indicators, as well as the development and implementation of disclosure controls and procedures with regard to reporting such metrics and indicators; and
●reviewing our information technology risks, controls and procedures.

26

Corporate Governance at Splunk

Graham V. Smith
Chair
Our Talent & Compensation Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the Talent & Compensation Committee Charter is available on our investor website at http:// investors.splunk.com/ corporate-governance.
Number of Meetings: 10

TALENT & COMPENSATION COMMITTEE
The current members of our Talent & Compensation Committee are Messrs. Hao, Smith and Wallace. Our Board has determined that each of the members of our Talent & Compensation Committee is independent within the meaning of the applicable independence requirements of The Nasdaq Stock Market. Mr. Newberry and Ms. Steele, who served on the Talent & Compensation Committee until October 2022, were independent during their service. Our Board has also determined that the charter and responsibilities of our Talent & Compensation Committee comply with any applicable requirements of The Nasdaq Stock Market and SEC rules and regulations.
Our Talent & Compensation Committee oversees our compensation policies, plans and programs. Our Talent & Compensation Committee is responsible for, among other things:
●reviewing our policies, strategies and progress related to human capital management activities, including the disclosure of such activities in public filings and reports;
●reviewing periodically the succession planning for our CEO and other executive officers;
●annually reviewing and approving the primary components of compensation for our CEO and other executive officers;
●reviewing and approving compensation and corporate goals and objectives relevant to the compensation for our CEO and other executive officers;
●evaluating the performance of our CEO and other executive officers in light of established goals and objectives;
●periodically evaluating the competitiveness of the compensation of our CEO and other executive officers and our overall compensation plans;
●providing oversight of our overall compensation plans and of our 401(k) plan;
●reviewing and discussing with our management team the risks arising from our compensation policies and practices for all employees to determine if there is a reasonable likelihood of a material adverse effect on us;
●evaluating and making recommendations regarding director compensation;
●adopting, amending and administering any clawback policies; and
●administering our equity compensation plans.
Our Talent & Compensation Committee has delegated certain day-to-day administrative and ministerial functions to our officers under our equity compensation plans and our 401(k) plan.
Compensation Committee Interlocks and Insider Participation. None of Messrs. Carges, Hao, Newberry, Smith, Wallace and Ms. Steele, who serve or have served during the past fiscal year as members of our Talent & Compensation Committee, are an officer or employee of our Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Talent & Compensation Committee.

Splunk 2023 Proxy Statement	27

Corporate Governance at Splunk

Elisa Steele
Chair
Our Governance & Sustainability Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the Governance & Sustainability Committee Charter is available on our investor website at http:// investors.splunk.com/ corporate-governance.
Number of Meetings: 6

GOVERNANCE & SUSTAINABILITY COMMITTEE
The current members of our Governance & Sustainability Committee are Mr. Smith and Mses. Rangan and Steele. Our Board has determined that each of the members of our Governance & Sustainability Committee is independent within applicable rules of The Nasdaq Stock Market. Ms. Baack and Mr. Visoso, who served on the Governance & Sustainability until December 2022 and April 2023, respectively, were independent during their service.
Our Governance & Sustainability Committee oversees and assists our Board in reviewing and recommending corporate governance policies and nominees for election to our Board and its committees. Our Governance & Sustainability Committee is responsible for, among other things:
●recommending desired qualifications for Board and committee membership and identifying, considering and recommending potential members of our Board;
●evaluating and making recommendations regarding the composition and leadership structure of our Board and determining relevant criteria for Board membership;
●reviewing and approving, the Code of Conduct and the Company’s insider trading policy;
●assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and the size of our Board and its committees;
●evaluating and making recommendations regarding the creation of additional committees or dissolution of committees;
●reviewing and making recommendations with regard to our Corporate Governance Guidelines and overseeing compliance with laws and regulations applicable to the subject matter of the committee;
●reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee;
●providing oversight of our stockholder engagement program; and
●overseeing and reviewing our ESG activities, programs and public disclosure, including in light of any stockholder feedback.

General Dennis Via
(ret) Chair
Our Cybersecurity & Data Responsibility Committee operates under a written charter that was adopted by our Board. A copy of the Cybersecurity & Data Responsibility Committee Charter is available on our investor website at http:// investors.splunk.com/ corporate-governance.
Number of Meetings: 3

CYBERSECURITY & DATA RESPONSIBILITY COMMITTEE
The current members of our Cybersecurity & Data Responsibility Committee, formed in March 2022, are Mr. Carges, General Via (ret) and Ms. Morrison.
Our Cybersecurity & Data Responsibility Committee oversees and makes recommendations to our Board, as necessary, on matters concerning our cybersecurity and data protection objectives, strategies, capabilities, initiatives, and risk assessment and mitigation protocols. Our Cybersecurity & Data Responsibility Committee is responsible for, among other things:
●overseeing, and reviewing with our management team, the overall assessment of our cybersecurity threats, risks, and control programs;
●overseeing, and reviewing with our management team, our data protection programs;
●reviewing our programs to help prevent, detect, and respond to cyber attacks, data breaches, and unplanned outages, and any related material incidents;
●reviewing our business continuity planning and disaster recovery protocols for cyber events;
●periodically reviewing or discussing with our management team the adequacy and effectiveness of our processes and controls for making required or voluntary disclosures, in each case relating to cybersecurity and data protection matters; and
●annually reviewing the appropriateness and adequacy of our cybersecurity insurance coverage.

28

Corporate Governance at Splunk

Non-Employee Director Compensation

Our non-employee director compensation program is designed to attract, retain and reward qualified non-employee directors and align the financial interests of non-employee directors with those of our stockholders. Pursuant to this program, each member of our Board who is not our employee received the cash and equity compensation for fiscal 2023 Board service described below. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings, assisting with other Company business, such as meeting with potential officer and director candidates, as well as continuing director education.

Our Talent & Compensation Committee has the primary responsibility for reviewing the compensation paid to our non-employee directors and making recommendations for adjustments, as appropriate, to the full Board. The Talent & Compensation Committee undertakes an annual review of the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by its independent compensation consultant, Compensia, a national compensation consulting firm (“Compensia”). As part of its analysis, Compensia reviews non-employee director compensation trends and data from companies comprising the same compensation peer group used by the Talent & Compensation Committee in connection with its review of executive compensation. The Board believes that the fiscal 2023 compensation program for our non-employee directors attracted, retained and rewarded qualified non-employee directors, consistent with market practices and the demands placed on our Board.

In March 2022, our 2012 Equity Incentive Plan, as amended (the “2012 Plan”), expired by its terms, ten years after it was adopted by the Board and stockholders in connection with the Company’s 2012 initial public offering. In connection with the expiration of the 2012 Plan, our Board suspended grants of equity compensation to new and continuing non-employee directors under our non-employee director compensation program from mid-March 2022 until mid-June 2022, when our stockholders approved our 2022 Equity Incentive Plan (the “2022 Plan”). In addition, in connection with the establishment of the Cybersecurity & Data Responsibility Committee of our Board in March 2022, and following a market assessment and analysis by Compensia, our Board approved the cash compensation noted below for the chair and the other members of that committee.

Among the Highlights of Our Program:

●Periodic market assessments and analyses by the Talent & Compensation Committee’s independent compensation consultant.
●Equity makes up a meaningful portion of the non-employee directors’ overall compensation mix to align interests with stockholders.
●Reasonable cash retainers for leadership roles and committee membership to recognize additional time commitment.
●Stock ownership guidelines of the lesser of five times the annual Board membership cash retainer and 4,000 shares support alignment with stockholders’ interests.
●No short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives of our common stock.
●No additional fees are paid for Board meeting attendance.

Fiscal 2023 Cash Compensation

In fiscal 2023, our non-employee directors were entitled to receive the following cash compensation for their services:

●	$50,000 per year for service as a Board member;
●	$25,000 per year for service as chair of the Audit Committee;
●	$20,000 per year for service as chair of the Talent & Compensation Committee or the Cybersecurity & Data Responsibility Committee;
●	$10,000 per year for service as a member of the Audit Committee, the Talent & Compensation Committee or the Cybersecurity & Data Responsibility Committee;
●	$12,500 per year for service as chair of the Governance & Sustainability Committee;
●	$5,000 per year for service as a member of the Governance & Sustainability Committee;
●	$30,000 per year for service as Lead Independent Director; and
●	$50,000 per year for service as non-executive Chair.

All cash payments to our non-employee directors are paid quarterly in arrears.

Splunk 2023 Proxy Statement	29

Corporate Governance at Splunk

Fiscal 2023 Equity Compensation

Initial Award. In fiscal 2023, each non-employee director who first joined our Board was granted an initial restricted stock unit, or RSU, award having an award value of $350,000, measured as of the date on which such person became a non-employee director, whether through election by our stockholders or appointment by our Board to fill a vacancy. An employee director who ceases to be an employee but remains a director will not receive this initial RSU award. An initial RSU award will vest as to one-third of the shares subject to the award on each of the first three anniversaries of the grant date, subject to continued service as a member of our Board through each such vesting date.

Annual Award. In fiscal 2023, each then-serving non-employee director was automatically granted an RSU award having an award value of $270,000 on the date of the annual meeting of stockholders. Grants of annual RSU awards will vest as to one-fourth of the shares subject to the award on the immediately following September 10, December 10, March 10 and June 10 (or our next annual meeting of stockholders if earlier), subject to continued service as a member of our Board through each such vesting date.

Discretionary Award. In fiscal 2023, if the date of a non-employee director’s initial appointment to the Board occurred other than on the date of the annual meeting of stockholders at which non-employee directors are elected, or at any other time and for any other reason as the Board determines appropriate, the Board could have granted a non-employee director a discretionary supplemental award under our non-employee director compensation program. In connection with their appointment to the Board in fiscal 2023 and consistent with our past practice, Messrs. Tunnell, Visoso and Wallace each received a discretionary supplemental RSU award, intended to make them whole for an annual award, with an award value prorated based on the months of service between their initial appointment and our next annual meeting of stockholders. For Messrs. Tunnell and Wallace, who joined the Board after our 2022 Annual Meeting, these RSU awards will vest on the day prior to our 2023 Annual Meeting, subject to continued service through such date. For Mr. Visoso, who joined our board prior to our 2022 Annual Meeting, the RSU awards vested in connection with the 2022 Annual Meeting.

Change in Control. Under the terms of our 2012 Plan, if the Company experiences a change in control and our non-employee director equity awards are not assumed or substituted for, those awards will accelerate and become fully vested. If those awards are assumed or substituted for and the director’s service as a director is subsequently involuntarily terminated or the director resigns at the request of the acquiring company, those awards will accelerate and become fully vested. Under the terms of our 2022 Plan, if the Company experiences a change in control, our non-employee director equity awards will accelerate and become fully vested.

Death. Under the terms of our 2012 Plan and 2022 Plan, if a non-employee director dies, 100% of such non-employee director’s outstanding equity awards will immediately vest (or 50% in the event he or she has been in service with us for less than a year.)

Expiration of 2012 Plan. As noted above, in March 2022, the 2012 Plan expired by its terms, ten years after it was adopted by the Board and stockholders in connection with the Company’s 2012 initial public offering. In connection with the expiration of the 2012 Plan, our Board suspended grants of equity compensation to new and continuing non-employee directors under our non-employee director compensation program from mid-March 2022 until mid-June 2022, when our stockholders approved the 2022 Plan. Mr. Visoso was appointed to our Board during this suspension and, consequently, our Board granted him an Initial Award and Discretionary Award immediately following such suspension. Under the 2022 Plan, no non-employee director may be paid, issued, or granted, in any fiscal year of the Company, equity awards (including any awards issued under the 2022 Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $750,000, increased to $1,500,000 for such non-employee director for the fiscal year in which he or she joins our Board as a non-employee director.

30

Corporate Governance at Splunk

Fiscal 2023 Director Compensation

The following table sets forth information regarding total compensation paid in fiscal 2023, in accordance with our non-employee director compensation program, to each person who served as a non-employee director during fiscal 2023. Mr. Steele did not receive compensation for his service as a director in fiscal 2023. Mr. Steele’s compensation for his services as an employee is discussed under “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Compensation Tables,” below.

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		Total ($)
Sara Baack(3)	58,155		197,403		255,558
Sean Boyle(4)	75,000		197,403		272,403
Mark Carges	79,140		197,403		276,543
Kenneth Hao	50,543		197,403		247,946
Patricia Morrison	71,081		197,403		268,484
Stephen Newberry(5)	81,334		197,403		278,737
Graham Smith(6)	66,428		197,403		263,831
Elisa Steele	62,701		197,403		260,104
David Tunnell	2,853	(7)	492,664	(8)	495,517
General Dennis Via	63,511		197,403		260,914
Luis Visoso	37,065	(9)	470,129	(10)	507,194
Sri Viswanath(11)	33,549		––		33,549
Richard Wallace	3,424	(12)	492,664	(13)	496,088
(1)	The amounts reported in this column reflect the aggregate grant date fair value of the RSUs granted to our non-employee directors during fiscal 2023 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not necessarily correspond to the actual value recognized by the non-employee directors. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023.
(2)	Other than Messrs. Tunnell, Viswanath and Wallace, each non-employee director was granted an annual award of 2,301 RSUs on June 29, 2022, with a grant date fair value of $197,403. Twenty-five percent of the RSUs vest on each of September 10, 2022, December 10, 2022, March 10, 2023 and June 10, 2023 (or the next annual meeting of stockholders if earlier), subject to the director’s continued service through such date.
(3)	Ms. Baack resigned from our Board effective December 12, 2022. Upon her resignation date, Ms. Baack entered into a consulting arrangement pursuant to which she agreed to continue to provide services to our Chief Executive Officer and other members of the Board, as requested, until June 30, 2023. In exchange, Ms. Baack will continue to vest in the remaining 1,151 shares of her June 29, 2022 RSU grant. Because the aggregate grant date fair value of these RSUs is disclosed in the Stock Awards column, it is not reflected in an All Other Compensation column.
(4)	Mr. Boyle resigned from our Board effective March 16, 2023.
(5)	Mr. Newberry resigned from our Board effective December 12, 2022. Upon his resignation date, Mr. Newberry entered into a consulting arrangement pursuant to which he agreed to continue to provide services to our Chief Executive Officer and other members of the Board, as requested, until June 30, 2023. In exchange, Mr. Newberry will continue to vest in the remaining 1,151 shares of his June 29, 2022 RSU grant. Because the aggregate grant date fair value of these RSUs is disclosed in the Stock Awards column, it is not reflected in an All Other Compensation column.
(6)	Mr. Smith was our interim CEO effective November 13, 2021 through April 11, 2022. In connection with this role, the Company entered into an offer letter with Mr. Smith. Pursuant to the offer letter, Mr. Smith’s outstanding equity awards received in connection with his service as a non-employee director continued to vest on their terms (based on his service as a member of the Board). During the term of his employment as interim CEO, Mr. Smith did not receive any other compensation for his service as a member of the Board. The cash compensation shown in this table reflects cash compensation paid to Mr. Smith in fiscal 2023 for his services as a non-employee director after serving as our interim CEO. Mr. Smith’s compensation for his service as interim CEO during fiscal 2023 is discussed in the “Executive Compensation—Compensation Discussion and Analysis” section beginning on page 43, and the related compensation tables and narratives that follow such section.
(7)	Mr. Tunnell was appointed to our Board effective October 11, 2022, and his cash Board fees were prorated based on the number of days he served as a director in fiscal 2023.
(8)	Mr. Tunnell was granted an initial award of 4,468 RSUs on October 11, 2022, with a grant date fair value of $313,520, computed in accordance with ASC Topic 718. One-third of these RSUs will vest on each anniversary of the date of grant, subject to his continued service as a director through each such vesting date. Mr. Tunnell was granted an additional prorated supplemental discretionary annual award of 2,553 RSUs on October 11, 2022 with a grant date fair value of $179,144 computed in accordance with ASC Topic 718. The RSUs subject to this award will vest on the day prior to the Annual Meeting, subject to his continued service through such date.
(9)	Mr. Visoso was appointed to our Board effective April 6, 2022, and his cash Board fees were prorated based on the number of days he served as a director in fiscal 2023.

Splunk 2023 Proxy Statement	31

Corporate Governance at Splunk

(10)	Mr. Visoso was granted an initial award of 2,817 RSUs on June 29, 2022, with a grant date fair value of $241,670, computed in accordance with ASC Topic 718. One-third of these RSUs will vest on each anniversary of April 6, 2022, subject to his continued service as a director through each such vesting date. Mr. Visoso was granted an additional prorated supplemental discretionary annual award of 362 RSUs on June 29, 2022, with a grant date fair value of $31,056 computed in accordance with ASC Topic 718. This award was fully vested at the time of grant, since, as described above, the award was intended to make Mr. Visoso whole for an award that (i) he would have received upon his appointment to the Board and (ii) but for the suspension of equity awards under our non-employee director compensation program described above, would have vested on June 17, 2022. As noted above, Mr. Visoso was granted an annual award of 2,301 RSUs on June 29, 2022, with a grant date fair value of $197,403. Twenty-five percent of the RSUs vest on each of September 10, 2022, December 10, 2022, March 10, 2023 and June 10, 2023 (or the next annual meeting of stockholders if earlier), subject to his continued service through such date.
(11)	Mr. Viswanath was not nominated for re-election at the 2022 Annual Meeting and departed from our Board effective immediately following the 2022 Annual Meeting on June 16, 2022. His Board and committee fees were prorated based on the number of days he served as a director, and he forfeited his unvested RSUs upon his departure from our Board.
(12)	Mr. Wallace was appointed to our Board effective October 11, 2022, and his cash Board fees were prorated based on the number of days he served as a director in fiscal 2023.
(13)	Mr. Wallace was granted an initial award of 4,468 RSUs on October 11, 2022, with a grant date fair value of $313,520, computed in accordance with ASC Topic 718. One-third of these RSUs will vest on each anniversary of the date of grant, subject to his continued service as a director through each such vesting date. Mr. Wallace was granted an additional prorated supplemental discretionary annual award of 2,553 RSUs on October 11, 2022 with a grant date fair value of $179,144 computed in accordance with ASC Topic 718. The RSUs subject to this award will vest on the day prior to the Annual Meeting, subject to his continued service through such date.

As of January 31, 2023, each individual who served as a non-employee director during fiscal 2023 held the following aggregate number of shares subject to outstanding RSUs:

Director Name	Aggregate Number of Stock Awards Outstanding as of January 31, 2023
Sara Baack	1,151
Sean Boyle	1,742
Mark Carges	1,151
Kenneth Hao	2,994
Patricia Morrison	1,151
Stephen Newberry	1,151
Graham Smith	1,151
Elisa Steele	1,151
David Tunnell	7,021
General Dennis Via	1,734
Luis Visoso	3,968
Sri Viswanath	—
Richard Wallace	7,021

Stock Ownership Guidelines

Our Board believes that our non-employee directors and executive officers should hold a meaningful financial stake in the Company in order to further align their interests with those of our stockholders. To promote this belief, our Board has adopted stock ownership guidelines requiring our non-employee directors to achieve certain stock ownership levels within five years of the later of September 13, 2018 or such non-employee director’s appointment or election date, as applicable. The current stock ownership guidelines are set forth below:

•	Each non-employee director must own the lesser of (i) shares of Company common stock with a value of five times the annual cash retainer for Board service and (ii) 4,000 shares. Unvested equity awards and unexercised stock options do not count toward meeting the stock ownership guidelines.

As of the end of fiscal 2023, all of our directors met, exceeded, or are on track to meet, these guidelines based on their current rate of stock accumulations in the time frames set out in the guidelines.

32

Corporate Governance at Splunk

See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies and Information—Stock Ownership Guidelines” for information about the guidelines applicable to our executive officers.

Stockholder Engagement

We believe that effective corporate governance includes regular, constructive conversations with our stockholders on a broad range of governance and business topics, including business strategy and execution, Board refreshment, executive compensation practices, risk oversight, ESG, culture and human capital management. Stockholders provide valuable insights into emerging issues and feedback on our related programs. We believe that ongoing engagement builds mutual trust and understanding with our stockholders and is essential to our long-term success.

We Reached out to Institutional Stockholders Representing 62% of shares outstanding	We Engaged with Institutional Stockholders Representing 33% of shares outstanding	Independent Chair and Chief Executive Officer Participated in Calls with Institutional Stockholders Representing 29% of shares outstanding

In general, our stockholders have a long-term outlook and understand that we have historically faced a talent war. The stockholder feedback we received on our compensation and corporate governance practices was provided to the relevant committees and the full Board. See “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Stockholder Engagement and Our Say-On-Pay Vote” for stockholder feedback on our executive compensation program and changes we have made to our program in response thereto.

Annual Stockholder Engagement Cycle

SUMMER	We review the results of the annual meeting, together with governance trends and best practices, and regulatory developments. We start preparing our agenda for engagement in the fall.	FALL	We speak with our major stockholders and others who request meetings about significant governance and executive compensation changes, ESG updates, and other developments at the Company. We solicit feedback on topics that are important to these stockholders.

SPRING	We publish our proxy statement and annual report to our stockholders. We reach out to our major stockholders and speak with those who wish to engage on important topics to be addressed at our annual meeting. Stockholders vote on the election of directors, executive compensation, ratification of our auditors, and such other matters as may arise at our annual meeting.	WINTER	We conclude the remainder of Fall engagement as needed. We communicate to the Board and its committees any feedback received and consider those perspectives in upcoming governance and executive compensation discussions, as well as disclosure enhancements.

Splunk 2023 Proxy Statement	33

Corporate Governance at Splunk

Stockholder Communications with the Board

We have a practice of regularly engaging with stockholders to seek their feedback. Stockholders may also communicate with the Board or with an individual member of the Board by writing to the Board or to the particular member of the Board and mailing the correspondence to: c/o Corporate Secretary, Splunk Inc., 270 Brannan Street, San Francisco, California 94107. All such stockholder communications will be reviewed initially by our Corporate Secretary or the Legal Department and, if appropriate, will be forwarded to the appropriate member or members of the Board, or if none is specified, to the Chair. This process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The Corporate Secretary reports regularly to the Governance & Sustainability Committee on all correspondence received that, in the Corporate Secretary’s opinion, involves functions of the Board or its committees or that they otherwise determine merits Board attention.

ESG Oversight and Highlights

The Board believes that operating the Company sustainably benefits our many different stakeholders and drives long-term value creation. We believe that data can deliver clarity, accelerate positive change, strengthen and lift up communities, and create a more just world. We work to conduct our business in ways that are principled, transparent and accountable to our stakeholders. We focus our efforts where we can have the most positive impact on our business stakeholders and communities and are committed to effectively govern and manage the environmental and social risks and opportunities that arise from our core business strategy.

The Company’s ESG objectives include advancing and integrating the ESG issues that are most relevant to our business and stakeholders.

Oversight of ESG

We believe strong governance and oversight of the ESG issues that matter most to our business and to our stakeholders contribute both to the long-term success of our business and to the positive impacts the Company can make in society.

●	Our Board works closely with our management team to oversee ESG at the Company, both directly and through its four standing committees dedicated to areas of the program associated with their respective areas of responsibility.
●	The Governance & Sustainability Committee provides oversight of the Company’s ESG activities, programs and public disclosure, and factors in any feedback received from stockholders.
●	The Audit Committee provides oversight of the Company’s enterprise risk management framework, disclosure of ESG metrics and key performance indicators, as well as the development and implementation of disclosure controls and procedures with regard to reporting such metrics and indicators.
●	The Talent & Compensation Committee provides oversight of a range of human capital management activities, including matters relating to talent acquisition, talent management and development, and employee engagement, as well as employee diversity, equity, inclusion and belonging.
●	The Cybersecurity & Data Responsibility Committee provides oversight on matters concerning the Company’s cybersecurity and data protection objectives, strategies, capabilities, initiatives and risk assessment and mitigation protocols.

Our ESG Pillars and Highlights

In fiscal 2022, we formally launched our Global Impact Strategy, led by our Chief Social Impact Officer, which lays out a range of impact initiatives that reflect our values as a company and the issues that matter most to our internal and external stakeholders across four strategy pillars: Data Responsibility, Environmental Sustainability, Ethical and Inclusive Growth and Social Impact. The mission of our Global Impact Strategy is to bridge the data divide to find actionable solutions for humanity’s greatest challenges. A set of guiding principles to add unique value, drive collaboration, innovate for impact and embrace our stakeholders, together provide focus and direction for implementing our Global Impact Strategy.

34

Corporate Governance at Splunk

We released our second Global Impact Report in fiscal 2023 detailing our ESG and Global Impact Strategy, mission and guiding principles, along with progress achieved under each strategy pillar in fiscal 2022. The report was developed with the following leading voluntary disclosure standards as reference: The Task Force on Climate-Related Financial Disclosures (TCFD) guidelines, the Sustainability Accounting Standards Board (SASB) framework, and the GRI (formerly Global Reporting Initiative) Standards. Also in fiscal 2023, we launched the Splunk ESG Resource Center, which provides comprehensive ESG disclosures, policies and positions, as well as ESG performance data tables that are available to stakeholders.

Data Responsibility	Environmental Sustainability	Ethical and Inclusive Growth	Social Impact
●Data and AI ethics ●Data privacy ●Data security	●Climate resilience and innovation ●Resource efficiency ●Sustainable sourcing and procurement	●Diversity, equity, inclusion and belonging (DEIB) ●Supplier diversity ●Talent and careers ●Employee experience	●Employee engagement ●Impact technology ●Product donations ●Social impact investments ●Strategic giving ●Workforce development
Privacy and Security by Design is top of mind throughout our development process, and Splunk complies with industry and international security standards.
●Establishing the Cybersecurity & Data Responsibility Committee of the Board
●Launching the Customer Trust portal at Splunk Protects
●Engaging in external working group to identify and assess potential human rights vulnerabilities in the business-to-business (B2B) Software-as-a-Service (SaaS) sector
●Continuing to advance discussions, both internally and externally, on the development of best practices for the ethical use of data in the enterprise software space

Our position as the data platform leader for security and observability gives us the ability to be “all in” on sustainability and leverage our technology, expertise and talent to help build a safe, sustainable world that inspires and nourishes generations to come.
●Announcing our net zero climate commitment
●Launching the Splunk Global Climate Resilience and Innovation Strategy development project—a global, cross-functional climate initiative
●Forming the Splunk Earth Alliance—a grassroots employee-led group focused on action, support and the promotion of environmental sustainability
●Securing external assurance of our fiscal 2022 greenhouse gas inventory and implementing an ESG reporting and metrics tracking system

As Splunk grows, with it grows our vision to deliver actionable insights, accelerate positive change, strengthen and lift up communities, and create a more just world. Workforce diversity is an indispensable component of this vision, and our DEIB initiatives are central to fulfilling it.
●Publishing our third Diversity Annual Report
●Expanding the number of diverse suppliers and increasing the amount of our spending with these businesses
●Investing in developing employee recruiting programs to improve the representation of women and underrepresented groups

Our Social Impact pillar encompasses programs, commitments and initiatives that help us engage communities, employees, businesses, nonprofits and academia, and empower traditionally underrepresented members of society, providing pathways to thrive in the data age.
●Launching Splunk’s Strategic Giving program
●Investing, through the Splunk Ventures program, in for-profit social purpose startups that are innovatively applying data-driven solutions to pressing societal issues like environmental sustainability, equality and workforce development
●Donating, through Splunk and individual Splunkers, $3.7 million to support 3,380 nonprofit organizations
●Expanding Splunk’s matching gifts program and promoting virtual, skills-based volunteer opportunities

For more information about our ESG initiatives and voluntary disclosures, as well as our Global Impact Strategy, our Climate Resilience and Innovation Strategy, and our aim to bridge the data divide, please see our Global Impact website (https://www.splunk.com/en_us/global-impact.html), Resources Center (https://www.splunk.com/en_us/global-impact/esg-resources.html), and our 2021 Diversity Annual Report (https://www.splunk.com/en_us/careers/diversity/diversity-annual-report.html).

The contents of these materials are referenced for general information only and are not incorporated by reference in this proxy statement.

Splunk 2023 Proxy Statement	35

Corporate Governance at Splunk

Other Governance Policies and Practices

Related Person and Other Transactions

Policies and Procedures for Related Person Transactions

The Audit Committee of our Board has the primary responsibility for reviewing and approving or ratifying transactions with related persons. We have adopted a formal written policy providing that related persons, which include our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related person transaction with us, other than certain standing pre-approved transactions under the policy, without the prior consent of our Audit Committee.

In approving or rejecting any such proposal, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and their involvement in the transaction, if any.

In the event we become aware of a related person transaction that was not previously approved or ratified under the policy, our Audit Committee will evaluate all options available, including whether to ratify, amend, terminate, rescind or take other action as appropriate.

From time to time, we engage in ordinary course commercial transactions with other entities whose officers or directors are also directors of the Company, whose directors are officers of the Company, or whose officers or directors are immediate family members of an officer or director of the Company. Such transactions are conducted on an arm’s-length basis and our related persons do not have a material interest in such transactions. The Audit Committee has adopted standing pre-approvals under the policy for these and certain other transactions that do not create or involve a direct or indirect material interest.

In June 2021, we entered into an Investment Agreement with Silver Lake. Mr. Hao, a member of our Board since July 2021, is affiliated with Silver Lake. See “Board Composition—Board Refreshment and Succession Planning—Agreement with Silver Lake” for more information.

In September 2022, we entered into an agreement with H&F containing certain confidentiality, standstill and voting provisions. Mr. Tunnell, a member of our Board since October 2022, is a Partner at H&F. For further information regarding the agreement, a copy of such agreement, please refer to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2022.

Except as set forth above, since the beginning of our last fiscal year, there were no related person transactions, and there are not currently any proposed related person transactions, that would require disclosure under the SEC rules.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain current executive officers. See “Executive Compensation—Compensation Tables—Executive Employment Arrangements.”

We have also entered into indemnification agreements with certain directors and officers. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Anti-Hedging and Anti-Pledging Policy; Stock Trading Practices

We maintain an Insider Trading Policy that, among other things, prohibits our non-employee directors, executive officers and employees from trading during quarterly and closed trading windows. The Insider Trading Policy also prohibits our non-employee directors, executive officers, employees, certain partners with access to confidential information and third parties identified from time to time by our Insider Trading Compliance Officer from engaging in short sales, hedging, swaps, exchange funds and similar transactions designed to decrease the risks associated with holding the Company’s securities, as well as pledging the Company’s securities as collateral for loans, transactions involving derivative securities relating to our common stock, and holding Company securities in a margin account. None of the Company’s subsidiaries have publicly traded equity securities. Our Insider Trading Policy requires all non-employee directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 as amended (“Section 16 Officers”) and employees identified by the Insider Trading Compliance Officer to obtain written pre-clearance from the Insider Trading Compliance Officer or his or her designee prior to buying, selling, or engaging in any other transaction in the Company’s securities.

36

Corporate Governance at Splunk

Further, we have adopted Rule 10b5-1 Trading Plan Guidelines that permit our non-employee directors, Section 16 Officers and certain employees to adopt Rule 10b5-1 trading plans (“10b5-1 plans”). Under our 10b5-1 Trading Plan Guidelines, 10b5-1 plans may only be adopted or modified during an open trading window under our Insider Trading Policy and only when such individual does not otherwise possess material nonpublic information about the Company. In December 2022, the SEC adopted new rules applicable to 10b5-1 plans, effective February 27, 2023. All 10b5-1 plans must comply with the revised rules and must be approved by our Insider Trading Compliance Officer or a designee.

Splunk 2023 Proxy Statement	37

Audit Committee Matters

2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board recommends a vote “FOR” the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2024.

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our financial statements for the fiscal year ending January 31, 2024. During our fiscal year ended January 31, 2023, PwC served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Splunk and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending January 31, 2024. Our Audit Committee is submitting the selection of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

The ratification of the appointment of PwC must receive the affirmative vote of at least a majority of the shares present in person (virtually) or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present in person (virtually) or by proxy and thus will have the same effect as votes “Against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. If the stockholders do not ratify the appointment of PwC, the Board or Audit Committee will reconsider the appointment.

38

Audit Committee Matters

Report of the Audit Committee

The Audit Committee is a committee of the Board comprised solely of independent directors, as required by the listing standards of The Nasdaq Stock Market and rules of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on our investor website at http://investors.splunk.com/corporate-governance. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

As of the date this report was approved, the Audit Committee consisted of three members: Patricia Morrison, David Tunnell and Luis Visoso. Messrs. Tunnell and Visoso are each an “audit committee financial expert” as defined under SEC rules and regulations. With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. PwC is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the Company’s financial statements or guarantee the audits or reports of PwC. These are the fundamental responsibilities of management and PwC. In the performance of its oversight function, the Audit Committee has:

●	reviewed and discussed the audited financial statements with management and PwC;
●	discussed with PwC the applicable requirements of the Public Company Accounting Oversight Board; and
●	received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence

Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2023 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board:

Luis Visoso (Chair)
Patricia Morrison
David Tunnell

Splunk 2023 Proxy Statement	39

Audit Committee Matters

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended January 31, 2022 and 2023. All fees were pre-approved by the Audit Committee in accordance with the policy described below.

	2022 ($)	2023 ($)
Audit Fees(1)	5,083,435	5,193,993
Audit-Related Fees	—	—
Tax Fees(2)	645,435	139,256
All Other Fees(3)	3,870	3,944
Total:	5,732,740	5,337,193

(1)	Audit fees consist of fees for professional services provided in connection with the integrated audit of our annual financial statements, management’s report on internal controls, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2)	Tax fees consist of fees billed for tax compliance, consultation and planning services.
(3)	All other fees consist of fees billed for access to online accounting and tax research software.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a description of services expected to be rendered during that year to the Audit Committee for approval.

The Audit Committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and our management team to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

40

Our Executive Officers

The following table identifies certain information about our executive officers as of May 1, 2023. Executive officers are appointed by the Board to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Gary Steele	60	President and Chief Executive Officer
Tom Casey	54	Senior Vice President, Products & Technology
Scott Morgan	52	Senior Vice President, Chief Legal Officer, Global Affairs and Secretary
Brian Roberts	54	Senior Vice President and Chief Financial Officer
Christian Smith	58	Senior Vice President, Chief Revenue Officer

Gary Steele has served as our President, Chief Executive Officer and member of our Board since April 2022. Prior to joining us, Mr. Steele served as the Chief Executive Officer and as a director of Proofpoint, Inc., a provider of security-as-a-service solutions, from 2002 to 2022, and served as the Chairman of the board of Proofpoint from 2018 to 2021. From 1997 to 2002, Mr. Steele served as Chief Executive Officer of Portera Systems Inc., a software company. Before Portera, Mr. Steele served as the vice president and general manager of the Middleware and Data Warehousing Product Group at Sybase, Inc., an enterprise and mobile software company. Mr. Steele also served in business development, marketing, and engineering roles at Sun Microsystems, Inc. and Hewlett-Packard Company, computer, computer software and information technology companies. Mr. Steele has served as a member of the board of directors of Upwork Inc., a talent freelancing platform, since 2018. Mr. Steele previously served as a member of the board of directors of Vonage Holdings Corp., a cloud communications provider, from 2016 to 2021. Mr. Steele holds a B.S. from Washington State University.

Tom Casey has served as our Senior Vice President, Products & Technology since 2023. Prior to this role, Mr. Casey served as our Senior Vice President and General Manager, Platform from September 2022 to January 2023. Previously, Mr. Casey served as Senior Vice President, Engineering at DocuSign, a software-as-a-service (SaaS) company most notably known for its e-signature product, from 2016 to 2022. Prior to DocuSign, Mr. Casey served as Vice President, Platform and Infrastructure at Apptio, a developer of technology business management (TBM) SaaS applications, from 2014 to 2016. Previously, he spent 16 years at Microsoft, a technology company, in a number of leadership positions in product and engineering. Mr. Casey holds a B.S. from the University of Arizona.

Scott Morgan has served as our Senior Vice President, Chief Legal Officer since 2019 and our Secretary since 2018. Mr. Morgan has also led our Global Affairs organizations since 2020. Prior to this role, Mr. Morgan served as our General Counsel from 2017 to 2019, as our Vice President, Associate General Counsel from 2014 to 2017 and as our Associate General Counsel from 2012 to 2014. He also served as our Assistant Secretary from 2012 to 2018. Prior to joining us, Mr. Morgan served as legal counsel at Autodesk, Inc., a design software and services company and Tellabs, Inc., a provider of access networks solutions. Mr. Morgan began his career as an associate at Morrison & Foerster LLP and at Thoits, Love, Hershberger & McClean LLP. Mr. Morgan holds a B.A. from the University of California, Berkeley and a J.D. from UC College of the Law, San Francisco (formerly known as UC Hastings).

Brian Roberts has served as our Senior Vice President and Chief Financial Officer since 2023. Prior to joining us, Mr. Roberts served as Chief Financial Officer of Ozone Networks, Inc. (d/b/a OpenSea), a non-fungible token (NFT) marketplace, from 2021 to 2022. Prior to this role, Mr. Roberts served as Chief Financial Officer of Lyft, Inc., a transportation platform company, from 2014 to 2021 and served as its Senior Vice President, Partnerships and Corporate Development in 2014. From 2011 to 2014, Mr. Roberts served as Senior Vice President, Business Development and Strategy at Walmart Global eCommerce, a division of Walmart Inc., a multinational retail company. Prior to Walmart, Mr. Roberts served as Senior Managing Director at Evercore Inc., an investment banking advisory firm, and before that in corporate development leadership roles at Microsoft Corporation and Inktomi Corporation, software companies. Mr. Roberts holds a B.A. from the University of California, Berkeley and an M.B.A. from Harvard Business School.

Christian Smith has served as our Senior Vice President, Chief Revenue Officer since 2020. Prior to this role, Mr. Smith served as our Senior Vice President, Global Sales from 2019 to 2020 and Vice President, America Sales from 2017 to 2019. Prior to joining us, he served as Chief Revenue Officer from 2014 to 2017 and Senior Vice President, Global Sales from 2013 to 2014 at Nintex Global Ltd., an enterprise management and automation software company. Previously, Mr. Smith served in a variety of senior sales management roles at Oracle Corporation, a software company, Art Technology Group, a provider of e-commerce software (acquired by Oracle Corporation) and Daptiv, Inc. (d/b/a Changepoint PPM), an enterprise portfolio management software company. Mr. Smith holds a B.A. from the University of Washington.

Splunk 2023 Proxy Statement	41

Executive Compensation

3	Advisory Vote to Approve Named Executive Officer Compensation The Board recommends a vote “FOR” the Approval, on an Advisory Basis, of our Named Executive Officer Compensation.

As required by Section 14A of the Securities Exchange Act, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in the “Compensation Discussion and Analysis” section beginning on page 43, and the related compensation tables and narratives that follow such section. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year.

The Say-on-Pay vote on the compensation of our NEOs for fiscal 2021 received the support of approximately 35% of the votes cast, and the Say-on-Pay vote on the compensation of our NEOs for fiscal 2022 received the support of approximately 52% of the votes cast. While the increase in stockholder support from fiscal 2021 to 2022 was meaningful, our Board and Talent & Compensation Committee took both vote outcomes seriously and devoted significant time and attention to understanding stockholder viewpoints regarding our executive compensation program. We conducted two extensive outreach campaigns to speak directly with a number of our stockholders. In response to the feedback we received from our stockholders through these campaigns, as well as the increased maturity of our business and predictability of our financial results, we implemented a number of changes to key components of our NEO compensation program, including a reorganization of the Talent & Compensation Committee in fiscal 2023, as set out in more detail below in the “Compensation Discussion and Analysis—Executive Summary—Stockholder Engagement and Our Say-On-Pay Vote” section of this proxy statement.

The Say-on-Pay vote must receive the affirmative vote of at least a majority of the shares present in person (virtually) or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present in person (virtually) or by proxy and thus have the same effect as votes “Against” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal. The Say-on-Pay vote is advisory, and therefore is not binding on us, our Talent & Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Talent & Compensation Committee will consider when determining executive compensation for the remainder of the current fiscal year and beyond.

We believe that our executive compensation program is effective in achieving the Company’s objectives of:

●	Recruiting, incentivizing and retaining highly qualified executive officers who possess the skills and leadership necessary to grow our business;
●	Directly linking incentive compensation for our executive officers with achieving or exceeding our strategic and financial performance goals;
●	Providing meaningful long-term incentives to align the interests of our executive officers with those of our stockholders;
●	Reflecting our long-term strategy, which includes a financial strategy of disciplined investing for our future growth;
●	Promoting a healthy approach to risk and sensitivity to underperformance as well as outperformance; and
●	Providing compensation packages that are competitive, reasonable and fair relative to peers, the overall market and performance.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

42

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and aligns with the interests of long-term stockholders is key to our executive compensation program design and decisions. We structure our executive compensation program to include significant performance metrics that are aligned with our business strategy and long-term stockholder value creation.

We actively compete with other companies in seeking to attract and retain a skilled executive management team. This is particularly prevalent in our industry, where there are a number of rapidly expanding technology companies intensely competing for highly qualified executives in the cloud, security and observability markets and has caused us to increase our focus on recruiting and retaining executives who possess necessary skills and leadership, as we are viewed as a company with experienced executive talent that has rapidly scaled our business.

Our executive compensation program consists of the following primary components: base salary, an annual performance-based cash bonus opportunity, and long-term incentive compensation in the form of time-based restricted stock unit (“RSU”) and performance-based performance units (“PSU”) equity awards. A significant portion of our executive compensation is performance-based and in the form of long-term compensation. The fiscal 2023 executive compensation program provided annual cash bonus opportunities designed to drive total annual recurring revenue (“ARR”) and operating cash flow, and long-term performance-based equity awards designed to drive stock price performance. We believe that both ARR growth and operating cash flow performance are important to long-term stockholder value creation and that employing challenging stock price growth as the performance goal in our long-term equity award design further aligns our executives’ and stockholders’ interests.

Our Board and Talent & Compensation Committee devoted significant time and attention to understanding stockholder viewpoints regarding our executive compensation program. We conducted more extensive outreach campaigns to speak directly with a number of our stockholders following our 2021 and 2022 annual meeting of stockholders. In response to the feedback we received from our stockholders through these campaigns, as well as the increased maturity of our business and predictability of our financial results, we implemented a number of changes to key components of our NEO compensation program, including a reorganization of our Talent & Compensation Committee in fiscal 2023, as set out in more detail below.

Our compensation actions during fiscal 2023 also included implementing compensation arrangements to support both a CEO transition and a CFO transition, as described in more detail below.

CEO and CFO Transition and Named Executive Officers for Fiscal 2023

Appointment of New CEO

Following an extensive candidate search and interview process, our Board appointed Gary Steele as our President and CEO effective as of April 2022. Our Board appointed Mr. Steele as our President and CEO in light of his tenure as a highly regarded technology executive with over 30 years of experience, as well as his proven track record of successfully scaling SaaS operations and growing multi-billion-dollar global enterprises. Prior to joining us, Mr. Steele served as the Chief Executive Officer and as a director of Proofpoint, Inc., a provider of security-as-a-service solutions, beginning in 2002. Mr. Steele served as the Chairman of the board of Proofpoint from 2018 to 2021. Over the past two decades, Mr. Steele led Proofpoint’s growth from an early-stage start-up to a leading, publicly traded security-as-a-service provider to some of the world’s best-known organizations. As a public company, Proofpoint had a long history of strong growth combined with compelling free cash flow. Immediately following the resignation of Jason Child as our Senior Vice President and Chief Financial Officer in September 2022, Mr. Steele served as the Company’s interim principal financial officer until the Company appointed Brian Roberts as its Senior Vice President and Chief Financial Officer in January 2023. Mr. Steele did not receive additional compensation for his services as our interim principal financial officer.

Splunk 2023 Proxy Statement	43

Executive Compensation

CEO New Hire Compensation Package
We entered into an employment letter with Mr. Steele, which provides for the following compensation:

●	Annual base salary of $900,000 and annual target bonus of 125% of annual base salary (prorated for fiscal 2023);
●	RSUs with a value of approximately $12,000,000, subject to time-based vesting over four years from Mr. Steele’s employment start date;
●	PSUs with a target value of $18,000,000, subject to performance-based vesting on terms and conditions for the fiscal 2023 PSU program, described in further detail below;
●	A new-hire cash signing bonus of $8,000,000 subject to full reimbursement if Mr. Steele voluntarily resigns from the Company without “good reason” (as defined in his employment letter) or the Company terminates his employment for “cause” (as defined in his employment letter) within 12 months of his employment start date. The bonus is subject to reimbursement to the Company on a prorated basis if such a termination occurs 12 months after Mr. Steele’s employment start date and before 36 months after his employment start date; and
●	Eligibility for severance payments and benefits based on the Company’s existing severance payments and benefits structure for non-interim CEOs, as set out in more detail below in the “Compensation Discussion and Analysis—Discussion of our Fiscal 2023 Executive Compensation Program—Severance and Change in Control-Related Benefits,” subject to Mr. Steele’s execution of an effective release of claims in favor of the Company.

The Talent & Compensation Committee determined Mr. Steele’s compensation, taking into consideration the advice of the Talent & Compensation Committee’s independent compensation consultant, Compensia, a national compensation consulting firm, as follows:

●	Intense competition for executive talent. The Talent & Compensation Committee noted that we actively compete with other companies in seeking to attract and retain a skilled executive management team. This is particularly prevalent in our industry, where there are a number of rapidly expanding technology companies intensely competing for highly qualified candidates in the cloud, security and observability markets.
●	Process. The Talent & Compensation Committee considered and analyzed CEO compensation within our compensation peer group at the time of the transition, as well as recent new-hire CEO compensation among 14 broader technology companies.
●	Target cash compensation. Based on this analysis, the Talent & Compensation Committee set Mr. Steele’s target total cash compensation (excluding the cash signing bonus) to approximate the median target total cash compensation within our compensation peer group.
●	Initial equity awards. The Talent & Compensation Committee determined that the target value of initial equity awards for external CEO appointments ranges from approximately two to three times the value of the relevant CEO’s annual equity awards. Based on such determination, the Talent & Compensation Committee set the target value of the initial equity awards for Mr. Steele to approximately two times the median target value of CEO annual equity awards within our compensation peer group at the time of the transition. These initial equity awards were intended to encourage Mr. Steele to accept our offer of employment and create an immediate, performance-based tie to changes in stockholder value, fostering a commonality of interest between Mr. Steele and our stockholders.
●	Forfeited compensation. In determining Mr. Steele’s initial equity awards and his cash signing bonus, the Talent & Compensation Committee took into account the significantly higher long-term performance-based compensation opportunity he forfeited when he separated from his prior employer, which opportunity was more than twice the target value of Mr. Steele’s initial equity awards (target value of $30,000,000) and his cash signing bonus ($8,000,000) combined.

Performance-based and long-term compensation are predominant elements of our regular CEO and NEO compensation program. For Mr. Steele, approximately 69% of his annualized target fiscal 2023 compensation was performance-based compensation (based on target annual cash bonus opportunity and grant date accounting fair value of PSUs), and approximately 95% was long-term compensation (based on grant date accounting fair value of PSUs and RSUs, vesting over three and four years, respectively), in each case excluding his cash signing bonus.

44

Executive Compensation

Appointment of New CFO

Following an extensive candidate search and interview process, our Board appointed Brian Roberts as our Senior Vice President and Chief Financial Officer in January 2023. Our Board appointed Mr. Roberts as our Senior Vice President and Chief Financial Officer in light of his deep financial expertise, spanning 30 years, including Lyft, Microsoft and Walmart, and proven track record of accelerating growth, leading high-performing teams and driving operational excellence. We entered into an employment letter with Mr. Roberts, which provides for the following compensation:
●Annual base salary of $575,000 and annual target bonus of 100% of annual base salary;
●RSUs with a value of approximately $5,000,000, subject to time-based vesting over four years with an initial vesting date of March 10, 2024;
●PSUs with a target value of $11,000,000, which were granted at the same time fiscal 2024 PSUs were granted to our NEOs; and

●	Eligibility for severance payments and benefits based on the Company’s existing severance payments and benefits structure for non-CEO NEOs, as set out in more detail below in the “Discussion of our Fiscal 2023 Executive Compensation Program—Severance and Change in Control-Related Benefits,” subject to Mr. Roberts’ execution of an effective release of claims in favor of the Company.

The Talent & Compensation Committee determined Mr. Roberts’ compensation, taking into account the advice of Compensia, as follows:

●	Intense competition for executive talent. The Talent & Compensation Committee noted that we actively compete with other companies in seeking to attract and retain a skilled executive management team. This is particularly prevalent in our industry, where there are a number of rapidly expanding technology companies intensely competing for highly qualified candidates in the cloud, security and observability markets.
●	Process. The Talent & Compensation Committee considered and analyzed CFO compensation within our compensation peer group at the time of the transition, as well as recent new-hire CFO compensation among 14 broader technology companies.
●	Target cash compensation. In setting Mr. Roberts’ target total cash compensation, the Talent & Compensation Committee considered the market data noted above, as well as his significant experience and operational leadership capabilities to steer us in balancing long-term durable growth and profitability.
●	Initial equity awards. The Talent & Compensation Committee determined that the target value of initial equity awards for external CFO appointments is approximately two to three times the value of competitive CFO annual equity awards. Based on such determination, the Talent & Compensation Committee set the target value of the initial equity awards for Mr. Roberts in this range. Given the critical role Mr. Roberts is expected to play as we transition to durable growth and profitability, the Talent & Compensation Committee determined that Mr. Roberts’ initial equity award would be comprised of approximately 70% PSUs. These initial equity awards were intended to encourage Mr. Roberts to accept our offer of employment and create an immediate, performance-based tie to changes in stockholder value, fostering a commonality of interest between Mr. Roberts and our stockholders.
●	Severance eligibility. Mr. Roberts’ eligibility for severance payments and benefits reflects the Company’s existing severance payments and benefits structure for non-interim non-CEO executive officers.

Splunk 2023 Proxy Statement	45

Executive Compensation

Our Fiscal Year 2023 Named Executive Officers
Our NEOs for fiscal 2023, determined as of January 31, 2023, in accordance with SEC rules and regulations, are:

●	Gary Steele, our President and CEO and former interim Principal Financial Officer;
●	Brian Roberts, our Senior Vice President and Chief Financial Officer;
●	Scott Morgan, our Senior Vice President, Chief Legal Officer, Global Affairs and Secretary;
●	Graham Smith, our former interim CEO and current Chair of our Board;
●	Jason Child, our former Senior Vice President and Chief Financial Officer;
●	Teresa Carlson, our former President and Chief Growth Officer; and
●	Shawn Bice, our former President of Products & Technology.

Strategic Context and Fiscal 2023 Business Highlights

We help customers build a safer and more resilient digital world. We deliver innovative solutions that enable organizations to harness the value of their data to help keep their digital systems secure, available and performant. As organizations’ reliance on resilient systems continues to increase, it is critical that they keep pace with increasing complexity and potential vulnerabilities associated with these systems. Our solutions for security and observability empower Security Operations, IT Operations, and Development Operations teams to maintain resilient systems by monitoring and securing them more quickly and efficiently. We also believe our offerings empower operational transformation, helping customers move from reactive, non-scalable and ineffective approaches to proactive, automated, and machine learning-assisted processes that drive better outcomes even as the scale and complexity of their technology continue to grow.

We believe that the increasing reliance on digital systems has made the resilience of these systems mission-critical for nearly every organization and the sustained ongoing importance of digital systems amidst the evolving threat landscape further elevates Splunk’s central role in enabling secure and reliable operations for our customers.

We intend to continue investing for long-term growth. We have invested and intend to continue to invest in product development to deliver additional features and performance enhancements, deployment models and solutions that can address new end markets. We expect to continue to expand our sales and marketing organizations to market and sell our offerings both in the United States and internationally.

In fiscal 2023, we adopted a more balanced approach of prioritizing long-term durable growth and increased profitability with a focus on annual recurring revenue (“ARR”) and free cash flow. During the year, we grew ARR by 18% and nearly quadrupled free cash flow. We introduced several efficiency initiatives which contributed to virtually flat total operating expenses compared to fiscal 2022. Our topline performance was driven by greater customer success and continued growth in our cloud business.

46

Executive Compensation

In March 2022, the Talent & Compensation Committee established target levels for ARR and operating cash flow performance for fiscal 2023 that it considered very aggressive, yet achievable with focused effort and execution by our NEOs, and that reflected a rigorous increase in growth relative to our prior fiscal year ARR and operating cash flow achievement. We believe that our effort and performance were strong in fiscal 2023, as demonstrated by our business highlights below:

Fiscal Year 2023 Performance

(1)	ARR represents the annualized revenue run-rate of active cloud services, term license, and maintenance contracts at the end of a reporting period, Cloud ARR represents the annualized revenue run-rate of active cloud services contracts at the end of a reporting period, each as reported in our Annual Report on Form 10-K for the year ended January 31, 2023. Each contract is annualized by dividing the total contract value by the number of days in the contract term and then multiplying by 365. ARR and Cloud ARR should be viewed independently of revenue, and do not represent our revenue under GAAP on an annualized basis, as each is an operating metric that can be impacted by contract start and end dates and renewal rates. ARR is not intended to be a replacement for forecasts of revenue.
(2)	To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP free cash flow. For a full reconciliation between GAAP and net cash used in operating activities and free cash flow, please see Appendix A.

We believe our executive compensation program structure incentivized our NEOs to drive our strong growth, financial performance and execution for fiscal 2023. In addition, we believe our NEOs’ compensation for fiscal 2023 appropriately reflected and rewarded their collective contributions to our performance. We have an executive management team of seasoned and accomplished leaders focused on continuing to drive meaningful top-line growth with improved profitability and increased free cash flow.

Splunk 2023 Proxy Statement	47

Executive Compensation

Stockholder Engagement and Our Say-On-Pay Vote

We value our stockholders’ opinions and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders. We believe that ongoing engagement builds mutual trust and alignment with our stockholders and is essential to our long-term success.

At our 2022 annual meeting of stockholders, we held a Say-on-Pay vote on the compensation of our NEOs for fiscal 2022, which received the support of approximately 52% of the votes cast. This was meaningfully higher than the Say-on-Pay vote support of approximately 35% of the votes cast at our annual meeting of stockholders in 2021. The Talent & Compensation Committee and our full Board took these vote outcomes very seriously. While we have a history of strong engagement with our stockholders, in order to better understand this vote result and solicit stockholder feedback, we undertook more extensive stockholder outreach campaigns following our 2021 and 2022 annual meetings of stockholders. In response to stockholder feedback that we obtained, we made significant changes to the compensation program including, but not limited to, the reorganization of the Talent & Compensation Committee.

After the 2021 annual meeting of stockholders, and prior to the 2022 annual meeting of stockholders, we contacted institutional stockholders representing approximately 62% of our shares and met with institutional stockholders representing approximately 43% of our shares. Stephen Newberry, our then Lead Independent Director and then chair of the Talent & Compensation Committee, led 40% of the meetings. These calculations represent figures for our off-season engagement, which we define as the period after our annual stockholder meeting through the winter, and are based on Form 13F filings of holdings in our stock as of September 30, 2021. These discussions included our Senior Vice President, Chief Legal Officer, Global Affairs and Secretary, our Vice President, Investor Relations, and members of our Legal, Global Affairs team focused on corporate governance, executive compensation and ESG matters.

After the 2022 annual meeting of stockholders, we contacted institutional stockholders representing approximately 62% of our shares and met with institutional stockholders representing approximately 33% of our shares. Mr. Smith, the Chair of our Board, as well as of the chair of the Talent & Compensation Committee, and Gary Steele, our President and CEO (except, as appropriate, when certain matters related to his own pay or executive compensation were discussed) led 29% of the meetings. These calculations represent figures for our off-season engagement, which we define as the period after our annual stockholder meeting through the winter, and are based on Form 13F filings of holdings in our stock as of September 30, 2022. These discussions included our Senior Vice President, Chief Legal Officer, Global Affairs and Secretary, our Vice President, Investor Relations, and members of our Legal, Global Affairs team focused on corporate governance, executive compensation and ESG matters.

In the course of 39 meetings with our institutional stockholders following the Say-on-Pay vote outcome at our 2021 annual meeting of stockholders (including 19 meetings with our institutional stockholders following the Say-on-Pay vote outcome at our 2022 annual meeting of stockholders), we received valuable feedback on our executive compensation program, policies and practices, as summarized in the chart below. We discussed with these stockholders the reasons for their opposition to, or support of, our fiscal 2021 and 2022 NEO compensation.

After careful consideration and deliberation, taking into account the fiscal 2021 and 2022 Say-on-Pay vote outcomes and discussions with our stockholders following our 2021 and 2022 annual meetings of stockholders, the Board reorganized the Talent & Compensation Committee in fiscal 2023. The Talent & Compensation Committee is now comprised of Messrs. Smith, Hao and Wallace.

Key feedback we received from our stockholders relating to our executive compensation program and our responses is described in the chart below.

48

Executive Compensation

Area of Focus	What We Heard from Stockholders	How We Responded
Adjustments to ARR Performance Metrics
●In discussions following the 2021 annual meeting of stockholders, stockholders sought to understand our fiscal 2021 mid-year adjustments to ARR performance metrics in our fiscal 2021 annual executive bonus plan and fiscal 2021 PSU program, and in many cases preferred capping the related payout at the original target level

●The Talent & Compensation Committee did not lower or otherwise adjust our fiscal 2022 or fiscal 2023 performance metrics
●In fiscal 2022, the Talent & Compensation Committee committed that, going forward, lowering performance metrics for in-flight incentives (or providing special incentives to true-up in-flight incentives) would be actions that it would take only in extraordinary circumstances that could not have been foreseen
●Further, in fiscal 2022, the Talent & Compensation Committee committed that, in the event of any such extraordinary circumstance and any related direct or indirect change to in-flight incentives, the Talent & Compensation Committee would cap any related payout at its original target level

Overlapping Performance Metrics	●In discussions following the 2021 annual meeting of stockholders, stockholders indicated a preference for differentiated performance metrics in our annual executive bonus plan and our PSU program	●Beginning with fiscal 2023, we eliminated overlapping performance metrics in our annual executive bonus plan and our PSU program
Longer Performance Periods in PSU Program	●In discussions following the 2021 annual meeting of stockholders, stockholders indicated a preference for a performance period longer than one year in our PSU program	●In fiscal 2023, we initiated a transition to a PSU program with a three-year rTSR performance metric
Use of Relative Total Stockholder Return in PSU Program	●In discussions following the 2021 annual meeting of stockholders, some stockholders indicated a preference for basing our PSU program on a relative total stockholder (rTSR) performance metric
Rigor of Performance Metric in PSU Program
●In discussions following the 2021 annual meeting of stockholders:
●If rTSR is used as a PSU metric, some stockholders indicated a preference for using a benchmark relevant to the Company’s industry and not a broad public company index like the S&P 500 index
●If rTSR is used as a PSU metric, some stockholders indicated a preference for setting target performance at a level above median performance
●If rTSR is used as a PSU metric, some stockholders indicated a preference for capping any payout at the target level if the Company’s absolute total stockholder return is negative

●Our fiscal 2023 PSU program is based on rTSR compared to the constituents of the SPDR S&P Software & Services ETF (XSW), an exchange-traded fund (ETF) which tracks the S&P Software and Services Select Industry Index (“S&P Software & Services Index”):
●This index is focused on our industry and meaningfully outperformed the Dow Jones, S&P 500 and Russell 2000 indices on a five-year basis preceding the grant of the fiscal 2023 PSUs
●Target is aligned with 55th percentile performance
●Payouts are capped at the target level if the Company’s absolute total stockholder return is negative

Splunk 2023 Proxy Statement	49

Executive Compensation

Area of Focus	What We Heard from Stockholders	How We Responded
Clearer Disclosure of Fiscal Year 2023 PSUs	●In discussions following the 2022 annual meeting of stockholders, several stockholders indicated a preference for enhanced disclosure regarding the fiscal 2023 PSU program	●This proxy statement includes enhanced narrative and graphics disclosures related to the fiscal 2023 PSU program
Quantum of NEO Pay	●In discussions following the 2022 annual meeting of stockholders, several stockholders sought to better understand the quantum of NEO pay
●The Talent & Compensation Committee noted that the quantum of NEO pay for fiscal 2023 was generally reasonable given talent war for technology executives
●The Talent & Compensation Committee maintained the base salaries and target annual bonus opportunities for our continuing NEOs for fiscal 2024

Fiscal 2021 and Fiscal 2022 New-Hire Cash Signing Bonuses	●In discussions following the 2022 annual meeting of stockholders, several stockholders sought to better understand our use of new-hire cash signing bonuses to NEOs in fiscal 2021 and fiscal 2022
●The Talent & Compensation Committee noted that a new-hire cash signing bonus is a tool that the Talent & Compensation Committee uses to compensate new-hire NEOs for imminent compensation payments that are forfeited with their prior employer as a result of transitioning to the Company
●The Talent & Compensation Committee also noted that new-hire cash signing bonuses are subject to Company favorable reimbursement provisions. For example, the cash signing bonus paid to Mr. Steele in fiscal 2023 is subject to full reimbursement if Mr. Steele voluntarily resigns from the Company without “good reason” or the Company terminates his employment for “cause” within 12 months of his employment start date. The cash signing bonus is subject to reimbursement to the Company on a prorated basis if such a termination occurs 12 months after Mr. Steele’s start date and before 36 months after his start date.
●The Talent & Compensation Committee did not provide a cash signing bonus to Mr. Roberts, the only new-hire NEO following the 2022 annual meeting of stockholders

NEO Alignment with Stockholder Interests	●In discussions following the 2022 annual meeting of stockholders, several stockholders indicated a preference for stronger alignment between the interests of NEOs and our stockholders	●Following the 2022 annual meeting of stockholders, the Talent & Compensation Committee increased the stock ownership requirements for our NEOs, as described below under “Stock Ownership Guidelines”

50

Executive Compensation

Discussion of Our Fiscal 2023 Executive Compensation Program

Our executive compensation program is designed to attract, motivate and retain the key executives who drive the success of our business. Pay that reflects performance and aligns with the interests of long-term stockholders is key to our compensation program design and decisions and we consider all feedback from our stockholders. We structure our executive compensation program to include significant performance metrics that are aligned with our business strategy and long-term stockholder value creation. This section provides an overview of the philosophy, objectives and components of our executive compensation program for fiscal 2023. In addition, we explain how and why the Talent & Compensation Committee arrived at specific fiscal 2023 compensation policies and decisions for our NEOs.

Philosophy and Objectives

Our “Pay for Performance” Philosophy. We operate in a highly competitive business environment and are subject to a rapidly evolving and extremely competitive executive talent market in the cloud, security and observability markets. To successfully compete and grow our business in this dynamic environment, we need to recruit, incentivize and retain talented and seasoned technology leaders. Our success is critically dependent on the skills, acumen and motivation of our executives, and their ability to rapidly execute at the highest level. To that end, our executive compensation program is shaped by our “pay for performance” philosophy.

The current objectives of our executive compensation program are to:

●	Recruit, incentivize and retain highly qualified executive officers who possess the skills and leadership necessary to grow our business;
●	Directly link the incentive compensation for our executive officers with achieving or exceeding our strategic and financial performance goals;
●	Provide meaningful long-term incentives to align the interests of our executive officers with those of our stockholders;
●	Reflect our long-term strategy, which includes a financial strategy of disciplined investing for our future growth;
●	Promote a healthy approach to risk and sensitivity to underperformance as well as outperformance; and
●	Provide compensation packages that are competitive, reasonable and fair relative to peers, the overall market and performance.

Intense Competition For Talent. We actively compete with other companies in seeking to attract and retain a skilled executive management team. This is particularly prevalent in our industry, where there are a number of rapidly expanding technology companies intensely competing for highly qualified candidates in the cloud, security and observability markets. In addition, the success and prominence of our business in the data market is increasingly attracting the attention of competitors and other companies. This has caused us to increase our focus on retaining employees, particularly our executives, as we are viewed as a company with experienced executive talent that has successfully and rapidly scaled our technology business.

We have responded to this intense competition for leadership talent by implementing compensation policies and practices designed to motivate our executive officers to pursue our corporate objectives while also incentivizing them to create long-term value for our stockholders. Our executive compensation program combines short-term and long-term components, including base salary, annual cash bonuses and long-term equity awards. While featuring performance goals that are challenging to achieve, we believe the Talent & Compensation Committee has developed an appropriate mix of incentives that attracts, motivates and retains each executive officer.

We regularly review and discuss our executive compensation program with our stockholders. We believe that ongoing discussions build mutual trust and alignment with our stockholders. Accordingly, we have a history of strong engagement with our stockholders. Because our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned technology executives, we expect it will be necessary to continue to adjust our approach to executive compensation to respond to our needs and to market conditions as they evolve. When doing so, we will always consider the input of our stockholders.

Splunk 2023 Proxy Statement	51

Executive Compensation

Compensation Process

Role of Talent & Compensation Committee
Pursuant to its charter, the Talent & Compensation Committee is responsible for annually reviewing and approving compensation arrangements for our executive officers, including our CEO, for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance, and considering factors related to the performance of the Company, including accomplishment of the Company’s long-term strategic and financial goals. In evaluating and determining executive officer compensation, the Talent & Compensation Committee also considers the results of our most recent Say-on-Pay vote and other feedback from our stockholders. For additional information about the Talent & Compensation Committee, see “Corporate Governance at Splunk—Board Meetings and Committees—Talent & Compensation Committee” in this proxy statement.

In making executive compensation decisions, the Talent & Compensation Committee seeks the assistance of its independent compensation consultant, Compensia, as well as our CEO and our management team (except with respect to their own compensation). The Talent & Compensation Committee reviews the cash and equity compensation of our executive officers to properly incentivize and reward them for their performance.

The Talent & Compensation Committee makes compensation decisions after consideration of several factors, including:

●Feedback from our stockholders;
●The performance and experience of each executive officer;
●The scope and strategic impact of the executive officer’s responsibilities;
●Our past business performance and future expectations;
●Our long-term goals and strategies;
●The performance of our executive team as a whole;
●The difficulty and cost of replacing high-performing leaders with in-demand skills;

●The past compensation levels of each individual;
●The relative compensation among our executive officers;
●An analysis of the competitiveness of our compensation relative to our compensation peer group;
●Recommendations of our CEO; and
●Consultation with the Talent & Compensation Committee’s independent compensation consultant and with management.

Role of Management
The Talent & Compensation Committee consults with members of our management team, including our CEO and our human resources, finance and legal professionals (except with respect to their own compensation), when making compensation decisions. Typically, our CEO and other members of our management team provide the Talent & Compensation Committee with information on corporate and individual performance and their perspective and recommendations on compensation matters. Our CEO makes recommendations to the Talent & Compensation Committee regarding compensation matters, including the compensation of our other executive officers. The Committee uses these recommendations as one of several factors in making compensation decisions, and the Committee’s decisions do not necessarily follow the CEO’s recommendations.

Role of Compensation Consultant
The Talent & Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors, to assist in the evaluation of executive officer compensation. For fiscal 2023, the Committee engaged Compensia to review our executive compensation program, policies and practices, to conduct an executive compensation market analysis and to review our long-term incentive compensation program to help ensure alignment with competitive market practices. Compensia reviewed and advised on all principal aspects of our executive compensation program for fiscal 2023, including:

●	Assisting in updating a peer group of publicly traded companies to be used to help assess our executive compensation;
●	Assisting in assuring a competitive compensation framework and consistent executive compensation assessment practices relevant to a comparable public company at our stage of development;
●	Meeting regularly with the Talent & Compensation Committee to review all elements of executive compensation, including the competitiveness of such compensation elements against those of the companies in our compensation peer group and, where appropriate, broader compensation surveys;
●	The design of our annual cash and long-term PSU program; and
●	Assisting in the risk assessment of our compensation programs.

52

Executive Compensation

Representatives from Compensia attend the meetings of the Talent & Compensation Committee and communicate with members of the Talent & Compensation Committee and our management team outside the formal Talent & Compensation Committee meetings from time to time.

During fiscal 2023, Compensia also performed services for us at the direction of the Talent & Compensation Committee relating to equity utilization and general Talent & Compensation Committee support. Compensia also provided a competitive market analysis and advised the Talent & Compensation Committee in connection with compensation decisions related to the employment of Messrs. Steele and Roberts in order to promote alignment between their new roles and the competitive market for executives in similarly situated roles.

Based on the consideration of the factors specified in the rules of the SEC and the listing standards of The Nasdaq Stock Market, the Talent & Compensation Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Talent & Compensation Committee have raised any conflict of interest. The Committee reviews these factors on an annual basis. As part of the Talent & Compensation Committee’s determination of Compensia’s independence, the Committee received written confirmation from Compensia addressing these factors and supporting the independence determination.

Compensation Peer Group
The Talent & Compensation Committee reviews market data of companies that it believes are comparable to us. With Compensia’s assistance, in December 2021, the Talent & Compensation Committee reviewed and updated our then-existing compensation peer group for use when making its fiscal 2023 compensation decisions. The peer group consisted primarily of publicly-traded software and software services companies headquartered in the U.S. that generally had revenue between 0.33x and 3.0x of our revenue and/or had a market capitalization between 0.33x and 3.0x of our market capitalization. The Committee referred to compensation data from this compensation peer group when making fiscal 2023 base salary, cash bonus and equity award decisions for our executive officers. The following is a list of the companies that comprised our fiscal 2023 compensation peer group:

Akamai Technologies ANSYS Arista Networks Autodesk Block	Citrix Systems Electronic Arts Fortinet Intuit Okta	Palo Alto Networks ServiceNow SS&C Technologies Twitter Veeva Systems	Verisign VMWare Workday Zillow Group

For fiscal 2023, the Talent & Compensation Committee added Okta to the then-existing compensation peer group based on the criteria described above. The remainder of the peer group was unchanged.

The Talent & Compensation Committee considers compensation data from our compensation peer group as one of several factors that inform its judgment of appropriate parameters for compensation levels. The Talent & Compensation Committee does not strictly benchmark compensation to a specific percentile of our compensation peer group, nor does it apply a formula or assign relative weightings to specific compensation elements. The Talent & Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because compensation benchmarking does not take into account the specific performance of the executive officers, the relative size, growth and performance of the Company, or any unique circumstances or strategic considerations of the Company.

Splunk 2023 Proxy Statement	53

Executive Compensation

Our Executive Compensation Policies and Practices

WHAT WE DO
●Ongoing engagement with our institutional stockholders regarding our compensation policies and practices
●Performance-based cash and equity incentive compensation
●Caps on performance-based cash and equity incentive compensation
●Annual review and approval of our executive compensation strategy
●Significant portion of executive compensation at risk based on corporate performance
●Clawback policy on cash and equity incentive compensation
●Stock ownership guidelines for executive officers and non-employee directors
●Multi-year equity award vesting periods for equity awards
●Independent compensation consultant engaged by the Talent & Compensation Committee
●100% independent directors on the Talent & Compensation Committee
●Limited perquisites

WHAT WE DON’T DO
●No “single trigger” change in control payments and benefits
●No post-termination retirement or pension-type non-cash benefits or perquisites for our executive officers that are not generally available to our employees
●No tax gross-ups for change in control related excise tax payments
●No short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives of our common stock by employees, officers or directors
●No strict benchmarking of compensation to a specific percentile of our compensation peer group
●No dividend payments on unvested awards

Components of Our Fiscal 2023 Compensation Program

In fiscal 2023, our executive compensation program consisted of the following primary components, all of which are described in more detail below:

●	base salary;
●	an annual performance-based cash bonus opportunity;
●	long-term incentive compensation in the form of time-based RSUs and performance-based PSUs; and
●	severance and change in control-related payments and benefits.

In addition, where appropriate and consistent with the philosophy and objectives described above, we provided new executive officers with cash signing bonuses, generally to compensate for imminent compensation payments that would have been forfeited with their prior employer, as described in this “Compensation Discussion and Analysis” for Mr. Steele. We also provide our executive officers with the same comprehensive employee benefit programs that are made available to all eligible employees generally, including medical, dental and vision insurance, a 401(k) plan with a matching contribution component, life and disability insurance, flexible spending and health savings accounts, an employee stock purchase plan, a wellbeing program, post-tax hospital indemnity and critical illness programs, a mental health program and an employee assistance program.

We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to Company performance, focuses the efforts of our NEOs and other executive officers on the achievement of both our short-term and long-term objectives and aligns the interests of our executive officers with those of our stockholders. In fiscal 2023, the Talent & Compensation Committee did not exercise discretion to adjust any NEO performance-based compensation.

54

Executive Compensation

Base Salaries
We pay base salaries to our NEOs to compensate them for their services and provide predictable annual income. Base salaries represent the smallest component of our NEO compensation program, and typically reflect each NEO’s experience, skills, knowledge and responsibilities, although competitive market data also plays a role in setting salary levels. We do not apply specific formulas to determine salaries or changes in salaries. Instead, the salaries of our NEOs are reviewed on an annual basis by the Talent & Compensation Committee based on our compensation philosophy and objectives.

FISCAL 2023 BASE SALARIES
The Talent & Compensation Committee determined the fiscal 2023 base salary of each of our NEOs after considering a competitive analysis of market data of our compensation peer group provided by Compensia, the recommendations of our CEO, other than with respect to his own base salary, and other factors described in “Compensation Process—Role of Talent & Compensation Committee” above. At the beginning of fiscal 2023, the Talent & Compensation Committee increased the base salaries for each of our then-current NEOs to reflect each individual’s responsibilities and performance and to increase their base salaries to more market-competitive levels.

The table below sets forth the annualized base salaries for our NEOs for fiscal 2023.

NEO	Annualized Base Salary	Percentage Increase from Fiscal 2022 Base Salary
Gary Steele	$900,000	N/A
Brian Roberts	$575,000	N/A
Scott Morgan	$525,000	10.5%
Graham Smith	$12,000,000	N/A
Jason Child	$575,000	6.5%
Teresa Carlson	$600,000	N/A
Shawn Bice	$625,000	4.2%

Mr. Smith became our interim CEO in November 2021 and earned $1,000,000 per month in base salary during his period of employment with us, which terminated when Mr. Steele joined the Company in April 2022. Given the temporary and transitional nature of Mr. Smith’s role as interim CEO, and his existing meaningful financial stake in the Company at the time of his transition to interim CEO (including unvested equity awards received in connection with his services as a member of our Board), Mr. Smith’s compensation was structured to be simple and to be less than the median CEO total direct compensation for the CEOs in our compensation peer group. Other than base salary and eligibility to participate in our standard employee benefits programs applicable to full-time U.S. employees, Mr. Smith received no additional compensation for his services as interim CEO in fiscal 2023. Mr. Child’s, Ms. Carlson’s and Mr. Bice’s employment with the Company terminated in fiscal 2023. Please see above under “CEO and CFO Transition and Named Executive Officers for Fiscal 2023” for a detailed description of how the Talent & Compensation Committee set the initial base salaries for Messrs. Steele and Roberts.

Annual Cash Bonuses
A key objective of our compensation philosophy is to tie a significant portion of each NEO’s total direct compensation to company performance. To help accomplish this objective, we provide annual performance-based cash bonus opportunities for our NEOs, which are earned based on the Company’s achievement against corporate performance objectives established at the beginning of the fiscal year. As described above, Mr. Smith did not receive an annual cash bonus opportunity in connection with his services as interim CEO.

At the beginning of fiscal 2023, our Board approved the Company’s fiscal 2023 operating plan, which included performance objectives that the Talent & Compensation Committee and our CEO used to design our NEOs’ target cash bonus opportunities for fiscal 2023. For purposes of our executive bonus plan for fiscal 2023, the Talent & Compensation Committee considered a number of factors in selecting the performance objectives applicable to our NEOs’ target annual cash bonus opportunities, including stockholder feedback to consider performance objectives that tied to our business strategy and were appropriate for our ongoing business transformation. The Talent & Compensation Committee determined that revenue-related and cash flow objectives were of critical importance, aligned with the key drivers of success during this phase of our business transformation and reflected the health of our business during the transformation.

Splunk 2023 Proxy Statement	55

Executive Compensation

FISCAL 2023 TARGET ANNUAL CASH BONUS OPPORTUNITIES
As in prior years, the target annual cash bonus opportunities for our NEOs were expressed as a percentage of their respective base salaries. At the beginning of fiscal 2023, the Talent & Compensation Committee, after considering a competitive analysis of market data of our compensation peer group provided by Compensia and other factors described in “Compensation Process—Role of Talent & Compensation Committee” above, and in consultation with Mr. Smith, determined to maintain the percentages for our NEOs’ target annual cash bonus opportunities. Due to the base salary increases described above, the dollar amount of the target annual cash bonus opportunities increased for Messrs. Morgan, Child and Bice. The table below shows the target annual cash bonus opportunity for each NEO as a percentage of his or her base salary and as a corresponding dollar amount.

NEO	Fiscal 2023 Target Bonus as a Percentage of Salary	Fiscal 2023 Target Bonus as a Dollar Amount	Increase from Fiscal 2022 Target Bonus as a Percentage of Salary
Gary Steele	125%	$1,125,000	N/A
Brian Roberts	—	N/A	N/A
Scott Morgan	80%	$420,000	0%
Graham Smith	—	N/A	N/A
Jason Child	100%	$575,000	0%
Teresa Carlson	100%	$600,000	0%
Shawn Bice	100%	$625,000	0%

The dollar amounts shown above are on an annualized basis, and fiscal 2023 bonuses were capped at 200% of target for our NEOs. Mr. Steele joined the Company in April 2022, and received a prorated annual cash bonus opportunity for fiscal 2023. Mr. Child’s, Ms. Carlson’s and Mr. Bice’s employment with the Company terminated in fiscal 2023. Upon termination of employment, each forfeited his or her fiscal 2023 annual cash bonus opportunity. Please see above under “CEO and CFO Transition and Named Executive Officers for Fiscal 2023” for a more detailed description of how the Talent & Compensation Committee set the initial annual cash bonus opportunity for Mr. Steele. Mr. Roberts joined the Company in January 2023 and began participating in our annual executive bonus plan in fiscal 2024.

FISCAL 2023 PERFORMANCE OBJECTIVES
In response to stockholder feedback, we eliminated overlapping metrics in our annual executive bonus plan and our PSU program. In order to motivate and incentivize our executives to drive top-line growth in our business while enhancing their focus on specific financial goals considered important to the Company’s long-term growth and stockholder value creation, our fiscal 2023 annual executive bonus plan incorporated ARR (weighted 60%) and operating cash flow (weighted 40%) performance goals. ARR represents the annualized revenue run-rate of active cloud services, term license and maintenance contracts at the end of a reporting period as reported in our Annual Report on Form 10-K for the year ended January 31, 2023, but excluding any ARR recognized during the performance period from acquisitions made during fiscal 2023.

In March 2022, the Talent & Compensation Committee established target levels for ARR and operating cash flow performance for fiscal 2023 that it considered very aggressive, yet achievable with focused effort and execution by our NEOs. These target levels also reflected a rigorous increase in growth relative to our prior fiscal year ARR and operating cash flow achievement. For example, our fiscal 2023 ARR target established in March 2022 reflected an increase of 29% over our fiscal 2022 ARR results, and maximum achievement required an increase of 33% or more over our fiscal 2022 ARR results. Our fiscal 2023 operating cash flow target established in March 2022 reflected an increase of 293% over our fiscal 2022 operating cash flow results, and maximum achievement required an increase of 371% or more over our fiscal 2022 operating cash flow results. These performance target levels were selected and designed to drive increased ARR and operating cash flow, which the Talent & Compensation Committee believed would increase stockholder value consistent with our overall growth strategy.

56

Executive Compensation

The following chart presents the tiers of the bonus payout multiples at target and relative to the target based on ARR achievement (with linear interpolation in between tiers).

	Fiscal 2023 ARR (in millions)(1)	YoY ARR Growth	Bonus Payout Multiple Relative to Target
Max	$4,136 or more	33%	200%
	$4,107	32%	175%
	$4,077	31%	150%
	$4,047	30%	125%
Target	$4,017	29%	100%
	$3,987	28%	95%
	$3,957	27%	90%
	$3,927	26%	85%
	$3,897	25%	80%
	$3,867	24%	75%
Threshold	$3,848	23%	50%
	Less than $3,848	Less than 23%	0%
(1)	Excluding ARR recognized during the fiscal year from acquisitions made during the fiscal year

The following chart presents the tiers of the bonus payout multiples at target and relative to the target based on operating cash flow (“OCF”) achievement (with linear interpolation in between tiers).

	Fiscal 2023 OCF (in millions)(1)	YoY OCF Growth	Bonus Payout Multiple Relative to Target
Max	$603 or more	371%	200%
	$578	351%	175%
	$553	332%	150%
	$528	312%	125%
Target	$503	293%	100%
	$483	277%	95%
	$463	262%	90%
	$443	246%	85%
	$423	230%	80%
	$403	215%	75%
Threshold	$383	199%	50%
	Less than $383	Less than 199%	0%
(1)	Excluding operating cash flow recognized during the fiscal year from acquisitions made during the fiscal year

FISCAL 2023 CASH BONUS PAYMENTS
Following the second quarter of fiscal 2023, the Talent & Compensation Committee reviewed our ARR and operating cash flow performance against the targets applicable to the target annual cash bonus opportunities of our NEOs and determined that we were not on track to achieve our fiscal 2023 ARR target. Accordingly, the Talent & Compensation Committee did not approve semi-annual bonus payments for NEOs as in fiscal 2022. After the conclusion of fiscal 2023, the Talent & Compensation Committee evaluated our performance against the ARR and operating cash flow targets for the full fiscal year. The Committee determined that we had not achieved the threshold ARR for fiscal 2023. The Committee determined that we achieved operating cash flow of approximately $450 million, which represented an approximately 244% increase from our fiscal 2022 operating cash flow. The Talent & Compensation Committee excluded the impact of acquisitions in fiscal 2023 from the ARR and operating cash flow metrics in accordance with the terms of the fiscal 2023 annual bonus plan. In accordance with the payout multiples established under the executive bonus plan, the Talent & Compensation Committee approved bonus payments to Messrs. Steele and Morgan in an amount that resulted in a total fiscal 2023 bonus payment for each equaling 34.72% of the NEO’s respective fiscal 2023 target annual cash bonus opportunity. Mr. Smith was not eligible for an annual cash bonus. Mr. Child’s, Ms. Carlson’s and Mr. Bice’s employment with the Company terminated in fiscal 2023; upon termination of employment, each forfeited his or her fiscal 2023 annual cash bonus opportunity. Mr. Roberts joined the Company in January 2023, and began participating in our annual executive bonus plan in fiscal 2024.

Splunk 2023 Proxy Statement	57

Executive Compensation

The following table summarizes the target and the actual annual cash bonus payments made to our NEOs for fiscal 2023 (with the actual payment for Mr. Steele based on his employment start date in April 2022):

NEO	Fiscal 2023 Target Bonus as a Dollar Amount	Fiscal 2023 Cash Bonus Paid
Gary Steele	$1,125,000	$ 316,761
Brian Roberts	N/A	N/A
Scott Morgan	$ 420,000	$145,824
Graham Smith	N/A	N/A
Jason Child	N/A	N/A
Teresa Carlson	N/A	N/A
Shawn Bice	N/A	N/A

Long-Term Equity Compensation
The most significant component of our NEO compensation program is performance-based long-term equity incentives. These equity incentives focus the efforts of our NEOs and other executive officers on the achievement of long-term objectives and align the interests of our executive officers with those of our stockholders. The value of the equity awards is dependent on our stock price performance, and it is maximized when the Company achieves strong long-term performance.

In fiscal 2023, these equity awards consisted of time-based RSUs and performance-based PSUs. We believe that RSUs offer predictable value delivery and promote retention of our executive officers while aligning their interests with the long-term interests of our stockholders in a manner consistent with competitive market practices. As described in more detail below, in fiscal 2023 we initiated a transition to a PSU program with a three-year rTSR performance metric with interim earning opportunities (with the interim earning opportunities not to exceed one-third of target).

We believe that the fiscal 2023 PSUs directly link a significant portion of our executive officers’ target total direct compensation to our stock price performance. Together, RSUs and PSUs are important tools to motivate and retain our highly valuable executive officers, since the value of the awards is delivered to our executive officers over three- or four-year periods, subject to their continued service. We may modify our equity award program from one fiscal year to the next, including performance targets, for our executive officers, including our NEOs, to continue to maintain a strong alignment of their interests with the interests of our stockholders.

In fiscal 2023, the Talent & Compensation Committee, in consultation with Mr. Smith (other than with respect to his own equity awards) and Compensia determined the size, mix, material terms and, in the case of PSUs, performance metrics of the equity awards granted to our executive officers, after taking into account the factors described in “Compensation Process—Role of Talent & Compensation Committee” above.

FISCAL 2023 EQUITY AWARDS
Annual Equity Awards. In March 2022, the Talent & Compensation Committee granted RSUs and PSUs to each of our then-current NEOs, other than Ms. Carlson, whose employment with us terminated in March 2022. As described above, Mr. Smith did not receive an equity award in connection with his employment as our interim CEO and therefore does not hold any PSUs or, other than the RSUs granted to him in connection with his service as a member of our Board, any RSUs. The Talent & Compensation Committee granted RSUs and PSUs to Messrs. Steele and Roberts in connection with the commencement of their employment with us, after taking into account the factors described under “Executive Summary—CEO and CFO Transition and Named Executive Officers for Fiscal 2023,” and “Compensation Process—Role of Talent & Compensation Committee” above. Otherwise, each grant to our NEOs in fiscal 2023 was made by the Talent & Compensation Committee in consultation with Compensia and after taking into account a competitive market analysis prepared by Compensia, as well the factors described in “Compensation Process—Role of Talent & Compensation Committee” above. The following table sets forth the number of shares of our common stock subject to the RSUs and PSUs granted to each NEO in March 2022 or, with respect to Messrs. Steele and Roberts, in connection with the commencement of their employment.

58

Executive Compensation

NEO	Nature of Equity Awards	Percentage of Award as RSUs	RSUs (number of shares)	Percentage of Award as PSUs	Target PSUs (number of shares)	Total Target Value ($)
Gary Steele	New Hire	40%	96,034	60%	144,052	30,000,000
Brian Roberts(1)	New Hire	31%	59,802	69%	—	16,000,000
Scott Morgan	Annual	40%	20,446	60%	30,669	6,000,000
Graham Smith	—	—	—	—	—	—
Jason Child	Annual	40%	30,669	60%	46,004	9,000,000
Teresa Carlson	—	—	—	—	—	—
Shawn Bice	Annual	40%	34,077	60%	51,115	10,000,000
(1)	The amounts reported in the Percentage of Award as PSUs column and Total Target Value column include the PSUs granted to Mr. Roberts in fiscal 2024.

The values of the PSUs reflected in the Summary Compensation Table are different from, and higher than, the intended values reflected in the table above. This is because the values reported in the Summary Compensation Table are valued under accounting rules intended to capture the “grant date fair value” of the PSUs for accounting purposes using a “Monte Carlo” valuation methodology, which is influenced by numerous factors, including interest rates and stock volatility. This “grant date fair value” is used to expense the PSUs under relevant accounting rules. We believe that the intended values of the PSUs reflected in the table above are a more accurate representation of the values intended to be delivered to our NEOs.

The target number of shares of our common stock subject to the fiscal 2023 PSUs represents the number of shares eligible to be earned and subsequently eligible to vest based on the target level performance of the rTSR metric, described below, for fiscal 2023. Mr. Roberts joined the Company in January 2023 and received PSUs in fiscal 2024; consequently, no award is shown under “Target PSUs,” above, for Mr. Roberts. Messrs. Child’s and Bice’s employment with the Company terminated in fiscal 2023; upon termination of employment, each forfeited his fiscal 2023 RSUs and PSUs. Ms. Carlson did not receive a 2023 RSU or PSU award due to her termination of employment in March 2022.

The RSUs granted to our NEOs in fiscal 2023 vest over three years with approximately 33.33% vesting on March 10, 2023, and approximately 66.66% vesting quarterly thereafter over the remaining two years in approximately equal installments, subject to the NEO’s continued service with us on each vesting date. For Mr. Steele, the RSUs granted to him in fiscal 2023 are scheduled to vest over four years, with approximately 25% scheduled to vest on March 10, 2023, and approximately 75% scheduled to vest quarterly thereafter over the remaining three years in approximately equal installments. For Mr. Roberts, the RSUs granted to him in fiscal 2023 are scheduled to vest over four years, with approximately 25% scheduled to vest on March 10, 2024, and approximately 75% scheduled to vest quarterly thereafter over the remaining three years in approximately equal installments.

As described above, in fiscal 2023 we initiated a transition to a PSU program with a three-year rTSR performance metric with interim earning opportunities, as follows:

●	The fiscal 2023 PSUs include interim payout opportunities at the end of the first and second year of the three-year performance period. These interim payout opportunities were designed to provide a vesting opportunity based on rTSR performance as we transition to a 3-year cliff goal. Beginning in fiscal 2025 we expect our PSU awards to be eligible for vesting in fiscal 2028, at the conclusion of the three-year performance period.
●	These two interim payout opportunities are each capped at one-third of the target level payout for the PSUs, based on rTSR performance and continued service through the end of the relevant year.
●	For each interim payout opportunity, any upside above one-third of the target level payout cannot be earned until the conclusion of the three-year performance period (and would be based on rTSR performance through the conclusion of the three-year performance period).
●	The minimum (threshold), target and maximum rTSR metrics for the fiscal 2023 program are the 25th, 55th and 75th percentile, respectively, compared to the constituents of the SPDR S&P Software & Services ETF (XSW) for (x) the two interim payout opportunities (capped at target) and (y) the third payout opportunity at the end of the three-year performance period.
●	The third payout at the conclusion of the three-year performance period is capped at the target level if the Company’s absolute total stockholder return is negative.
●	The Talent & Compensation Committee selected the SPDR S&P Software & Services ETF (XSW) given (x) its representation of our technology industry peers and (y) that it is challenging relative to other potential benchmark indices, having outperformed the Dow Jones, S&P 500 and Russell 2000 on a five-year basis over the five years preceding the grant date of the PSUs.

Splunk 2023 Proxy Statement	59

Executive Compensation

Illustration of FY23 PSU Program Performance Period / Vesting Terms

60

Executive Compensation

	FY23	FY24	FY25	FY26	FY27
FY23 Grant (Actual)	Tranche 1 (1 year - No upside) Vests March FY24, if earned	Tranche 2 (2 years - No upside) Vests March FY25, if earned	Tranche 3 (3 years - Full upside) Vests March FY26, if earned
FY24 Grant (Actual)		Tranche 1 (2 years - No upside) Vests March FY26, if earned		Tranche 2 (3 years - Full upside) Vests March FY27, if earned
FY25 Grant (Anticipated)			Single Tranche (3 years - Full upside) Vests March FY28, if earned

Earned PSU Awards. As noted above, the fiscal 2023 PSUs include an interim payout opportunity after the end of the first year of the three-year performance period, capped at one-third of the target level payout for the PSUs, based on rTSR performance and continued service through the end of the first year. For the first fiscal year covered by the fiscal 2023 PSUs, we achieved rTSR of approximately the 56th percentile.

Based on our actual performance, the Talent & Compensation Committee determined that 100% of each NEO’s target PSU award was earned for the first 1/3rd vesting tranche. The following chart summarizes the target number of PSUs eligible to be earned for the first performance period and the actual number of PSUs earned by each NEO, in each case during fiscal 2023:

NEO	Target PSUs (number of shares)	Number of Earned PSUs (number of shares)
Gary Steele	48,017	48,017
Brian Roberts	—	—
Scott Morgan	10,223	10,223
Graham Smith	—	—
Jason Child	15,334	—
Teresa Carlson	—	—
Shawn Bice	17,038	—

Mr. Smith did not receive an equity award in connection with his employment as our interim CEO and therefore does not hold any PSUs or, other than the RSUs granted to him in connection with his service as a member of our Board, any RSUs. Ms. Carlson did not receive any equity awards in fiscal 2023 due to the termination of her employment with us in March 2022. In connection with their respective terminations of employment with the Company in fiscal 2023, Messrs. Child’s Bice’s fiscal 2023 PSUs were forfeited in accordance with the terms of their PSU award agreements. Mr. Roberts joined the Company in January 2023 and received PSUs in fiscal 2024.

PAYOUT OF FISCAL 2020-2022 STOCK PRICE PSUs
As disclosed in previous proxy statements, the fiscal 2020, 2021 and 2022 PSU programs included an overall modifier to any earned corporate PSUs that provided for an opportunity to earn additional stock price PSUs beginning in June 2021, June 2022 and June 2023, respectively, depending on the Company’s stock price growth rate as compared to the SPDR S&P Software & Services ETF (XSW) since March 2019, March 2020 and March 2021, respectively. Based on the Company’s stock price growth rate, no stock price PSUs were earned under the fiscal 2020, 2021 and 2022 PSU programs during fiscal 2023.

Splunk 2023 Proxy Statement	61

Executive Compensation

Severance and Change in Control-Related Benefits
Our NEOs other than Mr. Smith are provided certain protections in their employment letters and equity award agreements in the event of their termination of employment under specified circumstances, including in connection with a change in control of the Company. We believe that these protections serve our retention objectives by permitting our NEOs to maintain continued focus and dedication to their responsibilities in order to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company. The chart below describes the material terms of these benefits for our NEOs.

Triggering Event(s)	Benefits
Employment is terminated without cause or the NEO resigns for good reason, within either six months before or 18 months after a Company change in control
●A lump sum payment equal to 12 months of the NEO’s then-current base salary (24 months, in the case of Mr. Steele), plus 100% of the NEO’s annual target bonus for the year of termination (24 months of annual target bonus plus a pro-rated portion of annual target bonus for the year of termination, in the case of Mr. Steele), less any amounts already paid for such year;
●Payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for the NEO and eligible dependents (18 months, in the case of Mr. Steele), or a lump sum payment of $24,000 ($36,000, in the case of Mr. Steele) if paying for COBRA premiums would cause imposition of an excise tax or failure of non-discrimination tests; and
●All outstanding equity awards subject only to time-vesting conditions (including PSUs that become earned and performance-vested at the time of termination) will become 100% time-vested.
In each case subject to the NEO timely signing a release of claims in favor of the Company that becomes effective.

Employment is terminated without cause, other than in connection with a Company change in control as described above
●A lump sum payment equal to six months of the NEO’s then-current base salary (18 months, in the case of Mr. Steele), plus a pro-rated portion of the NEO’s annual target bonus for the year of termination, less any amounts already paid for such year;
●Payment by us for up to six months of COBRA premiums to continue health insurance coverage for the NEO and eligible dependents (12 months, in the case of Mr. Steele), or a lump sum payment of $12,000 ($24,000, in the case of Mr. Steele) if paying for COBRA premiums would cause imposition of an excise tax or failure of non-discrimination tests; and
●All outstanding equity awards subject only to time-vesting conditions (including PSUs that become earned and performance-vested at the time of termination) that would have time-vested in the six-month period following termination will accelerate vesting (12 months, in the case of Mr. Steele).

In each case subject to the NEO timely signing a release of claims in favor of the Company that becomes effective.

In November 2021, shortly after Douglas Merritt’s employment as our President and CEO was terminated, the Talent & Compensation Committee temporarily increased the severance payments and benefits described above for our NEOs until the 12-month anniversary of the start date of the first new (non-interim) CEO as follows. If the relevant termination of employment occurred on or before the 12-month anniversary of the start date of the first new (non-interim) CEO, (1) the portion of the NEO’s lump sum severance payment equal to six months of then-current base salary increased from six to 12 months, (2) the payment by us for up to six months of the NEO’s COBRA premiums, or a lump sum payment of $12,000 in lieu thereof as described above, increased to 12 months and $24,000, respectively, and (3) the six months of accelerated vesting of the NEO’s outstanding equity awards as described above increased to 12 months. The Talent & Compensation Committee determined that such temporary enhanced severance payments and benefits served our retention objectives by permitting our NEOs to maintain continued focus and dedication to their responsibilities in order to maximize stockholder value during the CEO transition. These temporary enhanced severance arrangements did not apply to Messrs. Smith, Steele or Roberts. Mr. Steele was appointed President and CEO effective April 11, 2022. Consequently, these temporary enhanced severance arrangements expired effective April 11, 2023.

62

Executive Compensation

In the event of a Company change in control, outstanding stock price PSUs granted prior to fiscal 2023 under our previous PSU structure will be deemed earned based on stock price growth measured through the date of the change in control, and will become subject to the same time-based vesting conditions as the corporate PSUs to which they relate. With respect to the fiscal 2023 PSUs, in the event of a Company change in control, (1) rTSR will be measured, and the PSUs will correspondingly performance-vest, as of the date of such change in control; (2) a portion of the performance-vested PSUs will time-vest on the date of such change in control on a prorated basis (based on months of service through such date); and (3) the portion of the performance-vested PSUs that do not time-vest pursuant to the preceding clause will remain subject to time-vesting conditions following such change in control. In the event of a Company change in control, if the successor corporation does not assume or substitute for an equity award, the award will fully vest and, with respect to awards with performance-based vesting conditions, all performance metrics or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.

In addition, in the event any of the payments provided for under their employment letters, or otherwise payable to an NEO, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Tax Code”), and would be subject to the related excise tax under Section 4999 of the Tax Code, he or she would be entitled to receive either full payment of the benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such NEO. No employment letter with any of our NEOs provides for any excise tax reimbursement or “gross-up” payments.

Under our equity plans, our employees, including our executive officers, and our non-employee directors are entitled to vesting acceleration benefits for their outstanding and unvested equity awards in the event of their death. See “Compensation Tables—Equity Acceleration Death Benefit” for further information.

Other Compensation Policies and Information

Recent Fiscal 2024 Compensation Decisions

In March 2023, the Talent & Compensation Committee conducted its annual executive compensation review and made fiscal 2024 compensation decisions for our continuing NEOs as set forth below. In making these decisions, the Committee considered a competitive analysis of market data of our compensation peer group provided by Compensia, the recommendations of our CEO, other than with respect to his own base salary, and other factors described in “Discussion of Our Fiscal 2023 Executive Compensation Program—Compensation Process—Role of Talent & Compensation Committee.”

●	Maintained the base salaries of continuing NEOs.
●	Maintained the continuing NEOs’ target annual cash bonus as a percentage of base salary at the same levels.
●	Replaced operating cash flow metric with free cash flow in our executive annual bonus plan to reflect continued focus on profitability and efficient use of capital.
●	Maintained the mix of fiscal 2023 equity awards for all continuing NEOs, including our CEO, of at least 60% PSUs.

Employment Letter with Mr. Smith

Following the termination of Douglas Merritt as our President and CEO in November 2021, Graham Smith, the Chair of our Board, became our interim CEO and we entered into an employment letter with Mr. Smith. Given the temporary and transitional nature of Mr. Smith’s role as interim CEO, and his existing meaningful financial stake in the Company at the time of his transition to interim CEO (including through unvested equity awards received in connection with his services as a member of our Board), the Talent & Compensation Committee, with the assistance of Compensia, structured Mr. Smith’s compensation to be simple and to be less than the median CEO total direct compensation for the CEOs in our compensation peer group at the time of the transition. Mr. Smith’s employment letter provided for a base salary for the term he served as interim CEO at a rate of $1,000,000 per month, as well as eligibility to participate in our standard employee benefit programs applicable to full-time U.S. employees. In connection with his services as interim CEO, Mr. Smith was not eligible for an annual cash bonus opportunity or equity awards. We determined this was appropriate not only given the temporary and transitional nature of Mr. Smith’s role as interim CEO and his existing meaningful financial stake in the Company, but also given that at the time he commenced his role as interim CEO, more than three-quarters of the one-year performance periods within our fiscal 2022 annual and long-term performance-based incentive programs had elapsed. During his term as interim CEO, Mr. Smith’s equity awards previously granted to him in connection with his services as a member of our Board continued to vest, and he did not receive any other compensation for his services as a member of our Board.

Splunk 2023 Proxy Statement	63

Executive Compensation

Termination of the Employment of Mr. Child

In September 2022, Mr. Child informed us of his decision to resign as the Company’s Senior Vice President and Chief Financial Officer, effective as of September 26, 2022. In connection with his resignation, on September 26, 2022, the Company entered into an amendment to Mr. Child’s employment offer letter dated April 16, 2019, as amended on November 30, 2021, pursuant to which Mr. Child agreed to serve as strategic advisor to the Company’s President and Chief Executive Officer through November 1, 2022, after which time Mr. Child’s employment with the Company terminated. Mr. Child’s termination constituted a voluntary resignation under his employment offer letter. Consequently, Mr. Child did not receive any severance payments or benefits in connection with the termination of his employment with us.

Termination of the Employment of Ms. Carlson

Ms. Carlson’s employment with us terminated in March 2022; this termination constituted a termination of her employment by us without “cause” under Section 8(b) of her employment letter with us, and gave rise to the corresponding severance payments and benefits under her employment letter, which are described in further detail above under “Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Severance and Change in Control-Related Benefits.”

Termination of the Employment of Mr. Bice

In May 2022, Mr. Bice informed the Company of his decision to resign as the Company’s President, Products and Technology, effective as of June 16, 2022. Mr. Bice’s termination constituted a voluntary resignation under his employment offer letter. At the time of his resignation, Mr. Bice had vested in 50% of his cash signing bonus. Mr. Bice was not entitled to any severance payments or benefits in connection with the termination of his employment with us under his employment offer letter. However, the Talent & Compensation Committee determined that it would be in the best interests of the Company to release Mr. Bice from his obligations to repay the 50% portion of his cash signing bonus that was still unvested under his employment letter in exchange for a signed release of claims against the Company and other covenants, including non-disclosure, non-disparagement, and cooperation covenants in favor of the Company. Please see the All Other Compensation column of the Summary Compensation Table of this proxy statement for more information.

Employee Benefits and Perquisites

We provide employee benefits to all eligible employees in the United States, including our NEOs, which the Talent & Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain highly talented employees. These benefits include medical, dental and vision insurance, a 401(k) plan with a matching contribution component, life and disability insurance, flexible spending and health savings accounts, an employee stock purchase plan, a wellbeing program, post-tax hospital indemnity and critical illness programs and a mental health program.

In fiscal 2023, we did not provide our NEOs with any material perquisites.

Stock Ownership Guidelines

Our Board believes that our non-employee directors and executive officers should hold a meaningful financial stake in the Company in order to further align their interests with those of our stockholders. To promote this belief, our Board has adopted stock ownership guidelines requiring our executive officers to achieve certain stock ownership levels within five years of the later of (i) September 13, 2018, or such later date as specified in the stock ownership guidelines, or (ii) such executive officer’s hire, appointment, promotion or election date, as applicable. To further align the interests of our NEOs with those of our stockholders, these guidelines were last amended in fiscal 2023. As so amended, the current stock ownership guidelines are set forth below:

●	Our CEO must own the lesser of (i) shares of Company common stock with a value of six times his or her annual base salary and (ii) 50,000 shares; and
●	Each other executive officer who reports directly to our CEO must own the lesser of (i) shares of Company common stock with a value of three times his or her annual base salary and (ii) 15,000 shares.

64

Executive Compensation

The salary multiples above are consistent with current market practices, and the alternative share number thresholds are intended to provide our executive officers with certainty as to whether the guidelines are met, regardless of our then-current stock price. If an executive officer fails to meet the ownership guidelines within the applicable compliance period, he or she will be required to hold 50% of the shares of Company common stock acquired (which will be calculated based on net shares after taxes) through our equity incentive plans until such time as he or she meets the required ownership guidelines. Unvested equity awards and unexercised stock options do not count toward meeting the stock ownership guidelines.

As of the end of fiscal 2023, all of our continuing NEOs have met, exceeded, or are on track to meet, these guidelines based on their current rate of stock accumulations in the time frames set out in the guidelines.

See “Corporate Governance at Splunk—Non-Employee Director Compensation—Stock Ownership Guidelines” for information about the stock ownership guidelines applicable to our non-employee directors.

Clawback Policy

We have a Clawback Policy pursuant to which we may seek the recovery of cash performance-based incentive compensation paid by us as well as performance-based equity awards, including PSUs. The Clawback Policy applies to our CEO and to all officers who report directly to our CEO. The Clawback Policy provides that if (i) we restate our financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a covered individual would have been less if the financial statements had been correct; (iii) no more than two years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) the Talent & Compensation Committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct by such individual caused the material error and it would be in our best interests to seek from such individual recovery of the excess compensation (minus taxes paid or payable by such individual on such excess compensation), then the Talent & Compensation Committee may, in its sole discretion, seek from such individual repayment to the Company of an amount up to the amount of such excess compensation. We expect to amend the Clawback Policy in fiscal 2024 to reflect new incentive-based compensation recovery rules established by The Nasdaq Stock Market pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Anti-Hedging and Anti-Pledging Policy; Stock Trading Practices

We maintain an Insider Trading Policy that, among other things, prohibits our executive officers, including our NEOs, from trading during quarterly and special closed trading windows. The Insider Trading Policy also prohibits our executive officers, including our NEOs, from engaging in short sales, hedging, swaps, exchange funds and similar transactions designed to decrease the risks associated with holding the Company’s securities, as well as pledging the Company’s securities as collateral for loans, transactions involving derivative securities relating to our common stock, and holding Company securities in a margin account. None of the Company’s subsidiaries have publicly traded equity securities. Our Insider Trading Policy requires all executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), including our NEOs, to obtain written pre-clearance from the Insider Trading Compliance Officer or his or her designee prior to buying, selling, or engaging in any other transaction in the Company’s securities.

Further, we have adopted Rule 10b5-1 Trading Plan Guidelines that permit our Section 16 Officers, including our NEOs, to adopt 10b5-1 plans. Under our 10b5-1 Trading Plan Guidelines, 10b5-1 plans may only be adopted or modified during an open trading window under our Insider Trading Policy and only when the relevant NEO does not otherwise possess material nonpublic information about the Company. All 10b5-1 plans must comply with the revised rules applicable to 10b5-1 plans and must be approved by our Insider Trading Compliance officer or a designee.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Tax Code, or Section 162(m), disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer, and certain other current and former highly compensated officers that qualify as covered employees within the meaning of Section 162(m). The Talent & Compensation Committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our current and former executive officers and does not currently have any immediate plans to do so. The Talent & Compensation Committee may, in its judgment, authorize compensation payments that

Splunk 2023 Proxy Statement	65

Executive Compensation

are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Talent & Compensation Committee intends to continue to compensate our current and former executive officers in a manner consistent with our best interests and the best interests of our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Tax Code. Sections 280G and 4999 of the Tax Code provide that executive officers, directors who hold significant equity interests in our Company, and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Tax Code also imposes additional significant taxes on an executive officer, director or other service provider to the Company in the event that he or she receives “deferred compensation” that does not meet certain requirements of Section 409A of the Tax Code.

Accounting for Stock-Based Compensation

We follow The Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock unit awards and performance unit awards (including PSUs), based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below for equity awards to our NEOs as required by the applicable SEC rules. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that the recipient of such compensation is required to render service in exchange for the option or other award.

For performance unit awards (including PSUs), stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.

Compensation Risk Assessment

The Talent & Compensation Committee, with the assistance of Compensia, assesses and considers potential risks when reviewing and approving our compensation programs, policies and practices for our executive officers and our employees. We designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the Talent & Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that are reasonably likely to have a material adverse effect on us.

Talent & Compensation Committee Report

As noted above, our Board reorganized the Talent & Compensation Committee during fiscal 2023. The Talent & Compensation Committee of our Board is now comprised of Graham Smith, who joined in April 2022, and Kenneth Hao and Rick Wallace, who joined in October 2022. The Talent & Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Talent & Compensation Committee recommended to our Board that this Compensation Discussion and Analysis be included in this proxy statement.

TALENT & COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Graham V. Smith (Chair)
Kenneth Hao
Richard Wallace

66

Executive Compensation

Compensation Tables

Summary Compensation Table

The following table summarizes the compensation that we paid to or was earned by each of our NEOs for the fiscal years ended January 31, 2023, 2022 and 2021, and their principal position with us as of the fiscal year ended January 31, 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Gary Steele(2) President, Chief Executive Officer and Director	2023	729,863	8,000,000	(3)	42,154,016	316,761		12,080	(4)	51,212,720
Brian Roberts(5) Chief Financial Officer	2023	14,178	—		5,567,566	—		853	(4)	5,582,597
Scott Morgan Senior Vice President, Chief Legal Officer, Global Affairs and Secretary	2023	525,000	—		8,616,149	145,824		10,119	(4)	9,297,092
	2022	475,000	—		5,399,953	637,336		61,776	(6)	6,574,065
	2021	430,000			6,851,708	320,776		3,545	(7)	7,606,029

Graham Smith(8) Former Interim Chief Executive Officer and Director	2023	2,367,798	—		197,403	—		213	(4)	2,565,414
	2022	2,740,137	—		269,398	—		853	(6)	3,010,388

Jason Child(9) Former Senior Vice President and Chief Financial Officer	2023	431,644	—		12,924,646	—		8,823	(4)	13,365,113
	2022	540,000	—		8,565,464	905,688		67,430	(6)	10,078,582
	2021	485,000	—		10,734,528	413,492		4,010	(7)	11,637,030
Teresa Carlson(10) Former President and Chief Growth Officer	2023	96,986	—		—	—		5,874,176	(4)	5,971,162
	2022	473,425	3,250,000	(11)	14,773,270	794,028		60,157	(6)	19,350,880

Shawn Bice(12) Former President of Products and Technology	2023	232,877	—		14,360,453	—		4,253,125	(4)(13)	18,846,455
	2022	402,740	8,500,000	(13)	11,222,763	675,475	(10)	61,481	(6)	20,862,459

(1)	The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of the RSUs granted to our NEOs in fiscal 2023, 2022 and 2021 and the PSUs granted to our NEOs in fiscal 2023, 2022 and 2021, as computed in accordance with ASC Topic 718. The fiscal 2023 PSUs contain a market-related (relative total stockholder return) goal. Consistent with the applicable accounting standards, the grant date fair value of the fiscal 2023 PSUs has been determined using a Monte Carlo simulation model. For fiscal 2022, the estimated fair value of PSUs is calculated based on the probable outcome of the performance measures for the applicable performance period as of the date on which the PSUs were granted for accounting purposes. The estimated fair value of the fiscal 2021 PSUs is calculated based on (a) the probable outcome of the performance measures for such PSUs, which were granted in March 2020, and (b) the incremental fair value of the modification of such PSUs based on the probable outcome of the performance measures calculated as of October 27, 2020, the date on which such PSUs were modified. We accounted for this change as a Type III modification under ASC Topic 718 as the expectation of the achievement of certain performance conditions related to these awards changed from improbable to probable post-modification. Post-modification stock-based compensation expense related to these awards will be recognized based on the modification date fair value over their remaining service period, under the graded-vesting attribution method. The fiscal 2022 and fiscal 2021 PSUs include both corporate performance and market-related (stock price modifier) goals. Consistent with the applicable accounting standards, the grant date fair value of the stock price modifier component has been determined using a Monte Carlo simulation model. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023. Notwithstanding the foregoing, for Mr. Smith, the amount reported in the Stock Awards column reflects the aggregate grant date fair value of the RSUs granted to him in fiscal 2023 and fiscal 2022 in connection with his service as a member of our Board, as computed in accordance with ASC Topic 718. Ms. Carlson, whose employment with us terminated effective March 31, 2022, did not receive equity awards in fiscal 2023. Messrs. Child’s and Bice’s employment with the Company terminated in fiscal 2023; upon termination of employment, each forfeited his fiscal 2023 equity awards. Mr. Roberts’ employment with us started on January 23, 2023, and he was not eligible to participate in the fiscal 2023 PSU program. The values of the fiscal 2023 PSUs reflected in this Summary Compensation Table are different from, and higher than, the intended values reflected in the “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Fiscal 2023 Equity Awards” above. This is because the values reported in this Summary Compensation Table are valued under accounting rules intended to capture the “grant date fair value” of the fiscal 2023 PSUs for accounting purposes using a “Monte Carlo” valuation methodology, which is influenced by numerous factors, including interest rates and stock volatility. This “grant date fair value” is used to expense the PSUs under relevant accounting rules. We believe that the intended values of the PSUs reflected in the “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Fiscal 2023 Equity Awards” are a more accurate representation of the values intended to be delivered to our NEOs.

Splunk 2023 Proxy Statement	67

Executive Compensation

(2)	Mr. Steele became President and Chief Executive Officer of the Company on April 11, 2022. The salary and non-equity incentive plan compensation amounts presented are prorated based on the number of days in fiscal 2023 during which he was employed with us. Immediately following the resignation of Jason Child as our Senior Vice President and Chief Financial Officer effective September 26, 2022, Mr. Steele served as the Company’s interim principal financial officer until the Company appointed Mr. Roberts as its Senior Vice President and Chief Financial Officer effective January 23, 2023. Mr. Steele did not receive additional compensation for his services as our interim principal officer.
(3)	Pursuant to his employment letter, Mr. Steele received a new-hire cash signing bonus of $8,000,000. The bonus is subject to full reimbursement if Mr. Steele voluntarily resigns from the Company without “good reason” (as defined in his employment letter) or the Company terminates his employment for “cause” (as defined in his employment letter) within 12 months of his employment start date. The bonus is subject to reimbursement to the Company on a prorated basis if such a termination occurs 12 months after Mr. Steele’s employment start date and before 36 months after his employment start date. In determining Mr. Steele’s cash signing bonus, the Talent & Compensation Committee took into account the significantly higher long-term performance-based compensation opportunity he forfeited when he separated from his prior employer, which opportunity was more than twice the target value of Mr. Steele’s initial equity awards and the new-hire cash signing bonus.
(4)	For Mr. Steele, this amount represents $11,227 in a matching contribution to Mr. Steele’s 401(k) plan account, which contribution was made to all eligible participants and a premium payment for long-term disability benefits. For Mr. Roberts, this amount represents a premium payment for long-term disability benefits. For Mr. Morgan, this amount represents $9,266 in a matching contribution to Mr. Morgan’s 401(k) plan account, which contribution was made to all eligible participants and a premium payment for long-term disability benefits. For Mr. Smith, this amount represents a premium payment for long-term disability benefits. For Mr. Child, this amount represents $8,112 in a matching contribution to Mr. Child’s 401(k) plan account, which contribution was made to all eligible participants and a premium payment for long-term disability benefits. For Ms. Carlson, this amount represents $720,986 in termination payments and $5,148,318 attributable to accelerated vesting of equity awards in connection with her termination of employment (calculated by multiplying the number of shares of stock received by the market value of the underlying shares on the vesting date). For Ms. Carlson this amount also represents $4,730 in a matching contribution to Ms. Carlson’s 401(k) plan account, which contribution was made to all eligible participants and a premium payment for long-term disability benefits. For Mr. Bice, this amount represents the portion of Mr. Bice’s signing bonus under his employment letter, from which he was released in exchange for a release of claims against the Company and other covenants, including non-disclosure, non-disparagement, and cooperation covenants in favor of the Company. For Mr. Bice this amount also represents $2,769 in a matching contribution to Mr. Bice’s 401(k) plan account, which contribution was made to all eligible participants and a premium payment for long-term disability benefits.
(5)	Mr. Roberts joined the Company on January 23, 2023. The salary amount presented is prorated based on the number of days in fiscal 2023 during which he was employed with us. Mr. Roberts began participating in our executive bonus plan in fiscal 2024.
(6)	For Mr. Smith, this amount represents a premium payment for long-term disability benefits. For Mr. Child, this amount represents $26,421 in tax gross-ups; $31,205 in spousal expenses associated with attendance at our annual sales achievement event and a gift presented to all attendees at the event; $8,806 in a matching contribution to Mr. Childs’ 401(k) plan account, which contribution was made to all eligible participants; a premium payment for long-term disability benefits; travel expenses for spousal travel to accompany Mr. Child for travel he engaged in for business purposes; and a gift presented to Mr. Child in connection with a team building event. For Ms. Carlson, this amount represents $17,736 in tax gross-ups; $27,337 in spousal expenses associated with attendance at our annual sales achievement event and a gift presented to all attendees at the event; $10,085 in a matching contribution to Ms. Carlson’s 401(k) plan account, which contribution was made to all eligible participants; a premium payment for long-term disability benefits; travel expenses for spousal travel to accompany Ms. Carlson for travel she engaged in for business purposes; spousal expenses associated with attendance at a customer event that Ms. Carlson engaged in for business purposes; gifts presented to Ms. Carlson in connection with team building events and the commencement of her employment with the Company; and expenses for travel that Ms. Carlson engaged in that could be required to be reported as All Other Compensation under the SEC’s proxy disclosure rules. For Mr. Bice, this amount represents $18,907 in tax gross-ups; $29,142 in spousal expenses associated with attendance at our annual sales achievement event and a gift presented to all attendees at the event; $10,085 in a matching contribution to Mr. Bice’s 401(k) plan account, which contribution was made to all eligible participants; a premium payment for long-term disability benefits; travel expenses for spousal travel to accompany Mr. Bice for travel he engaged in for business purposes; and gifts presented to Mr. Bice in connection with team building events and the commencement of his employment with the Company. For Mr. Morgan, this amount represents $23,949 in tax gross-ups; $28,171 in spousal expenses associated with attendance at our annual sales achievement event and a gift presented to all attendees at the event; $8,804 in a matching contribution to Mr. Morgan’s 401(k) plan account, which contribution was made to all eligible participants; and a premium payment for long-term disability benefits.
(7)	For Mr. Child, this amount represents $847 in tax gross-ups; and $1,163 in a matching contribution and $2,000 in a discretionary contribution to Mr. Child’s 401(k) plan account, which contributions were made to all eligible participants. For Mr. Morgan, this amount represents $553 in tax gross-ups; and $992 in a matching contribution and $2,000 in a discretionary contribution to Mr. Morgan’s 401(k) plan account, which contributions were made to all eligible participants.
(8)	Mr. Smith became Interim Chief Executive Officer of the Company on November 13, 2021. For fiscal 2022, the salary presented is prorated based on the number of days in fiscal 2022 during which he was employed with us and includes $110,000 in director fees paid to him in fiscal 2022. Mr. Smith’s position as our Interim Chief Executive Officer terminated when Mr. Steele joined the Company on April 11, 2022. For fiscal 2023, the salary presented is prorated based on the number of days in fiscal 2023 during which he was employed with us and includes $66,428 in director fees paid to him in fiscal 2023.
(9)	On September 21, 2022, Mr. Child informed us of his decision to resign as the Company’s Senior Vice President and Chief Financial Officer, effective as of September 26, 2022. In connection with his resignation, on September 26, 2022, the Company entered into an amendment to Mr. Child’s employment offer letter dated April 16, 2019, as amended on November 30, 2021, pursuant to which Mr. Child served as strategic advisor to the Company’s President and Chief Executive Officer through November 1, 2022, after which time Mr. Child’s services with the Company terminated. The salary amount presented is prorated based on the number of days in fiscal 2023 during which he was employed with us.
(10)	Ms. Carlson joined the Company on April 19, 2021. For fiscal 2022, the salary and non-equity incentive plan compensation amounts presented are prorated based on the number of days in fiscal 2022 during which she was employed with us. Ms. Carlson’s employment with the Company terminated on March 31, 2022. The salary amount presented for Ms. Carlson for fiscal 2023 is prorated based on the number of days in fiscal 2023 during which she was employed with us.
(11)	Pursuant to her employment letter, Ms. Carlson received a cash signing bonus. The bonus was approximately equal to an imminent compensation opportunity Ms. Carlson forfeited when she separated from her prior employer. If Ms. Carlson voluntarily resigned from the Company for any reason within 12 months following her employment start date, she would have had to reimburse the Company 100% of the bonus. If Ms. Carlson resigned after the 12-month anniversary of her employment start date, she would have had to reimburse the Company up to 50% of the bonus on a prorated basis with the proration factor determined by subtracting the number of months completed after the 12-month anniversary of her employment start date from 12 and dividing the result by 12.
(12)	Mr. Bice joined the Company on April 19, 2021. For fiscal 2022, the salary and non-equity incentive plan compensation amounts presented are prorated based on the number of days in fiscal 2022 during which he was employed with us. Mr. Bice’s employment with the Company terminated on June 16, 2022. The salary amount presented for fiscal 2023 is prorated based on the number of days in fiscal 2023 during which he was employed with us.

68

Executive Compensation

(13)	Pursuant to his employment letter, Mr. Bice received a cash signing bonus. The bonus was approximately equal to an imminent compensation opportunity Mr. Bice forfeited when he separated from his prior employer. If Mr. Bice voluntarily resigned from the Company for any reason within 12 months following his employment start date, he would have had to reimburse the Company 100% of the bonus. If Mr. Bice voluntarily resigned after the 12-month anniversary of his employment start date, he would have had to reimburse the Company up to 50% of the bonus on a prorated basis with the proration factor determined by subtracting the number of months completed after the 12-month anniversary of his employment start date from 12 and dividing the result by 12. In connection with Mr. Bice’s resignation, effective June 16, 2022, Mr. Bice and the Company entered into a separation agreement. Pursuant to this Separation Agreement, in exchange for continued cooperation with the Company and a signed release of claims in favor of the Company by Mr. Bice, the Company agreed to forgive Mr. Bice’s obligation to repay the 50% unvested portion of his signing bonus.

Grants of Plan-Based Awards for Fiscal 2023

The following table presents, for each of our NEOs, information concerning grants of plan-based awards made during fiscal 2023. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary Steele	—	562,500	1,125,000	2,250,000	—	—	—	—	—
RSUs	4/11/2022	—	—	—	—	—	—	96,034	12,799,412
PSUs	4/11/2022	—	—	—	72,026	144,052	288,104	—	29,354,604
Brian Roberts	—	—	—	—	—	—	—	—	—
RSUs	01/23/2023	—	—	—	—	—	—	59,802	5,567,566
Scott Morgan	—	210,000	420,000	840,000	—	—	—	—	—
RSUs	03/09/2022	—	—	—	—	—	—	20,446	2,614,839
PSUs	03/09/2022	—	—	—	15,334	30,669	61,338	—	6,001,310
Graham Smith	—	—	—		—	—	—	—	—
RSUs	06/29/2022	—	—	—	—	—	—	2,301	197,403
Jason Child	—	287,500	575,000	1,150,000	—	—	—	—	—
RSUs	03/09/2022	—	—	—	—	—	—	30,669	3,922,258
PSUs	03/09/2022	—	—	—	23,002	46,004	92,008	—	9,002,388
Teresa Carlson	—	300,000	600,000	1,200,000	—	—	—	—	—
RSUs	—	—	—	—	—	—	—	—	—
PSUs	—	—	—	—	—	—	—	—	—
Shawn Bice	—	312,500	625,000	1,250,000	—	—	—	—	—
RSUs	03/09/2022	—	—	—	—	—	—	34,077	4,358,108
PSUs	03/09/2022	—	—	—	25,557	51,115	102,230	—	10,002,346
(1)	Amounts in these columns relate to cash incentive compensation opportunities under our executive bonus plan. Payments under this plan are subject to a threshold limitation based on achieving at least 96% of the target annual recurring revenue objective and at least 76% of the target operating cash flow objective for fiscal 2023. Target payment amounts assume achievement of 100% of the target corporate performance objectives. Payments under the executive bonus plan are subject to a maximum payment of 200%, based on achievement of 103% or more of the target annual recurring revenue objective and 120% or more of the target operating cash flow objective. The actual amounts paid to our NEOs are set forth in the Summary Compensation Table above, and the calculation of the actual amounts paid is discussed more fully in “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Long-Term Equity Compensation” above. Mr. Steele joined the Company on April 11, 2022, and received a prorated annual cash bonus opportunity for fiscal 2023. Mr. Roberts joined the Company on January 23, 2023 and began participating in our executive bonus plan in fiscal 2024. As described in “Compensation Discussion and Analysis—Other Compensation Policies and Information,” Mr. Smith was not eligible for an annual cash bonus opportunity as our interim CEO. Messrs. Child’s and Bice’s and Ms. Carlson’s employment with the Company terminated in fiscal 2023. Upon termination of employment, each forfeited his or her fiscal 2023 annual cash bonus opportunity under the executive bonus plan.

Splunk 2023 Proxy Statement	69

Executive Compensation

(2)	Amounts in these columns relate to payout opportunities under the fiscal 2023 PSU program. These PSUs were granted under our 2012 Plan, other than the PSUs held by Mr. Steele, which were granted outside of the 2012 Plan in accordance with Listing Rule 5635(c)(4) of the corporate governance rules of The Nasdaq Stock Market. The amounts shown in the Threshold column reflect the PSUs that would vest if the minimum relative total stockholder return metric is met and are 50% of the amounts shown under the Target column. The amounts shown in the Target column reflect the PSUs if the target relative total stockholder return metric is met. The amounts shown in the Maximum column reflect the PSUs if the maximum relative total stockholder return metric is met and are 200% of the amounts shown under the Target column. The PSUs vest over three years, subject to continued service to us. On March 16, 2023,100% of Messrs. Steele’s and Morgan’s target fiscal 2023 PSUs vested based upon our relative total stockholder return for the first performance period under the fiscal 2023 PSU program. The PSUs are discussed more fully in “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Long-Term Equity Compensation.” Mr. Roberts’ employment with us started on January 23, 2023, and he was not eligible to participate in the fiscal 2023 PSU program. As described in “Compensation Discussion and Analysis—Other Compensation Policies and Information,” Mr. Smith was not eligible for PSUs as our interim CEO. Messrs. Child’s and Bice’s employment with the Company terminated in fiscal 2023; upon termination of employment, each forfeited his fiscal 2023 PSUs. Ms. Carlson, whose employment with us terminated effective March 31, 2022, did not receive a fiscal 2023 RSU grant.
(3)	For Mr. Steele, the RSU grant vests over approximately 4 years, with 25% of the RSUs vesting on or about March 10, 2023 and 1/16th of the RSUs vesting quarterly thereafter. For Mr. Roberts’, the RSU grant vests over approximately 4 years, with 25% of the RSUs vesting on March 10, 2024 and 1/16th of the RSUs vesting quarterly thereafter. Mr. Smith’s RSU grant represents an RSU grant received under our 2022 Plan in connection with his service as a member of our Board. Twenty-five percent of the RSUs vest on each of September 10, 2022, December 10, 2022, March 10, 2023 and June 10, 2023 (or the next annual meeting of stockholders if earlier), subject to his continued service through the relevant date. For Messrs. Morgan, Child and Bice, the RSU grant are scheduled to vest over approximately 3 years, with 25% of the RSUs eligible to vest on March 10, 2024 and 1/12th of the RSUs vesting quarterly thereafter. Messrs. Child’s and Bice’s employment with the Company terminated in fiscal 2023; upon termination of employment, each forfeited his fiscal 2023 RSUs. Ms. Carlson, whose employment with us terminated effective March 31, 2022, did not receive an RSU grant from us.
(4)	The amounts reported in this column reflect the aggregate grant date fair value of the RSUs and PSUs granted to our NEOs in fiscal 2023 as computed in accordance with ASC Topic 718. Consistent with the applicable accounting standards, the grant date fair value of the PSUs was determined using a Monte Carlo simulation model. These amounts do not necessarily correspond to the actual value recognized by NEOs. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023.

70

Executive Compensation

Outstanding Equity Awards at Fiscal 2023 Year-End

The following table sets forth information concerning outstanding equity awards held by our NEOs as of January 31, 2023.

		Stock Awards
Name	Vesting Commencement Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Gary Steele	03/10/2022	96,034	(2)	9,197,176	—		—
	03/10/2022	—		—	144,052	(3)	13,795,860
Brian Roberts	03/10/2023	59,802	(2)	5,727,238	—		—
Scott Morgan	03/10/2019	955	(2)	91,460	—		—
	03/10/2019	2,150	(4)	205,906	—		—
	03/10/2020	4,841	(2)	463,623	—		—
	03/10/2020	9,776	(5)	936,248	—		—
	03/10/2021	5,892	(6)	564,277	—		—
	03/10/2021	14,844	(7)	1,421,610	—		—
	03/10/2022	20,446	(6)	1,958,113	—		—
	03/10/2022	—		—	30,669	(3)	2,937,170
Graham Smith	—	1,151	(2)	110,231	—		—
Jason Child	—	—		—	—		—
Teresa Carlson	—	—		—	—		—
Shawn Bice	—	—		—	—		—
(1)	Market Value is calculated based on the closing price of our common stock on The NASDAQ Global Select Market on January 31, 2023 (the last trading day of our fiscal year), which was $95.77.
(2)	Mr. Smith’s RSU grant represents an RSU grant received under our 2022 Plan in connection with his service as a member of our Board. Twenty-five percent of the RSUs vest on each of September 10, 2022, December 10, 2022, March 10, 2023 and June 10, 2023 (or the next annual meeting of stockholders if earlier), subject to his continued service through the relevant date. For the other NEOs, the RSUs vest over four years, with one-fourth of the RSUs vesting one year following the vesting commencement date and 1/16th vesting quarterly thereafter over the remaining three years, subject to continued service to us. In connection with their termination of employment in fiscal 2023, Messrs. Child’s and Bice’s and Ms. Carlson’s unvested equity awards were forfeited to the Company.
(3)	Represents target number of fiscal 2023 PSUs. On March 16, 2023, 100% of Messrs. Steele’s and Morgan’s target fiscal 2023 PSUs were deemed earned based upon relative total stockholder return for the first performance period under the fiscal 2023 PSUs. For Mr. Steele, 48,017 PSUs vested on March 16, 2023, and a target of 96,035 PSUs remain eligible to be earned based on performance during the second and third performance periods under the fiscal 2023 PSUs. For Mr. Morgan, 10,223 PSUs vested on March 16, 2023, and a target of 20,446 PSUs remain eligible to be earned based on performance during the second and third performance periods under the fiscal 2023 PSUs. See “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Long-Term Equity Compensation” for more information on the fiscal 2023 PSUs.
(4)	On March 26, 2020, 150.05% of Mr. Morgan’s target fiscal 2020 PSUs were deemed earned based upon our fiscal 2020 financial results, and one-fourth of these earned corporate PSUs vested on March 26, 2020 and 1/16th vest quarterly thereafter, beginning on June 10, 2020, over the remaining three years, subject to continued service to us. The number of corporate PSUs earned was 34,382 for Mr. Morgan. The number of stock price PSUs that will be eligible to be earned and vest beginning in June 2021 through March 2023 is 17,191 for Mr. Morgan. No stock price PSUs were earned in fiscal 2023.
(5)	On March 31, 2021, 134.60% of Mr. Morgan’s target fiscal 2021 PSUs were deemed earned based upon our fiscal 2021 financial results, and one-fourth of these earned corporate PSUs vested on March 31, 2021 and 1/16th vest quarterly thereafter, beginning on June 10, 2021, over the remaining three years, subject to continued service to us. The number of corporate PSUs earned was 31,274 for Mr. Morgan. The number of stock price PSUs that will be eligible to be earned and vest beginning in June 2022 through March 2024 is 15,637 for Mr. Morgan.
(6)	The RSUs vest over three years, with one-third of the RSUs vesting one year following the vesting commencement date and 1/12th vesting quarterly thereafter over the remaining two years, subject to continued service to us.
(7)	On March 24, 2022, 167.97% of Mr. Morgan’s target fiscal 2022 PSUs were deemed earned based upon our fiscal 2022 financial results, and one-third of these earned corporate PSUs vested on March 24, 2022 and 1/12th vest quarterly thereafter, beginning on June 10, 2022, over the remaining two years, subject to continued service to us. The number of corporate PSUs earned was 35,621 for Mr. Morgan. The number of stock price PSUs that will be eligible to be earned and vest beginning in June 2023 through March 2024 is 17,810 for Mr. Morgan.

Splunk 2023 Proxy Statement	71

Executive Compensation

Stock Vested in Fiscal 2023

The following table sets forth the number of shares acquired and the value realized upon the vesting of RSUs/PSUs during fiscal 2023 by each of our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gary Steele	—	—
Brian Roberts	—	—
Scott Morgan	55,004	6,216,285
Graham Smith	2,217	230,511
Jason Child	78,514	9,175,157
Teresa Carlson	77,639	10,378,395
Shawn Bice	49,704	6,482,659
(1)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date. The value reported in this column for Mr. Smith relates to stock awards received in connection with his service as a member of our Board.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during fiscal 2023.

Executive Employment Arrangements

The terms and conditions of employment for each of our NEOs are set forth in written employment letters, as amended from time to time (“employment letters”). Each of the employment letters with our NEOs sets forth the terms and conditions of such executive’s employment with us and, other than with respect to Mr. Smith, provides for severance and change in control payments and benefits, as described above under the “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Severance and Change in Control-Related Benefits” section of this proxy statement. The employment letters for Messrs. Steele, Roberts and Smith are described above under the “Compensation Discussion and Analysis—Executive Summary—CEO and CFO Transition and Named Executive Officers for Fiscal 2023” and “Other Compensation Policies and Information” sections of this proxy statement.

Scott Morgan

We entered into an initial employment letter dated January 24, 2012, as amended on March 28, 2012, with Mr. Morgan, our Senior Vice President, Chief Legal Officer, Global Affairs and Secretary, that was superseded by a revised employment letter dated October 30, 2018. Mr. Morgan’s severance benefits were amended effective as of March 20, 2019 and November 30, 2021 – see “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Severance and Change in Control-Related Benefits” above for the severance benefits for which Mr. Morgan is eligible, as amended.

Jason Child

On September 21, 2022, Mr. Child informed us of his decision to resign as the Company’s Senior Vice President and Chief Financial Officer, effective as of September 26, 2022. In connection with his resignation, on September 26, 2022, the Company entered into an amendment to Mr. Child’s employment offer letter dated April 16, 2019, as amended on November 30, 2021, pursuant to which Mr. Child served as strategic advisor to the Company’s President and Chief Executive Officer through November 1, 2022, after which time Mr. Child’s services with the Company terminated. Mr. Child did not receive any severance payments or benefits in connection with such termination.

72

Executive Compensation

Teresa Carlson

We entered into an initial employment letter dated March 2, 2021 with Ms. Carlson, our former President and Chief Growth Officer. Ms. Carlson’s severance benefits were amended effective as of November 30, 2021, as described under the “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Severance and Change in Control-Related Benefits” section of this proxy statement. Ms. Carlson’s employment with the Company terminated on March 31, 2022.

Shawn Bice

We entered into an initial employment letter dated April 29, 2021 with Mr. Bice, our former President, Products and Technology. Mr. Bice’s severance benefits were amended effective as of November 30, 2021, as described under the “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Severance and Change in Control-Related Benefits” section of this proxy statement. Mr. Bice’s employment with the Company terminated on June 16, 2022.

Equity Acceleration Death Benefit

Under our 2012 Plan and our 2022 Plan, each of our employees and non-employee directors is eligible to receive the following vesting acceleration upon such person’s termination of service due to death:

●
100% of the shares underlying plan awards held by that person (including any plan awards previously earned based on the achievement of designated performance goals) will vest and, with respect to stock options and stock appreciation rights, become immediately exercisable, and

●
where the achievement of designated performance goals has been determined, all performance goals or other applicable vesting criteria required to be met for any plan awards held by that person to be earned will be deemed achieved based on such determination and all other terms and conditions will be deemed satisfied and that person will immediately become vested in 100% of the earned plan awards, and

●
where the achievement of designated performance goals has not yet been determined, all performance goals or other vesting criteria required to be met for such awards to be earned will be deemed achieved at target levels, provided that

●
if that person’s death occurs following the end of the performance period for any performance goal but prior to the determination of the achievement of such performance goal, then the achievement of such performance goal will be determined based on actual performance.

In the event the person has not continuously served as an employee or non-employee director for at least 12 months prior to his or her death, all references to 100% in this paragraph mean 50%.

Splunk 2023 Proxy Statement	73

Executive Compensation

Potential Payments Upon Termination or Upon Termination in Connection With a Change in Control

Our current executive officers other than Mr. Smith, including our current NEOs other than Mr. Smith, are eligible for certain payments and benefits in the event of their termination of employment under specified circumstances, including in connection with a change in control of the Company, contingent on the execution of a release by the NEO in favor of the Company (other than a termination of employment due to death). These payments and benefits are described in further detail above under “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Severance and Change in Control-Related Benefits” and “Equity Acceleration Benefits.” The following table and the narrative that follows provide information concerning the estimated payments and benefits that could be provided in the termination circumstances described below, assuming that the relevant termination took place on January 31, 2023.

NEO	Death ($)	Termination Without Cause ($)	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control ($)(1)
Gary Steele
Severance payment(2)	—	2,475,000	5,175,000
Continued health coverage	—	9,769	14,653
Accelerated vesting(3)	11,496,518	8,622,269	22,993,036
Total:	11,496,518	11,107,038	28,182,689
Brian Roberts
Severance payment(2)	—	1,150,000	1,150,000
Continued health coverage	—	32,624	32,624
Accelerated vesting(3)	2,684,625	—	5,369,249
Total:	2,684,625	1,182,624	6,551,873
Scott Morgan
Severance payment(2)	—	945,000	945,000
Continued health coverage	—	33,386	33,386
Accelerated vesting(3)	8,578,406	5,126,855	8,578,406
Total:	8,578,406	6,105,241	9,556,792
Graham Smith(4)
Severance payment	—	—	—
Continued health coverage	—	—	—
Accelerated vesting	110,231	—	—
Total:	110,231	—	—
Jason Child(5)
Severance payment	—	—	—
Continued health coverage	—	—	—
Accelerated vesting	—	—	—
Total:	—	—	—
Teresa Carlson(6)
Severance payment	—	696,986	—
Continued health coverage	—	24,000	—
Accelerated vesting	—	5,148,318	—
Total:	—	5,869,304	—
Shawn Bice(7)
Severance payment	—	—	—
Continued health coverage	—	—	—
Accelerated vesting	—	—	—
Total:	—	—	—

74

Executive Compensation

(1)
A qualifying termination of employment is considered “in connection with a change in control” if such termination occurs within the period commencing six months before and ending 18 months after a “change in control” of the Company.

(2)	For Messrs. Steele, Roberts and Morgan, each NEO’s base salary and target bonus amount in effect as of January 31, 2023 was used in calculating severance payment amounts.
(3)
Other than with respect to Ms. Carlson, the values are calculated as (i) the closing price of a share of our common stock on January 31, 2023, which was $95.77, multiplied by (ii) the number of shares covered by the applicable equity awards that accelerate vesting (assuming target performance with respect to performance-based equity awards). In the event of a Company change in control, outstanding stock price PSUs under our performance-based equity award program prior to fiscal 2023, which currently only applies to Mr. Morgan, will be deemed earned based on stock price growth measured through the date of the change in control, and will become subject to the same time-based vesting conditions as the corporate PSUs to which they relate. Assuming a Company change in control on January 31, 2023, no stock price PSUs would have been deemed earned and all stock price PSUs would have been forfeited. Mr. Smith is entitled to accelerated vesting of outstanding RSUs received in connection with his services as a member of our Board upon his death, as described under “Corporate Governance at Splunk—Non-Employee Director Compensation” of this proxy statement, and the amount reflected in this table for Mr. Smith reflects such accelerated vesting. Please see “Corporate Governance at Splunk—Non-Employee Director Compensation” of this proxy statement for further information regarding potential accelerated vesting of Mr. Smith’s RSUs received in connection with his services as a member of our Board under certain circumstances unrelated to his role as our former interim CEO.

(4)	Mr. Smith was not eligible for any severance payment or benefits upon termination of his employment as our interim CEO.
(5)
On September 21, 2022, Mr. Child informed us of his decision to resign as the Company’s Senior Vice President and Chief Financial Officer, effective as of September 26, 2022. In connection with his resignation, on September 26, 2022, the Company entered into an amendment to Mr. Child’s employment offer letter dated April 16, 2019, as amended on November 30, 2021, pursuant to which Mr. Child agreed to serve as strategic advisor to the Company’s President and Chief Executive Officer through November 1, 2022, after which time Mr. Child’s employment with the Company terminated. Mr. Child’s termination constituted a voluntary resignation under his employment offer letter. Consequently, Mr. Child did not receive any severance payments or benefits in connection with the termination of his employment with us.

(6)
Ms. Carlson’s employment with us terminated on March 31, 2022; this termination constituted a termination of her employment by us without “cause” under Section 8(b) of her employment letter with us, and gave rise to the corresponding severance payments and benefits under the employment letter. These severance payments and benefits are described in further detail under “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Severance and Change in Control-Related Benefits.” The value attributable to accelerated vesting is based on the closing price of a share of our common stock on the date of acceleration, which was $132.61.

(7)
On May 22, 2022, Mr. Bice informed the Company of his decision to resign as the Company’s President, Products and Technology, effective as of June 16, 2022. Mr. Bice’s termination constituted a voluntary resignation under his employment offer letter. Mr. Bice was not entitled to any severance payments or benefits in connection with the termination of his employment with us under his employment offer letter. However, the Talent & Compensation Committee determined that it would be in the best interests of the Company to release Mr. Bice from his obligations to repay the 50% unvested portion of his signing bonus under his employment letter in exchange for a signed release of claims against the Company and other covenants, including non-disclosure, non-disparagement, and cooperation covenants in favor of the Company. Please see the All Other Compensation column of the Summary Compensation Table above for more information.

For purposes of the severance benefits disclosed above that our NEOs are eligible to receive, “cause” generally means:
(i) the NEO’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which our Board believes has had or will have a detrimental effect on the Company’s reputation or business; (ii) the NEO engaging in an act of gross negligence or willful misconduct in the performance of the NEO’s employment obligations and duties; (iii) the NEO committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (iv) the NEO engaging in any other misconduct that has had or will have an adverse effect on the Company’s reputation or business; or (v) the breach of the NEO’s Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s or a third party’s trade secrets or proprietary information. For purposes of the severance benefits disclosed above that our NEOs are eligible to receive, “good reason” generally means any of the following taken without the NEO’s written consent, provided that the Company is given an opportunity to cure the event giving rise to good reason and the NEO terminates employment within 30 days following the expiration of the Company’s cure period: (i) a material change, adverse to the NEO, in the NEO’s position, title(s), office(s) or duties; (ii) an assignment of any significant duties to the NEO that are inconsistent with the NEO’s positions or offices; (iii) a decrease in the NEO’s then-current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all executives); or (iv) the NEO’s relocation to a facility or a location more than 30 miles from the NEO’s residence. For purposes of the severance benefits disclosed above that our NEOs are eligible to receive, “change in control” generally means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity (excluding certain persons and entities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% percent of the total voting power of all its then-outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

Splunk 2023 Proxy Statement	75

Executive Compensation

CEO Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of our CEO and the annual total compensation of our median employee (excluding our CEO) for our last completed fiscal year, which ended January 31, 2023:

●
The median of the annual total compensation of all of our employees (other than Mr. Steele), including our consolidated subsidiaries, was approximately $239,274. This annual total compensation is calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, and reflects, among other things, salary and bonus earned and aggregate “grant date fair value” of RSU awards granted during the 12-month period ended January 31, 2023.

●
Mr. Steele’s annual total compensation, as reported in the Summary Compensation Table included in this proxy statement, was $51,212,720. Since Mr. Steele was appointed CEO effective April 11, 2022, and in accordance with applicable SEC rules, we annualized his salary and bonus for his service as our CEO, and added it to the other components of his pay disclosed in the Summary Compensation Table, to arrive at a value of $51,456,696. We used this value for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee.

●	Based on the above, for fiscal 2023, the ratio of Mr. Steele’s annual total compensation to the median of the annual total compensation of all employees was approximately 215 to 1.
●
We determined the median of the annual total compensation of our employees as of January 31, 2023 at which time we (including our consolidated subsidiaries) had approximately 8,007 full-time and part-time employees, including interns, of which approximately 5,561 were U.S. employees, and approximately 2,446 (or approximately 30.54% of our total employee population as of January 31, 2023, excluding acquired employees) were located outside of the United States. In accordance with the SEC’s permitted methodology for determining the “median employee,” we excluded from our calculations seven employees (or approximately 0.087% of our total employee population as of January 31, 2023) who were hired in connection with an acquisition in fiscal 2023.

●
We then compared the sum of (i) the annual base salary of each of these employees for fiscal 2023, plus (ii) the total annual cash incentive bonus or commission, as applicable, earned by each of these employees for fiscal 2023 as reflected in our payroll records, plus (iii) the aggregate grant date fair value of equity awards (as determined in accordance with footnote 1 of the 2023 Summary Compensation Table) granted to these employees in fiscal 2023, to determine the median employee. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate on March 1, 2023. In determining the median total compensation of all employees, we did not make any cost-of-living adjustments to the compensation paid to any employee outside of the U.S.

Once we identified our median employee, we estimated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above.

The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

76

Executive Compensation

Pay Versus Performance Disclosure

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and Non-PEO NEOs and for Company performance for the fiscal years listed below. Because this is a first-time disclosure requirement the Talent & Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.

Fiscal Year (a)	Summary Compensation Table Total for Douglas Merritt(1) ($) (b)	Summary Compensation Table Total for Graham Smith(1) (b)	Summary Compensation Table Total for Gary Steele(1) (b)	Compensation Actually Paid to Douglas Merritt(1)(2)(3) ($) (c)	Compensation Actually Paid to Graham Smith(1)(2)(3) (c)	Compensation Actually Paid to Gary Steele(1)(2)(3) (c)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($) (e)	Value of Initial Fixed $100 Investment based on:(4) TSR ($) (f)	Peer Group TSR ($) (g)	Net Income ($ Millions) (h)	Annual Recurring Revenue ($ Millions)(5) (i)
2023	—	2,565,414	51,212,720	—	2,570,889	37,064,247	10,612,484	(1,734,674)	61.68	117.81	(278)	3,674
2022	21,542,243	3,010,388	—	8,804,253	2,981,434	—	13,116,419	6,125,302	79.81	143.77	(1,339)	3,117
2021	27,383,811	—	—	32,999,889	—	—	10,832,289	4,928,142	106.29	147.84	(908)	2,365
(1)	Mr. Merritt was a PEO in fiscal 2021 and fiscal 2022. Mr. Smith was a PEO in fiscal 2022 and fiscal 2023. Mr. Steele became our PEO in fiscal 2023. The individuals comprising the Non-PEO NEOs for each fiscal year presented are listed below.
FY 2021	FY 2022	FY 2023
Scott Morgan	Scott Morgan	Scott Morgan
Jason Child	Jason Child	Jason Child
Susan St. Ledger	Timothy Tully	Shawn Bice
Timothy Tully	Shawn Bice	Teresa Carlson
	Teresa Carlson	Brian Roberts
(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)	Compensation Actually Paid is a misnomer. Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Exclusion of Stock Awards is an exclusion of the grant date fair value of equity awards granted in the fiscal year from the corresponding SCT total compensation value for that fiscal year. Inclusion of Equity Values shows the fair value of the equity awards after adjusting them to reflect post-grant year-over-year increases/decreases in the price of our common stock. Because Compensation Actually Paid excludes the grant date fair value of equity awards and, instead, includes such post-grant year-over-year increases/decreases in the fair value of equity awards, Compensation Actually Paid reflects a marked-to-market adjustment to equity awards that are not vested, and consequently does not in fact reflect “Compensation Actually Paid.” Fair values are calculated based on the following assumptions (1) for RSU awards, the closing price of our common stock on the applicable measurement date and (2) for PSU awards, a Monte Carlo simulation as of the applicable measurement date based on the risk-free rate, dividend yield and volatility assumptions as of the applicable measurement date.
Fiscal Year	Summary Compensation Table Total for Douglas Merritt ($)	Exclusion of Stock Awards for Douglas Merritt ($)	Inclusion of Equity Values for Douglas Merritt ($)	Compensation Actually Paid to Douglas Merritt ($)
2022	21,542,243	(18,620,603)	5,882,613	8,804,253
2021	27,383,811	(25,351,450)	30,967,528	32,999,889

Fiscal Year	Summary Compensation Table Total for Graham Smith ($)	Exclusion of Stock Awards for Graham Smith ($)	Inclusion of Equity Values for Graham Smith ($)	Compensation Actually Paid to Graham Smith ($)
2023	2,565,414	(197,403)	202,878	2,570,889
2022	3,010,388	(269,398)	240,444	2,981,434

Fiscal Year	Summary Compensation Table Total for Gary Steele ($)	Exclusion of Stock Awards for Gary Steele ($)	Inclusion of Equity Values for Gary Steele ($)	Compensation Actually Paid to Gary Steele ($)
2023	51,212,720	(42,154,016)	28,005,543	37,064,247

Splunk 2023 Proxy Statement	77

Executive Compensation

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	10,612,484	(8,293,763)	(4,053,396)	(1,734,674)
2022	13,116,419	(9,705,383)	2,714,267	6,125,302
2021	10,832,289	(9,935,108)	4,030,960	4,928,142

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Fiscal Year	Fiscal Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Douglas Merritt ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Douglas Merritt ($)	Vesting-Date Fair Value of Equity Awards Granted During Fiscal Year that Vested During Fiscal Year for Douglas Merritt ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for Douglas Merritt ($)	Fair Value at Last Day of Prior Fiscal Year of Equity Awards Forfeited During Fiscal Year for Douglas Merritt ($)	Total - Inclusion of Equity Values for Douglas Merritt ($)
2022	23,293,851	(11,166,594)	0	(6,244,644)	0	5,882,613
2021	31,145,510	(1,551,657)	0	1,373,675	0	30,967,528

Fiscal Year	Fiscal Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Graham Smith ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Graham Smith ($)	Vesting-Date Fair Value of Equity Awards Granted During Fiscal Year that Vested During Fiscal Year for Graham Smith ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for Graham Smith ($)	Fair Value at Last Day of Prior Fiscal Year of Equity Awards Forfeited During Fiscal Year for Graham Smith ($)	Total - Inclusion of Equity Values for Graham Smith ($)
2023	110,231	0	104,644	(11,997)	0	202,878
2022	132,223	0	141,080	(32,859)	0	240,444

Fiscal Year	Fiscal Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Gary Steele ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Gary Steele ($)	Vesting-Date Fair Value of Equity Awards Granted During Fiscal Year that Vested During Fiscal Year for Gary Steele ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for Gary Steele ($)	Fair Value at Last Day of Prior Fiscal Year of Equity Awards Forfeited During Fiscal Year for Gary Steele ($)	Total - Inclusion of Equity Values for Gary Steele ($)
2023	28,005,543	0	0	0	0	28,005,543

Fiscal Year	Average Fiscal Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Fiscal Year that Vested During Fiscal Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Fiscal Year of Equity Awards Forfeited During Fiscal Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	2,337,939	(383,650)	0	(62,219)	(5,945,466)	(4,053,396)
2022	10,110,061	(1,869,287)	0	(941,003)	(4,585,504)	2,714,267
2021	8,698,352	(382,833)	0	545,701	(4,830,260)	4,030,960

78

Executive Compensation

(4)	The Peer Group TSR set forth in this table utilizes the S&P Software & Services Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the fiscal year ended January 31, 2023. The comparison assumes $100 was invested for the period starting January 31, 2020, through the end of the listed fiscal year in the Company and in the S&P Software & Services Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)	We determined ARR to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in fiscal 2023. ARR represents the annualized revenue run-rate of active cloud services, term license and maintenance contracts at the end of a reporting period as reported in our Annual Report on Form 10-K for fiscal 2023, but excluding any ARR recognized during the performance period from acquisitions made during fiscal 2023. More information on ARR can be found in “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Components of Our Fiscal 2023 Compensation Program—Annual Cash Bonuses” above. This performance measure may not have been the most important financial performance measure for fiscal 2022 and 2021 and we may determine a different financial performance measure to be the most important financial performance measure in future fiscal years.

Description of the Information Presented in the Pay Versus Performance Table

As described in greater detail in the “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program—Philosophy and Objectives” section of this proxy statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the “Compensation Discussion and Analysis—Discussion of Our Fiscal 2023 Executive Compensation Program” section of this proxy statement), not all of those Company measures are presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our mix of short-term and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid and Cumulative Company TSR

The compensation actually paid to Mr. Merritt, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $8,804,253 and $32,999,889 for fiscal 2022 and 2021, respectively. The compensation actually paid to Mr. Smith, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $2,570,889 and $2,981,434 for fiscal 2023 and 2022, respectively. The compensation actually paid to Mr. Steele, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $37,064,247 for fiscal 2023. The average amount of compensation actually paid to the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K, was ($1,734,674), $6,125,302, and $4,928,142 for fiscal 2023, 2022, and 2021, respectively.

The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $61.68, $79.81, and $106.29 for fiscal 2023-2021, 2022-2021 and 2021, respectively. Please see Note 4 for additional information related to the computation of Company TSR.

Compensation Actually Paid and Net Income

The compensation actually paid to Mr. Merritt, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $8,804,253 and $32,999,889 for fiscal 2022 and 2021, respectively. The compensation actually paid to Mr. Smith, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was 2,570,889 and $2,981,434 for fiscal 2023 and 2022, respectively. The compensation actually paid to Mr. Steele, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $37,064,247 for fiscal 2023. The average amount of compensation actually paid to the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K, was ($1,734,674), $6,125,302, and $4,928,142 for fiscal 2023, 2022, and 2021, respectively.

The net income of the Company was ($278) million, ($1,339) million and ($908) million for fiscal 2023, 2022 and 2021, respectively.

Splunk 2023 Proxy Statement	79

Executive Compensation

Compensation Actually Paid and ARR

The compensation actually paid to Mr. Merritt, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $8,804,253 and $32,999,889 for fiscal 2022 and 2021, respectively. The compensation actually paid to Mr. Smith, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $2,570,889 and $2,981,434 for fiscal 2023 and 2022, respectively. The compensation actually paid to Mr. Steele, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $37,064,247 for fiscal 2023. The average amount of compensation actually paid to the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K, was ($1,734,674), $6,125,302, and $4,928,142 for fiscal 2023, 2022 and 2021, respectively.

ARR was $3.674 billion, $3.117 billion and $2.365 billion for fiscal 2023, 2022 and 2021, respectively. Please see Note 5 for additional information related to the computation of ARR.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $61.68, $79.81, and $106.29 for fiscal 2023-2021, 2022-2021 and 2021, respectively. The TSR of the Company’s peer group (the S&P Software & Services Index), assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $117.81, $143.77 and $147.84 for fiscal 2023-2021, 2022-2021 and 2021, respectively. Please see Note 4 for additional information related to the computation of Company TSR and peer group TSR, respectively.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and other NEOs for fiscal 2023 to Company performance. The measures in this table are not ranked.

ARR
Company TSR versus the TSR of the components of the S&P Software & Services Index
Operating cash flow

Equity Compensation Plan Information

The following table provides information as of January 31, 2023 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	11,403,331	10.27	32,531,366
Equity compensation plans not approved by stockholders(3)	717,786	—	144,052
Total	12,121,117	10.27	32,675,418
(1)	Does not include shares issuable upon vesting of outstanding RSU and PSU awards, which have no exercise price and are included in column (a).
(2)	Includes the following plans: 2022 Equity Incentive Plan (“2022 Plan”), 2012 Equity Incentive Plan (“2012 Plan”), and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 ESPP provides that on the first day of each fiscal year, the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the least of (i) four million (4,000,000) shares of common stock, (ii) two percent (2%) of the aggregate number of outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by our Board or any committee designated by our Board to administer the 2012 ESPP. Our 2012 Plan expired in March 2022 with respect to future awards.
(3)	Includes the 2022 Inducement Plan, which was approved by our Board on January 31, 2022, in accordance with Listing Rule 5635(c)(4) of the corporate governance rules of The Nasdaq Stock Market and became effective on April 1, 2022. The 2022 Inducement Plan has expired as to future awards, and provided for the grant of nonstatutory stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units and performance shares to eligible employees in accordance with Listing Rule 5635(c)(4) of the corporate governance rules of The Nasdaq Stock Market. Also includes outstanding 96,034 RSUs and 144,052 PSUs (assuming target level achievement) granted to our President and Chief Executive Officer on April 11, 2022, which were granted outside of the 2022 Inducement Plan in accordance with Listing Rule 5635(c)(4) of the corporate governance rules of The Nasdaq Stock Market and are described under “Compensation Discussion and Analysis—Executive Summary—CEO and CFO Transition and Named Executive Officers for Fiscal 2023—CEO New Hire Compensation Package.”

80

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

Approval of Splunk Inc. Amended and Restated 2022 Equity Incentive Plan The Board recommends a vote “FOR” the approval of our Amended and Restated 2022 Equity Incentive Plan.

Approval of the Amended and Restated 2022 Equity
Incentive Plan

We are seeking stockholder approval to amend and restate our 2022 Equity Incentive Plan (the “Amended and Restated 2022 Plan”) to increase the number of shares of Common Stock of the Company (“shares”) reserved for issuance under our 2022 Equity Incentive Plan (the “2022 Plan”) by 3,500,000 shares, or approximately 2.1% of our common shares outstanding as of April 15, 2023. We expect that the proposed share increase, together with the number of shares remaining under the 2022 Plan, will last approximately two years under our current equity compensation program. The amendment and restatement would not change any other material terms or conditions of our 2022 Plan. Based on the Talent & Compensation Committee’s recommendation, our Board adopted the Amended and Restated 2022 Plan on March 16, 2023, subject to approval from our stockholders at our Annual Meeting. If stockholders approve this proposal, such amendment and restatement will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, such amendment and restatement will not take effect and our 2022 Plan will continue to be administered in its current form.

The approval of our Amended and Restated 2022 Equity Incentive Plan must receive the affirmative vote of at least a majority of the votes cast to be approved. Abstentions are not considered votes cast and thus will have no effect on the outcome of this proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.

If our stockholders approve the amendment and restatement of the 2022 Plan, (a) 13,416,345 shares of the Company’s common stock will have been reserved for issuance under the 2022 Plan, which equates to approximately 8.1% of our common shares outstanding as of April 15, 2023, plus (b) any shares subject to awards granted under the 2012 Plan or our 2022 Inducement Plan that were outstanding when stockholders initially approved the 2022 Plan and that subsequently expire or otherwise terminate without having been exercised or issued in full. Please see below for information regarding outstanding equity awards and overhang as of April 15, 2023.

Splunk 2023 Proxy Statement	81

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

Why Should Stockholders Vote to Increase the 2022 Plan Share Pool?

An Increase to the 2022 Plan Share Pool is Critical to Our Continued
Growth and Will Allow Us to Continue to Recruit, Incentivize and Retain
the Best Talent

Last year, our stockholders approved the 2022 Plan. At that time, we anticipated that the 10,460,784 shares initially reserved for issuance under the 2022 Plan would last one year and permit Splunk to recruit, retain and incent top talent, including key executive talent, while we were transitioning to a new equity compensation program at closer to market levels while still maintaining the necessary edge to recruit and retain critical talent. In last year’s proposal for the 2022 Plan, we indicated that we planned to request an increase to the 2022 Plan share pool from our stockholders at this year’s Annual Meeting. However, based on feedback we received from our stockholders, we were even more judicious in our use of equity awards last year relative to our anticipated needs at the time of our 2022 annual meeting of stockholders. The result of our judiciousness is allowing us now to ask for a much lower number of additional shares than we anticipated last year. As noted above, we anticipate that this year’s new share reserve proposal will allow us to continue to make awards under the Amended and Restated 2022 Plan for approximately two years.

Our ability to offer equity awards continues to be essential in the highly competitive industry in which we must compete to attract, incentivize and retain executive talent. To successfully compete and grow our business in this dynamic environment, we need talented and seasoned technology workers. Our success is critically dependent on the skills, acumen and motivation of these employees to rapidly execute at the highest level.

In addition, our Board believes that equity awards align the interests of our employees with those of our stockholders. Equity awards provide our employees with an ownership stake in the Company, motivating them to achieve outstanding business performance, and provide an effective means of rewarding our employees for their contributions to our success.

Our management team’s focus on balancing long-term durable growth with profitability resulted in a dramatic reduction in equity usage this year. However, equity awards continue to be necessary to recruit and retain talent. If stockholders do not approve the Amended and Restated 2022 Plan at our Annual Meeting, our ability to recruit, retain and incentivize the highly skilled talent critical to successfully compete and grow our business could be seriously and negatively impacted.

We continue to monitor and make adjustments to our equity program and believe that our request for shares is in line with our peers. We anticipate that approximately 10% of the shares reserved under the Amended and Restated 2022 Plan would be used for equity award grants to senior vice presidents and above, including our NEOs.

We Have Taken Measures to Significantly Modify Our Equity Award
Strategy and are Committed to Managing Dilution

Over the last ten years, we have used equity awards strategically and on a broad basis to successfully compete and to grow our business. Equity compensation has been a key compensation component for our existing employees, and we leveraged equity incentives to differentiate our compensation program from peers. However, we recognize the dilutive impact of our equity compensation program on our stockholders and continuously strive to balance this concern with the competition for talent in the extremely competitive business environment and talent market in which we operate. Our Talent & Compensation Committee and Board strives to thoughtfully manage long-term stockholder dilution, equity incentive plan burn rate, stock-based compensation expense and stock-based compensation while maintaining our ability to attract, reward and retain key talent.

Stock-based compensation (SBC) expense associated with equity awards is generally recognized over the vesting period of those awards. Consequently, SBC is a lagging indicator and is not an accurate reflection of our current equity compensation programs. Our Talent & Compensation Committee and Board are mindful of SBC, and our new equity compensation program, including the new share reserve request in this proposal, is intended to reduce our SBC as a percentage of revenue and ARR.

In June 2021, in order to decrease dilution to our stockholders, our Board authorized and approved a stock repurchase program of up to $1.0 billion of our shares and, as of October 31, 2021, we repurchased approximately 6.9 million shares with a total price of $1 billion. One impact of this repurchase program has been that it decreased the number of common shares outstanding, making our burn rate appear higher because it is based on shares outstanding.

82

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

Where permitted under applicable law, our Board actively manages dilution by satisfying its tax withholding obligations related to equity awards by withholding shares from those shares otherwise issuable to the equity award recipients. In fiscal 2022 and fiscal 2023, we withheld approximately 1.56 million and 1.86 million such shares, respectively, to satisfy our tax withholding obligations related to equity awards, and our Board expects to continue this practice to minimize the dilutive impact of our equity compensation program to our stockholders.

Further, the Amended and Restated 2022 Plan includes provisions designed to minimize dilution to stockholders. The Amended and Restated 2022 Plan does not contain an “evergreen” provision, so the number of shares available for issuance under the Amended and Restated 2022 Plan will not automatically increase each year. If shares are used to pay the exercise price of an Amended and Restated 2022 Plan equity award, those shares will not become available for future grant. In addition, if shares are used to satisfy the tax withholding obligations for an equity award, those shares will not become available for future grant. For the avoidance of doubt, shares repurchased by the Company using option exercise proceeds will not become available for future grant under the Amended and Restated 2022 Plan.

Steps We Are Taking Toward a More Sustainable Equity Compensation Program

In fiscal 2023, we initiated a transition to a new equity compensation program that is closer to market levels and that is also designed to provide us with an edge to recruit and retain top talent. In order to minimize disruption to our employees, and to ensure an effective and smooth transition, we expect the transition to progress in stages over several years. For example, effective in fiscal 2023, we ceased providing equity awards in connection with promotions and, effective with the second quarter of fiscal 2023, we decreased the number of “new hire” employees who receive equity awards from approximately 100% of “new hires” to approximately 90% of “new hires.”

The focus of our management team on balancing long-term durable growth with profitability resulted in a dramatic reduction in equity usage. In the past year we slowed hiring, had a reduction in force, reduced RSU award ranges and participation rates in the equity compensation program, shifted hiring toward early-career talent, and shifted headcount to lower cost geographies. These actions contributed to a reduction in the use of equity and resulted in the Company using only about half of the 10,460,784 share pool approved last year. As this transition progresses, we anticipate asking our stockholders to approve a more normalized quantum of shares closer to market levels.

We continue to monitor and make adjustments to our equity program and believe that our request for shares is in line with our peers. We anticipate that fewer than 10% of the shares reserved under the Amended and Restated 2022 Plan would be used for equity award grants to senior vice presidents and above, including our NEOs.

To Keep Us Accountable to Our Stockholders, We are Asking for Approximately Two Years’ Worth of Shares Under the Amended and Restated 2022 Plan While We Continue to Make Adjustments to Our Equity Compensation Program

As noted above, we anticipate that the size of the share request described above will be sufficient to meet our expected needs for approximately two years. We expect to ask our stockholders for a subsequent increase in the Amended and Restated 2022 Plan in fiscal 2026 with a quantum of shares that will reflect the transition, described above, to a new equity compensation program that is closer to levels of our peers and that will also provide us an edge to recruit and retain top talent. Our Board made the determination to ask our stockholders for no more than an approximately two-year share request so that we remain accountable to our stockholders as we make this transition to a new equity compensation program for the Company.

In addition to the dynamics described above, the Talent & Compensation Committee and our Board considered the following factors when determining the number of shares to ask our stockholders to approve for issuance under the Amended and Restated 2022 Plan:

●
Number of Shares Remaining under the Existing Equity Plan. As of April 15, 2023, 6,658,278 shares remained available for issuance under the 2022 Plan, representing approximately 4.0% of our outstanding common shares as of such date.

●
Overhang. As of April 15, 2023, 6,658,278 shares remained available for issuance under the 2022 Plan, 14,120,538, shares remained subject to outstanding equity awards, collectively representing approximately 8.5% of our outstanding common

Splunk 2023 Proxy Statement	83

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

shares as of such date (5,868,375 shares were subject to equity awards granted under our 2022 Plan, 7,657,992 shares were subject to equity awards granted under our 2012 Plan, 426,110 shares were subject to equity awards granted under our 2022 Inducement Plan, and 168,061 shares were subject to inducement equity awards granted to our President and CEO outside of the foregoing plans). For this purpose, unearned PSUs were counted assuming target level performance, earned PSUs were counted using actual performance achieved, and any unearned stock price PSUs were counted based on the number of shares eligible to be earned. Of the 14,120,538 shares that remained subject to outstanding equity awards as of April 15, 2023, 99,864 shares were covered by stock options, with a weighted average remaining term of 5.03 years and average weighted exercise price of $10.25. All other outstanding equity awards were “full-value” awards (restricted stock units, PSUs and restricted stock awards). No other equity awards were outstanding as of April 15, 2023.

●
Historical Grant Practices. The Talent & Compensation Committee and our Board considered the number of shares covered by equity awards we granted in our last three fiscal years. In fiscal 2021, fiscal 2022, and fiscal 2023 we granted equity awards covering approximately 4.9 million, 7.8 million and 9 million shares, respectively, for approximately 21.7 million shares over that three-year period (assuming, in each case, “target” level performance for performance-based equity awards and excluding equity awards assumed in acquisitions).

●
Forecasted Grants. To determine how long the share request under the Amended and Restated 2022 Plan described above will enable us to make grants of equity awards, our Board reviewed a forecast that considered the dynamics and factors described above. In addition, the forecast reviewed by our Board considered forecasted future equity awards, with the future equity awards determined based on assumptions about our stock price and the competitive dollar value to be delivered to the equity award recipient. Because we generally determine the size of equity awards to be granted based on the dollar value of the relevant award, if the stock price used to determine the number of shares subject to an equity award differs significantly from the stock price assumed in the forecast (which was $102 to $117), our actual share usage will deviate significantly from our forecasted share usage. For example, if our stock price used to determine the number of shares subject to future equity awards is lower than the stock price assumed in the forecast, we would need a larger number of shares than anticipated to deliver the same intended dollar value to the recipients of those equity awards. Conversely, if our stock price used to determine the number of shares subject to future equity awards is higher than the stock price assumed in the forecast, we would need a fewer number of shares than anticipated to deliver the same intended dollar value to the recipients of those equity awards.

In addition to considering the dynamics and factors described above to determine the number of shares subject to the Amended and Restated 2022 Plan, the Talent & Compensation Committee and our Board considered analyses prepared by the Talent & Compensation Committee’s independent compensation consultant, Compensia, which included an analysis of the metrics shown in the table below. This table includes “gross burn rate” and “net burn rate” metrics. Gross burn rate is used by some to assess a company’s use of equity compensation. Gross burn rate is defined as (i) the number of shares underlying equity awards granted in a given fiscal year (excluding any equity awards assumed in acquisitions) divided by (ii) the number of shares of weighted average common stock outstanding (“CSO”). Potential actual dilution to stockholders is often measured by analyzing the net burn rate. We define net burn rate as (i) the number of shares underlying equity awards granted in a given fiscal year (excluding any equity awards assumed in acquisitions) minus shares subject to outstanding equity awards forfeited during the year minus shares withheld by us to cover tax withholdings, divided by (ii) CSO. This measure indicates the rate at which we actually create potential future stockholder dilution.

The following table shows our gross and net burn rate over the past three fiscal years and the average across those three years (excluding any equity awards assumed in acquisitions).

	FY 2021	FY 2022	FY 2023	Average
Options granted	0	0	0	0
Time-based restricted stock units and restricted stock granted	4,598,363	7,321,730	8,277,535	6,732,543
Performance-based restricted stock units and restricted stock granted (at the “target” level)	318,514	430,056	719,720	489,430
Total awards granted(1)	4,916,877	7,751,786	8,997,255	7,221,973
Weighted Average Common Shares Outstanding	159,744,275	161,628,332	164,833,781	162,068,796
Gross Burn Rate	3.1%	4.8%	5.5%	4.47%
Forfeitures	1,830,369	3,063,530	3,160,478	2,684,792
Shares withheld to cover taxes	968,432	1,563,608	1,860,425	1,464,155
Net Burn Rate	1.3%	1.9%	2.4%	1.87%
(1)
Includes grants of (1) options, (2) time-based restricted stock units and restricted stock, and (3) performance-based restricted stock units and restricted stock (at the “target” level). Excludes any equity awards assumed in acquisitions.

84

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

The Amended and Restated 2022 Plan Includes Compensation and Governance Best Practices

The Amended and Restated 2022 Plan includes provisions considered best practice for compensation and corporate governance purposes. These provisions protect our stockholders’ interests:

●	Administration. The Amended and Restated 2022 Plan will be administered by the Talent & Compensation Committee, which consists entirely of independent non-employee directors.
●	No Annual “Evergreen” Provision. The Amended and Restated 2022 Plan requires stockholder approval to increase the maximum number of shares that can be granted. The Amended and Restated 2022 Plan does not contain an annual “evergreen” to automatically increase the number of shares available for issuance each year.
●	Certain Shares Are Not Returned to the Share Reserve. Shares used to pay the exercise price of an award granted under the Amended and Restated 2022 Plan or to satisfy tax withholding obligations for an award granted under the Amended and Restated 2022 Plan will not become available for future grant under the Amended and Restated 2022 Plan. In addition, the Amended and Restated 2022 Plan specifically provides that shares repurchased by the company using option exercise proceeds will not become available for future grant under the plan.
●	Repricing is Not Allowed without Stockholder Approval. The Amended and Restated 2022 Plan does not permit awards to be repriced or exchanged for other awards unless our stockholders approve the repricing or exchange.
●	No Single-Trigger Vesting Acceleration upon a Change in Control for Employees and Consultants. In a change of control (as defined in the Amended and Restated 2022 Plan), awards will be treated in the manner determined by the administrator, and except for awards granted to our non-employee directors for their service as non-employee directors, the terms of the Amended and Restated 2022 Plan provide for no automatic vesting of awards upon a change in control unless the award is not assumed or substituted.
●	Reasonable Annual Limits on Non-Employee Director Compensation. The Amended and Restated 2022 Plan sets limits as to the total compensation that non-employee directors may receive during each fiscal year (for service as a non-employee director).
●	Minimum Vesting Requirements. Awards granted under the Amended and Restated 2022 Plan, other than substitute awards for equity awards of acquired entities, generally cannot become fully vested in less than one year from grant unless the vesting of such awards is accelerated due to a termination of the participant’s service under certain circumstances, due to the participant’s death or disability, or in connection with a change in control. However, an aggregate of 5% of the shares reserved for issuance under the Amended and Restated 2022 Plan can be granted without meeting such minimum vesting requirements.
●	Limited Transferability. Awards under the Amended and Restated 2022 Plan generally may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent and distribution, unless otherwise approved by the administrator (on such terms as the administrator deems appropriate). Equity awards under the Amended and Restated 2022 Plan may not be transferred to financial institutions.
●	No Tax Gross-ups. The Amended and Restated 2022 Plan does not provide for any tax gross-ups.
●	Forfeiture Events. Each award under the Amended and Restated 2022 Plan will be subject to any clawback policy of the Company, and the administrator may require a participant to forfeit, return, or reimburse the Company all or a portion of the award and any amounts paid under the award to comply with such clawback policy or applicable laws.
●	No Dividends on Unvested Awards. No dividends or other distributions may be paid with respect to any shares underlying the unvested portion of an award, and no dividends or other distributions may be paid with respect to stock options or stock appreciation rights.
●	Minimum Exercise Price. Other than stock options and stock appreciation rights assumed in connection with acquisitions, stock options and stock appreciation rights granted under the Amended and Restated 2022 Plan must have a per share exercise price no less than 100% of the fair market value per share on the date of grant of the relevant award.
●	Certain Limits Related to Stock Options. The Amended and Restated 2022 Plan prohibits “reload” stock options, as well as the payment of the exercise price of stock options with a promissory note.

Our executive officers and directors have an interest in the approval of the Amended and Restated 2022 Plan because they are eligible to receive equity awards under the Amended and Restated 2022 Plan.

Splunk 2023 Proxy Statement	85

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

Summary of the Amended and Restated 2022 Plan

The following paragraphs summarize the principal features of the Amended and Restated 2022 Plan and its operation. However, this summary is not a complete description of the provisions of the Amended and Restated 2022 Plan and is qualified in its entirety by the specific language of the Amended and Restated 2022 Plan. A copy of the Amended and Restated 2022 Plan is provided as Appendix B to this proxy statement.

Purpose of the Amended and Restated 2022 Plan. The purpose of the Amended and Restated 2022 Plan is to promote the success of the Company and the interests of its stockholders by providing equity-based incentives to attract, retain and motivate eligible service providers, whose contributions drive the Company’s success, and encourage stock ownership by eligible service providers, thereby aligning their interests with those of the Company’s stockholders. Service providers eligible to participate in the Amended and Restated 2022 Plan are discussed below.

Award Types. The Amended and Restated 2022 Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares. An “incentive stock option” is an incentive stock option within the meaning of Section 422 of the Internal Revenue Code (the “Code”). A “nonstatutory stock option” is a stock option that is not an incentive stock option. “Restricted stock” is stock that is subject to forfeiture to the Company during a “period of restriction” until applicable vesting conditions are met. A “restricted stock unit” is a bookkeeping entry representing an amount equal to the fair market value of one share. A “stock appreciation right” is an award that provides for a payment based upon the difference between the fair market value of a share on the date of exercise and the stated exercise price of the stock appreciation right. A “performance unit” is an award denominated in shares or cash, which may be earned based on applicable vesting conditions. A “performance share” means an award denominated in shares, which may be earned based on applicable vesting conditions. All such awards are described in further detail below.

Stock Subject to the Amended and Restated 2022 Plan. Subject to certain adjustments described below, the maximum aggregate number of shares that may be issued under the Amended and Restated 2022 Plan is 13,960,784 shares, plus any shares subject to awards granted under the 2012 Plan, and shares subject to awards granted under our 2022 Inducement Plan, in each case that, on or after the date stockholders initially approve the 2022 Plan, expire or otherwise terminate without having been exercised or issued in full. In the event the Company substitutes equity awards of acquired entities in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies (each such award, a “substituted award”), the maximum aggregate number of shares that may be issued under the Amended and Restated 2022 Plan will be increased by the number of shares underlying the substituted awards as of the effectiveness of the substitution. The shares issued under the Amended and Restated 2022 Plan may be authorized, but unissued, or reacquired Company common stock. As of April 14, 2023, the closing sale price of a share of our common stock reported on The Nasdaq Stock Market was $91.00.

If an award granted under the Amended and Restated 2022 Plan expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares), which were subject thereto will become available for future grant or sale under the Amended and Restated 2022 Plan (unless the Amended and Restated 2022 Plan has terminated). With respect to the exercise of stock appreciation rights or options, the gross shares underlying such stock appreciation rights or options will cease to be available under the Amended and Restated 2022 Plan. Shares that actually have been issued under the Amended and Restated 2022 Plan under any award will not be returned to the Amended and Restated 2022 Plan and will not become available for future distribution under the Amended and Restated 2022 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by the Company or are forfeited to the Company due to failure to vest, such shares will become available for future grant under the Amended and Restated 2022 Plan. Shares used to pay the exercise price or purchase price of an award or to satisfy the withholding obligations for taxes related to an award will not become available for future grant or sale under the Amended and Restated 2022 Plan. To the extent an award under the Amended and Restated 2022 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Amended and Restated 2022 Plan. Notwithstanding the foregoing and, subject to certain adjustments described below, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal 200% of the aggregate share number stated in the paragraph above, plus, to the extent allowable under Section 422 of the Code, any shares that become available for issuance under the Amended and Restated 2022 Plan pursuant to this paragraph.

Administration of the Amended and Restated 2022 Plan. Different committees of one or more members of our Board, or of one or more other individuals satisfying applicable laws appointed by our Board (each a “committee”), may administer the Amended and Restated 2022 Plan, including with respect to different groups of eligible participants. If the Amended

86

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

and Restated 2022 Plan is administered by a committee other than the Company’s independent Talent & Compensation Committee, the Company’s independent Talent & Compensation Committee will maintain oversight of, and set a limit on the number of shares covered by awards that may be granted by, such committee, such committee will not have authority to grant awards to members of such committee, and such committee will be constituted to satisfy applicable laws. For the avoidance of doubt, shares repurchased by the Company using option exercise proceeds will not become available for future grant under the Amended and Restated 2022 Plan.

Powers of the Administrator. Subject to the provisions of the Amended and Restated 2022 Plan, and in the case of a committee, the specific duties delegated by our Board to such committee, the administrator will have the authority, in its discretion, to: determine the fair market value (as defined in the Amended and Restated 2022 Plan) for purposes of the Amended and Restated 2022 Plan; select the eligible service providers to whom awards may be granted under the Amended and Restated 2022 Plan; determine the number of shares to be covered by each award granted under the Amended and Restated 2022 Plan; approve forms of award agreements for use under the Amended and Restated 2022 Plan; determine the terms and conditions, not inconsistent with the terms of the Amended and Restated 2022 Plan, of any award granted under the Amended and Restated 2022 Plan (including, but not limited to, the exercise price, the time or times when awards may vest or be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto, based in each case on such factors as the administrator determines; prescribe, amend and rescind rules and regulations relating to the Amended and Restated 2022 Plan, including rules and regulations relating to sub-plans established for the purpose of accommodating requirements of local law and procedures outside the U.S., facilitating the administration of the Amended and Restated 2022 Plan in jurisdictions outside the U.S., or for qualifying for favorable tax treatment under applicable non-U.S. laws; construe and interpret the terms of the Amended and Restated 2022 Plan and awards granted under the Amended and Restated 2022 Plan; modify or amend each award (subject to limitations contained in the Amended and Restated 2022 Plan); allow participants to satisfy withholding obligations for taxes (subject to limitations contained in the Amended and Restated 2022 Plan); authorize any person to execute on behalf of the Company any instrument required to affect the grant of an award previously granted by the administrator; temporarily suspend the exercisability or vesting of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes; allow a participant to defer the receipt of the payment of cash or the delivery of shares that otherwise would be due to the participant under an award; and make all other determinations deemed necessary or advisable for administering the Amended and Restated 2022 Plan.

No Repricing; Exchange Program; “Reload” awards. Without stockholder approval, the administrator may not institute a program under which: outstanding awards are surrendered or canceled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash; participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator; and/or the exercise price of an outstanding award is reduced. No term of an award will provide for automatic “reload” grants of additional awards upon the exercise of an option or stock appreciation right.

Outside Director Award Limitations. No director who is not an employee (an “outside director”) may be paid, issued, or granted, in any fiscal year of the Company, equity awards (including any awards issued under the Amended and Restated 2022 Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $750,000, increased to $1,500,000 for such outside director for the fiscal year in which he or she joins our Board as an outside director. Any awards or other compensation paid or provided to an individual for his or her services as an employee, or for his or her services as a consultant (other than as an outside director), will not count for purposes of the limitation described in this paragraph. The foregoing limits may not be increased without stockholder approval.

Minimum Vesting Requirements. Except as described below, no portion of an award (other than substituted awards) will vest earlier than the one-year anniversary of such award’s grant date. Awards may be granted to any service provider without regard to the minimum vesting requirements described in the preceding sentence if the shares subject to such awards would not result in more than 5% of the maximum aggregate number of shares reserved for issuance pursuant to all outstanding awards granted under the Amended and Restated 2022 Plan (the “5% Limit”). Substituted awards will not count against the 5% Limit. This minimum vesting requirement described in this paragraph will not prevent accelerated vesting of any portion of an award earlier than the one year anniversary of such award’s grant date if such acceleration is due to a termination of the relevant participant’s service or if such acceleration is in connection with a change in control (as defined in the Amended and Restated 2022 Plan), in each case to the extent otherwise permitted under the Amended and Restated 2022 Plan.

Dividends and Other Distributions. Service providers holding an award granted under the Amended and Restated 2022 Plan will not be entitled to receive any dividends or other distributions paid with respect to a share underlying such award until the portion of such award covering such share has fully vested, and all periods of restriction with respect to such share has lapsed, and such share has been issued pursuant to such award.

Splunk 2023 Proxy Statement	87

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

Transferability of awards. Unless determined otherwise by the administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the participant, only by the participant. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate. For the avoidance of doubt, awards may not be transferred to financial institutions.

Eligibility. Nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units may be granted to employees, members of our Board or consultants (each, as defined in the Amended and Restated 2022 Plan, a “service provider” and, collectively, “service providers”). Incentive stock options may be granted only to employees. As of April 15, 2023, we had approximately 7,801 employees (including one employee member of our Board), approximately 40 consultants and 10 non-employee members of our Board that would be eligible to participate in the Amended and Restated 2022 Plan. Historically, we have rarely granted equity awards to consultants.

Stock Options. Each option will be evidenced by an award agreement that will specify the exercise price, the number of shares subject to the option, the exercise restrictions, if any, applicable to the option, and such other terms and conditions as the administrator determines. Each option will be designated in the award agreement as either an incentive stock option or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. The fair market value of the shares will be determined as of the time the option with respect to such shares is granted. The term of each option will be 10 years from the date of grant or such shorter term as may be provided in the award agreement. Moreover, in the case of an incentive stock option granted to a participant who, at the time the incentive stock option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the award agreement. The per share exercise price for the shares to be issued pursuant to exercise of an option will be determined by the administrator, subject to the following. In the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant. In the case of an incentive stock option granted to any employee other than an employee described in the preceding sentence, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant in the case of substitute awards granted in connection with transactions described in, and in a manner consistent with, Section 424(a) of the Code.

At the time an option is granted, the administrator will fix the period within which the option may be exercised and will determine any conditions that must be satisfied before the option may be exercised. The administrator will determine the acceptable form of consideration for exercising an option, including the method of payment. In the case of an incentive stock option, the administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: cash; check; shares, provided that such shares have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which such option will be exercised and provided that accepting such shares will not result in any adverse accounting consequences to the Company, as the administrator determines; consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company; by net exercise; such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws; or any combination of the foregoing methods of payment. A promissory note may not be used as a form of consideration for exercising an option.

If a participant ceases to be a service provider, other than as the result of death or disability (as defined in the Amended and Restated 2022 Plan), the participant may exercise his or her option within such period of time as is specified in the award agreement to the extent that the option is vested on the date of cessation of the participant’s service provider status (but in no event later than the expiration of the term of such option as set forth in the award agreement). In the absence of a specified time in the award agreement, the option will remain exercisable for three months following cessation of the participant’s service provider status.

If a participant ceases to be a service provider as a result of disability, the participant may exercise his or her option within such period of time as is specified in the award agreement to the extent the option is vested on the date of cessation of the participant’s service provider status (but in no event later than the expiration of the term of such option as set forth in the award agreement). In the absence of a specified time in the award agreement, the option will remain exercisable for 12 months following cessation of the participant’s service provider status.

88

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

If a participant dies while a service provider, the option may be exercised following the participant’s death within such period of time as is specified in the award agreement to the extent that the option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such option as set forth in the award agreement), by the participant’s designated beneficiary, provided the administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to the participant’s death in a form acceptable to the administrator. If the administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the participant, then such option may be exercised by the personal representative of the participant’s estate or by the person(s) to whom the option is transferred pursuant to the participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the award agreement, the option will remain exercisable for 12 months following the participant’s death.

Unless otherwise provided by the administrator, if on the date of cessation of the participant’s service provider status the participant is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the Amended and Restated 2022 Plan. If, after cessation of the participant’s service provider status, the participant does not exercise his or her option within the time specified by the administrator (or if not specified by the administrator, the time specified in the Amended and Restated 2022 Plan), the option will terminate, and the shares covered by such option will revert to the Amended and Restated 2022 Plan.

Restricted Stock. Each award of restricted stock will be evidenced by an award agreement that will specify any period of restriction, the number of shares granted, and such other terms and conditions as the administrator determines. The administrator may accelerate the time at which any restrictions will lapse or be removed. Except as described below or the award agreement, shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable period of restriction. During any applicable period of restriction, service providers holding shares of restricted stock granted under the Amended and Restated 2022 Plan may exercise full voting rights with respect to those shares, unless the administrator determines otherwise. On the date set forth in the award agreement, the restricted stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Amended and Restated 2022 Plan.

Restricted Stock Units. Each award of restricted stock units will be evidenced by an award agreement that will specify vesting criteria, the number of restricted stock units granted, and such other terms and conditions as the administrator determines. The administrator will set vesting criteria, which, depending on the extent to which the criteria are met, will determine the number of restricted stock units that will be paid out to the participant. The administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws or any other basis determined by the administrator. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout as determined by the administrator. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the administrator may reduce or waive any vesting criteria that must be met to receive a payout. The administrator may settle earned restricted stock units only in cash, shares, or a combination of both. On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to the Company.

Stock Appreciation Rights. Each stock appreciation right grant will be evidenced by an award agreement that will specify the exercise price, the term of the stock appreciation right, the conditions of exercise, and such other terms and conditions as the administrator determines. The administrator will have complete discretion to determine the number of stock appreciation rights granted to any service provider.

The per share exercise price for the shares to be issued pursuant to exercise of a stock appreciation right will be determined by the administrator and will be no less than 100% of the fair market value per share on the date of grant. Otherwise, the administrator, subject to the provisions of the Amended and Restated 2022 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Amended and Restated 2022 Plan. Notwithstanding the foregoing, a stock appreciation right may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant in the case of substitute awards granted in connection with transactions described in, and in a manner consistent with, Section 424(a) of the Code. A stock appreciation right granted under the Amended and Restated 2022 Plan will expire upon the date as determined by the administrator and set forth in the award agreement. Notwithstanding the foregoing, the provisions described above relating to the maximum term and exercise of options also will apply to stock appreciation rights. Upon exercise of a stock appreciation right, a participant will be entitled to receive payment from the Company in an amount determined as the product of: the difference between the fair market value of a share on the date of exercise over the exercise price; and the number of shares with respect to which the stock appreciation right is exercised. At the discretion of the administrator, the payment upon exercise of a stock appreciation right may be in cash, in shares of equivalent value, or in some combination of both.

Splunk 2023 Proxy Statement	89

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

Performance Units and Performance Shares. Each performance unit will have an initial value that is established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the date of grant. The administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a service provider) which, depending on the extent to which they are met, will determine the number or value of performance units/shares that will be paid out to the service providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “performance period.” Each award of performance units/shares will be evidenced by an award agreement that will specify the performance period, and such other terms and conditions as the administrator determines. The administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the administrator. After the applicable performance period has ended, the holder of performance units/shares will be entitled to receive a payout of the number of performance units/shares earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a performance unit/share, the administrator may reduce or waive any performance objectives or other vesting provisions for such performance unit/share. Payment of earned performance units/shares will be made as soon as practicable after the expiration of the applicable performance period or as otherwise determined by the administrator and set forth in the award agreement. The administrator may pay earned performance units/shares in the form of cash, in shares or in a combination thereof. On the date set forth in the award agreement, all unearned or unvested performance units/shares will be forfeited to the Company, and again will be available for grant under the Amended and Restated 2022 Plan.

Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Amended and Restated 2022 Plan, will adjust the number and class of shares of stock that may be delivered under the Amended and Restated 2022 Plan and/or the number, class, and exercise price of shares of stock covered by each outstanding award, and the numerical share limits set forth in the Amended and Restated 2022 Plan.

Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or vested, an award will terminate immediately prior to the consummation of such proposed action.

Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a change in control (as defined in the Amended and Restated 2022 Plan), each outstanding award will be treated as the administrator determines (subject to the provisions of the following paragraph) without a participant’s consent, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and exercise prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) an award will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by the Company without payment), or (B) such award will be replaced with other rights or property selected by the administrator; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards held by a participant, all awards of the same type, or all portions of awards, similarly.

In the event that the successor corporation does not assume or substitute for the award (or portion thereof), the participant will fully vest in and have the right to exercise the participant’s outstanding option and stock appreciation right (or portion thereof) that is not assumed or substituted for, including shares as to which such award would not otherwise be vested or exercisable, all restrictions on restricted stock, restricted stock units, performance shares and performance units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable award

90

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

agreement or other written agreement between the participant and the Company or any of its subsidiaries or parents, as applicable. In addition, if an option or stock appreciation right (or portion thereof) is not assumed or substituted for in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right (or its applicable portion) will be exercisable for a period of time determined by the administrator, and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.

With respect to awards granted to an outside director, in the event of a change in control, the participant will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares underlying such award, including those shares which would not be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company or any of its subsidiaries or parents, as applicable.

Death. Unless otherwise determined by the administrator, if an employee or outside director ceases to be an employee or outside director, as applicable, as a result of such participant’s death, then such participant will immediately become 100% vested in and have the right to exercise options and/or stock appreciation rights as to 100% of the shares underlying such award, including those shares which would not otherwise be vested or exercisable; 100% of the aggregate restrictions initially on restricted stock and restricted stock units will lapse; with respect to awards with performance-based vesting for which the achievement of designated performance goals has been determined, participant will immediately become vested in 100% of the earned awards; and, with respect to awards for which the achievement of designated performance goals or other vesting criteria has not yet been determined, all performance goals or other vesting criteria required to be met for such awards to be earned will be deemed achieved at target levels and participant will immediately become vested in 100% of the earned awards, provided that if such termination of the participant occurs following the end of the performance period for any performance goal but prior to the determination of the achievement of such performance goal, then the achievement of such performance goal will be determined based on actual performance and participant will immediately become vested in 100% of the earned awards. Notwithstanding the foregoing sentence, if the participant has not been continuously an employee or outside director, as applicable, for at least 12 months prior to the day the participant ceases to be an employee or outside director as a result of the participant’s death, then for each reference to “100%” in the foregoing sentence, “50%” will be substituted.

Term of Amended and Restated 2022 Plan. The Amended and Restated 2022 Plan will continue in effect for a term of 10 years from the effective date of the 2022 Plan, unless terminated earlier by the administrator. The administrator, at any time, may amend, alter, suspend or terminate the Amended and Restated 2022 Plan. The Company will obtain stockholder approval of any Amended and Restated 2022 Plan amendment to the extent necessary and desirable to comply with applicable laws.

Stockholder Approval. The Amended and Restated 2022 Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Amended and Restated 2022 Plan is adopted by our Board. Such stockholder approval will be obtained in the manner and to the degree required under applicable laws.

Forfeiture Events. Awards will be subject to the Company’s clawback policy in effect as of the adoption of the Amended and Restated 2022 Plan and will be subject to any other clawback policy of the Company as may be established and/or amended from time to time to comply with applicable laws.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Amended and Restated 2022 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change. The summary is not complete and does not discuss the tax consequences upon a participant’s death, or the income tax laws of any municipality, state or foreign country in which the participant may reside. Tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options
A participant recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

Splunk 2023 Proxy Statement	91

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by Splunk for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options
A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by exercising a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. Any ordinary income recognized by the participant upon exercising a nonstatutory stock option generally should be deductible by Splunk for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. No tax deduction is available to Splunk with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights
In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards
A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date, reduced by any amount paid by the participant for such shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards
There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will recognize ordinary income equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards
A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

92

Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

Section 409A
Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Amended and Restated 2022 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award subject to Section 409A of the Code violates the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, and interest on such deferred compensation.

Tax Effect for Splunk
We generally will be entitled to a tax deduction in connection with an award under the Amended and Restated 2022 Plan equal to the ordinary income realized by a participant when the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND SPLUNK WITH RESPECT TO AWARDS UNDER THE AMENDED AND RESTATED 2022 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

No awards have been made under the Amended and Restated 2022 Plan, and no awards have been granted that are contingent on the approval of the Amended and Restated 2022 Plan. Awards under the Amended and Restated 2022 Plan would be made at the discretion of the Talent & Compensation Committee or the Board. Therefore, the benefits and amounts that will be received or allocated under the Amended and Restated 2022 Plan in the future are not determinable at this time. The following table sets forth, with respect to the individuals and groups named below, the aggregate number of shares subject to awards granted under the 2022 Plan (whether or not currently outstanding, vested, or forfeited, as applicable) as of April 15, 2023:

Name and Position	Dollar Value ($)	Number of Units(1)
Gary Steele President, Chief Executive Officer and Director	15,659,280	172,080
Brian Roberts Chief Financial Officer	17,414,397	191,367
Scott Morgan Senior Vice President, Chief Legal Officer, Global Affairs and Secretary	4,026,568	44,248
Graham Smith Former Interim Chief Executive Officer and Director	209,391	2,301
Jason Child Former Senior Vice President and Chief Financial Officer	—	—
Teresa Carlson Former President and Chief Growth Officer	—	—
Shawn Bice Former President of Products and Technology	—	—
All current executive officers as a group	60,928,049	669,539
All current non-employee directors as a group	3,418,233	37,563
All other current employees (including all current officers who are not executive officers) as a group	480,317,838	5,278,218
(1)	Consists of restricted stock units and/or PSUs. PSUs were counted assuming target level achievement on the grant date.

Splunk 2023 Proxy Statement	93

Stock Ownership Information

Security Ownership of Certain Beneficial Owners
and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2023 for:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our NEOs;
●	each of our directors; and
●	all of our executive officers and directors as a group.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us. For our 5% stockholders, to the extent we did not have more recent information, we relied upon such stockholders’ most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act as noted below. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 165,562,864 shares of common stock outstanding at March 31, 2023. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of such person or entity, we deemed to be outstanding all shares of common stock subject to shares held by the person that are currently exercisable or exercisable (or issuable upon vesting of RSUs) within 60 days of March 31, 2023. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

94

Stock Ownership Information

Unless otherwise indicated in their respective footnote, the address of each beneficial owner listed in the table below is c/o Splunk Inc., 270 Brannan Street, San Francisco, California 94107.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
The Vanguard Group, Inc.(1)	16,014,851	9.7%
Hellman & Friedman LLC(2)	12,799,822	7.7%
BlackRock, Inc.(3)	11,085,883	6.7%
PRIMECAP Management Company(4)	10,945,923	6.6%
NEOs and Directors:
Gary Steele	38,972	*
Graham Smith	32,554	*
Shawn Bice	—	*
Teresa Carlson	—	*
Jason Child	84,576	*
Scott Morgan	72,338	*
Brian Roberts	—	*
Mark Carges	20,717	*
Kenneth Hao	4,617	*
Patricia Morrison	33,908	*
Yamini Rangan	—	*
Elisa Steele	13,905	*
David Tunnell	—	*
General Dennis Via (ret)	5,750	*
Luis Visoso	3,026	*
Richard Wallace	—	*
All executive officers and directors as a group (15 persons)	289,265	*
*	Represents beneficial ownership of less than one percent (1%).
(1)	As of December 30, 2022, the reporting date of The Vanguard Group, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 9, 2023, The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment advisor, has shared voting power with respect to 130,799 shares, sole dispositive power with respect to 15,660,803 shares, and shared dispositive power with respect to 354,048 shares reported as beneficially owned. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(2)	As of October 11, 2022, the reporting date of Hellman & Friedman LLC’s most recent filing with the SEC pursuant to Section 13(d) of the Exchange Act filed on October 13, 2022. The Schedule 13D was filed on behalf of H&F Corporate Investors X, Ltd. (“H&F X”), Hellman & Friedman Investors X, L.P. (“H&F Investors X”), Hellman & Friedman Capital Partners X, L.P. (“HFCP X”), H&F Shadowfax Holdings GP, LLC (“Shadowfax Holdings GP”), H&F Shadowfax Holdings, L.P. (together with H&F X, H&F Investors X, HFCP X and Shadowfax Holdings GP, “Hellman”), H&F Shadowfax Holdings 2 GP, LLC (“H&F Holdings 2 GP”), and H&F Shadowfax Holdings 2, L.P. (together with H&F Holdings 2 GP, “H&F Holdings 2”). Hellman has sole voting power with respect to 12,799,822 shares and sole dispositive power with respect to 12,799,822 shares reported as beneficially owned. H&F Holdings 2 has sole voting power with respect to 11,909,197 shares and sole dispositive power with respect to 11,909,197 shares reported as beneficially owned. The address for Hellman & Friedman LLC is 415 Mission Street, Suite 5700, San Francisco, CA 94105.
(3)	As of December 31, 2022, the reporting date of BlackRock, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 7, 2023, BlackRock, Inc. (“BlackRock”), which is a parent holding company or control person, has sole voting power with respect to 10,149,374 shares and sole dispositive power with respect to 11,085,883 shares reported as beneficially owned. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(4)	As of December 31, 2022, the reporting date of PRIMECAP Management Company’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 9, 2023, PRIMECAP Management Company (“PRIMECAP”), in its capacity as an investment advisor, has sole voting power with respect to 10,535,623 shares and sole dispositive power with respect to 10,945,923 shares reported as beneficially owned. The address for PRIMECAP is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.

Splunk 2023 Proxy Statement	95

Stock Ownership Information

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2023, all Section 16(a) filing requirements were satisfied on a timely basis, except that we were late in filing (i) a Form 4 for Timothy Emanuelson with respect to a transaction on February 14, 2022 that was reported on a Form 4 on February 23, 2022 and (ii) a Form 5 for Kenneth Hao with respect to the fiscal year ended January 31, 2022.

96

Other Matters

Questions and Answers About the Proxy Materials
and Our 2023 Annual Meeting

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

How do I attend and participate in the Virtual Annual Meeting?

This year’s Annual Meeting will be conducted as a virtual-only meeting of stockholders. We will host the Annual Meeting online through a live audio webcast. You are entitled to attend the Annual Meeting if you were a holder of our common stock as of the close of business on May 2, 2023, hold a valid proxy for the Annual Meeting or are an authorized guest of the Company. You will be able to attend the Annual Meeting and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SPLK2023. You will need the control number included on your Notice or proxy card or in the instructions from your broker in order to attend and participate in the Annual Meeting virtually.

The format of the virtual Annual Meeting has been designed to ensure that our stockholders generally have the same rights and opportunities to participate as they would at an in-person meeting and we have endeavored to provide stockholder access, participation and communication through online tools. The virtual format facilitates stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world. During the meeting, you will have the ability to submit a question in real-time via the virtual meeting website. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to our business operations will be answered. A copy of the Annual Meeting rules of conduct will be available online at the Annual Meeting.

Online check-in will begin at 3:15 p.m. Pacific Time on June 21, 2023, and you should allow ample time for the online check-in proceedings. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page. Technical support will be available starting at 3:15 p.m. Pacific Time on the day of the meeting. If you wish to submit questions prior to the Annual Meeting, you may do so at www.proxyvote.com by signing in with your control number.

What matters am I voting on?

You will be voting on:

●	the election of four Class II directors to hold office until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified;
●	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024;
●	an advisory vote to approve the compensation of our named executive officers, as described in this proxy statement;
●	a proposal to approve our Amended and Restated 2022 Equity Incentive Plan to increase the number of shares reserved thereunder by 3,500,000; and
●	any other business that may properly come before the meeting.

Splunk 2023 Proxy Statement	97

Other Matters

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

●	FOR each of the nominees for election as Class II directors;
●	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024;
●	FOR approval, on an advisory basis, of our named executive officer compensation; and
●	FOR approval of our Amended and Restated 2022 Equity Incentive Plan to increase the number of shares reserved thereunder by 3,500,000.

Who is entitled to vote?

Holders of our common stock as of the close of business on May 2, 2023 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, we had 165,566,211 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person (electronically) at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, or a street name stockholder, and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting in person (virtually). Beneficial owners who did not receive a 16-digit control number from their broker or bank, who wish to attend the Annual Meeting in person (virtually) should follow the instructions from their broker or bank, including any requirement to obtain a legal proxy. Most brokers or banks allow a beneficial owner to obtain a legal proxy either online or by mail. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use to direct your broker, bank or other nominee how to vote your shares.

How do I vote?

If you are a registered stockholder, you may:

●	instruct the proxy holder or holders on how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 20, 2023 (have the Notice or proxy card in hand when you call or visit the website);
●	instruct the proxy holder or holders on how to vote your shares by completing and mailing your proxy card to the address indicated on your proxy card (if you received printed proxy materials), which must be received by the time of the Annual Meeting; or
●	vote your shares in person (electronically) at the Annual Meeting.

To attend and participate in the Annual Meeting virtually, stockholders of record will need to use their control number on their Notice or proxy card to log onto www.virtualshareholdermeeting.com/SPLK2023.

If you are a street name stockholder, you will receive instructions from your broker, bank or other nominee. The instructions from your broker, bank or other nominee will indicate if the various methods by which you may vote, including whether Internet or telephone voting, are available.

98

Other Matters

Can I change or revoke my vote?

Yes. Subject to any rules your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the Annual Meeting.

If you are a registered stockholder, you may change your vote by:

●	entering a new vote via Internet or by telephone by 11:59 p.m. Eastern Time on June 20, 2023;
●	returning a later-dated proxy card which must be received by the time of the Annual Meeting; or
●	submitting a later-dated vote electronically at the Annual Meeting.

If you are a registered stockholder, you may also revoke your proxy by providing our Corporate Secretary with a written notice of revocation prior to your shares being voted at the Annual Meeting. Such written notice of revocation should be hand delivered to Splunk’s Corporate Secretary or mailed to and received by Splunk Inc. prior to the Annual Meeting at 270 Brannan Street, San Francisco, California 94107, Attention: Corporate Secretary.

If you are a street name stockholder, you may change your vote by:

●	submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by such broker, bank or other nominee; or
●	submitting a later-dated vote electronically at the Annual Meeting; provided you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

If you are a street name stockholder, you must contact your broker, bank or other nominee that holds your shares to find out how to revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxy holders. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted electronically at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is properly dated, executed and returned, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board as described above. If any matter not described in the proxy statement is properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy, as described above.

Why did I receive a notice regarding the availability of proxy materials on the internet instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about May 9, 2023, we mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and keep our Annual Meeting process efficient.

What is a quorum?

A quorum is the minimum number of shares required to be present at the scheduled time of the Annual Meeting in person (virtually) or by proxy for the meeting to be properly held under our Bylaws and Delaware law. The presence in person (virtually) or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares

Splunk 2023 Proxy Statement	99

Other Matters

represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?”. The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

●	Proposal 1: Each director nominee will be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “For” such nominee’s election exceeds the number of votes cast “Against” that nominee. You may vote “For,” “Against,” or “Abstain” with respect to each director nominee. Broker non-votes and abstentions, if any, will have no effect on the outcome of the election.
●	Proposal 2: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of at least a majority of the shares present in person (virtually) or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes present in person (virtually) or by proxy and thus will have the same effect as votes “Against” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.
●	Proposal 3: The advisory vote to approve the compensation of our named executive officers must receive the affirmative vote of at least a majority of the shares present in person (virtually) or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes present in person (virtually) or by proxy and thus will have the same effect as votes “Against” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us, our Talent & Compensation Committee or our Board. However, we value our stockholders’ input and will take the vote into consideration when evaluating executive compensation decisions.
●	Proposal 4: The approval of our Amended and Restated 2022 Equity Incentive Plan must receive the affirmative vote of at least a majority of the votes cast to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are not considered votes cast and thus will have no effect on the outcome of this proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.

What happens if a director nominee who is duly nominated does not receive a majority vote?

The Board nominates for election or re-election as director only candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next annual meeting of stockholders at which they face re-election and (ii) the Board’s acceptance of such resignation. In an uncontested election, the Board, after taking into consideration the recommendation of the Governance & Sustainability Committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director who receives a greater number of votes “Against” such nominee’s election than votes “For” such nominee’s election. In the event of a contested election, the director nominees equal to the number of seats available who receive the largest number of votes cast “For” their election will be elected as directors.

How are proxies solicited for the Annual Meeting?

The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending these proxy materials to you, if a broker, bank or other nominee holds your shares.

100

Other Matters

How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?

Brokers, banks and other nominees holding shares in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker, bank or other nominee will not have discretion to vote on the other matters submitted for a vote absent direction from you as they are “non-routine” matters.

Is my vote confidential?

Proxy instructions, electronic votes, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Splunk or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, to facilitate a successful proxy solicitation, or when you request or consent to disclosure.

Where can I find the voting results of the Annual Meeting?

We will disclose voting results on a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to include them in such Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as final results become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, stockholders may contact us at:

Splunk Inc.
Attention: Investor Relations
3098 Olsen Drive
San Jose, California 95128
(415) 848-8400

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Splunk 2023 Proxy Statement	101

Other Matters

I share an address with another stockholder, and we received multiple copies of the proxy materials. How may we obtain a
single copy of the proxy materials?

Stockholders who share an address and receive multiple copies of our proxy materials can request to receive a single copy in the future. To receive a single copy of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Splunk Inc.
Attention: Investor Relations
3098 Olsen Drive
San Jose, California 95128
(415) 848-8400

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than January 9, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Splunk Inc.
Attention: Corporate Secretary
270 Brannan Street
San Francisco, California 94107

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our Board, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2024 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

●	not earlier than February 23, 2024; and
●	not later than the close of business on March 24, 2024.

In addition, in order to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2024 annual meeting of stockholders must provide us with proper written notice that sets forth all of the additional information required by Rule 14a-19(b) under the Exchange Act no later than April 22, 2024, subject to any applicable earlier deadlines as described above. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Please see “Corporate Governance at Splunk—Board Composition—Stockholder Recommendations” and “—Stockholder Nominations” on pages 19 and 20 for further information about recommendations and nominations of director candidates.

102

Other Matters

Availability of Bylaws and Stockholder List

A copy of our Bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov or on our investor website at http://investors.splunk.com/corporate-governance. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

The Company’s list of stockholders as of May 2, 2023 will be available for inspection by any stockholder of record upon request via our Investor Relations website (https://investors.splunk.com/contact-us) during the 10-day period immediately prior to the date of the Annual Meeting. In addition, the list of stockholders will also be available to stockholders during the Annual Meeting at www.virtualshareholdermeeting.com/SPLK2023.

Fiscal 2023 Annual Report and SEC Filings

Our financial statements for the fiscal year ended January 31, 2023 are included in our Annual Report on Form 10-K, which was filed with the SEC and which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.splunk.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Splunk Inc., 3098 Olsen Drive, San Jose, California 95128.

* * *

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
San Francisco, California
May 9, 2023

Splunk 2023 Proxy Statement	103

Appendix A
Reconciliation of GAAP and Non-GAAP Information

Reconciliation of Cash Provided By (Used In) Operating Activities to Free Cash Flow

	Fiscal Year Ended January 31,
(in thousands)	2023	2022	2021	2020
Net cash provided by (used in) operating activities	$449,630	$128,048	$(190,862)	$(287,636)
Less purchases of property and equipment	(13,620)	(10,671)	(37,107)	(101,119)
Less capitalized software development costs	(8,782)	(9,361)	(14,602)	(2,589)
Free cash flow (non-GAAP)	427,228	108,016	(242,571)	(391,344)

Splunk 2023 Proxy Statement	A-1

Appendix B
Splunk Inc. Amended and Restated 2022 Equity Incentive Plan

SPLUNK INC.
AMENDED AND RESTATED 2022 EQUITY INCENTIVE PLAN

1. Purpose of the Plan. The purpose of this Plan is to:

●
promote the success of the Company and the interests of its stockholders by providing equity-based incentives to attract, retain and motivate eligible service providers, whose contributions drive the Company’s success, and

●	encourage stock ownership by eligible service providers, thereby aligning their interests with those of the Company’s stockholders.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including without limitation the related issuance of shares of Common Stock, including without limitation under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement between the Company and Participant setting forth the terms and provisions applicable to an Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of

Splunk 2023 Proxy Statement	B-1

Appendix B

the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer of assets to an entity that is directly or indirectly controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(h) “Committee” means a committee of one or more Directors or of one or more other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Splunk Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any natural person, including an advisor, who is resident in the United States and party to a written consulting agreement with the Company at the time that his or her award is granted, engaged by the Company to render bona fide services to the Company, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Employee” means any natural person, including Officers and Inside Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(p) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or canceled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. Pursuant to the provisions of Section 4(d), the Administrator may not institute an Exchange Program without stockholder approval.

B-2

Appendix B

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market of The Nasdaq Stock Market or the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in such source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of withholding Tax-Related Items may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value described above or for other purposes.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option intended to qualify, and actually qualifies, as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Inside Director” means a Director who is an Employee.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Outside Director” means a Director who is not an Employee.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z) “Participant” means the holder of an outstanding Award.

(aa) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(bb) “Performance Unit” means an Award denominated in Shares or cash, which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(cc) “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock is subject to restrictions and the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of specified levels of performance, or the occurrence of other events as determined by the Administrator.

(dd) “Plan” means this Amended and Restated Splunk Inc. 2022 Equity Incentive Plan.

(ee) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

Splunk 2023 Proxy Statement	B-3

Appendix B

(ff) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ii) “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(jj) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kk) “Service Provider” means an Employee, Director or Consultant.

(ll) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(mm) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(nn) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

(oo) “Substituted Award” has the meaning set forth in Section 3(a) of the Plan.

(pp) “Tax-Related Items” means any U.S. or non-U.S. federal, state and/or local taxes, including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Service Provider for which the Service Provider is liable in connection with his or her participation in the Plan.

(qq) “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed is open for trading.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 13,960,784 Shares, plus any Shares subject to awards granted under the Company’s 2012 Equity Incentive Plan, as amended, and Shares subject to awards granted under the Company’s 2022 Inducement Plan, in each case that, on or after the date stockholders initially approve the Plan, expire or otherwise terminate without having been exercised or issued in full. In the event the Company substitutes equity awards of acquired entities in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies (each such award, a “Substituted Award”), the number of Shares reserved pursuant to Section 3(a) will be increased by the number of Shares underlying Substituted Awards as of the effectiveness of the substitution. In addition, Shares may become available for issuance under the Plan pursuant to Section 3(b). The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, then the non purchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to the exercise of Stock Appreciation Rights or Options, the gross Shares underlying such Stock Appreciation Rights or Options will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an Award or to satisfy the withholding obligations for Tax-Related Items related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the

B-4

Appendix B

exercise of Incentive Stock Options will equal 200% of the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b). For the avoidance of doubt, Shares repurchased by the Company using Option exercise proceeds will not become available for future grant under the Plan.

(c) Share Reserve. The Company, at all times during the term of this Plan, will reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws. If the Plan is administered by a Committee other than the Company’s independent Compensation Committee, the Company’s independent Compensation Committee will maintain oversight of, and set a limit on the number of Shares covered by Awards that may be granted by, such Committee, such Committee will not have authority to grant Awards to members of such Committee, and such Committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion, to:

(i) determine the Fair Market Value;

(ii) select the Service Providers to whom Awards may be granted hereunder;

(iii) determine the number of Shares to be covered by each Award granted hereunder;

(iv) approve forms of Award Agreements for use under the Plan;

(v) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. The terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest or be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of accommodating requirements of local law and procedures outside the U.S., facilitating the administration of the Plan in jurisdictions outside the U.S., or for qualifying for favorable tax treatment under applicable non-U.S. laws;

(vii) construe and interpret the terms of the Plan and Awards granted under the Plan;

(viii) modify or amend each Award (subject to Section 19(c) of the Plan), including without limitation the discretionary authority to extend the post-termination exercisability period of Awards; provided, however, that in no event will the term of an Option or Stock Appreciation Right be extended beyond its original maximum term;

(ix) allow Participants to satisfy withholding obligations for Tax-Related Items in a manner prescribed in Section 15 of the Plan;

(x) authorize any person to execute on behalf of the Company any instrument required to affect the grant of an Award previously granted by the Administrator;

(xi) temporarily suspend the exercisability or vesting of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes;

Splunk 2023 Proxy Statement	B-5

Appendix B

(xii) allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to the Participant under an Award; and

(xiii) make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

(d) Exchange Program; “Reload” Awards. The Administrator may not institute an Exchange Program (including “repricing” Options or Stock Appreciation Rights) without stockholder approval. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of an Option or Stock Appreciation Right.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Stock Option Agreement. Each Option will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(d) Term of Option. The term of each Option will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant in the case of Substitute Awards granted in connection with transactions described in, and in a manner consistent with, Section 424(a) of the Code.

B-6

Appendix B

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment. A promissory note may not be used as a form of consideration for exercising an Option.

(f) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in accordance with the procedures that the Administrator may specify from time to time from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholdings for Tax-Related Items). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the cessation of the Participant’s Service Provider status as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified by the Administrator (or if not specified by the Administrator, the time specified herein), the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the

Splunk 2023 Proxy Statement	B-7

Appendix B

Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Tolling Expiration. A Participant’s Award Agreement may also provide that:

(1) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or

(2) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify any Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company (or its designee) as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any applicable Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8. Restricted Stock Units.

(a) Grant. Subject to the terms and provisions of the Plan, Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock

B-8

Appendix B

Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Restricted Stock Unit Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify vesting criteria, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws or any other basis determined by the Administrator in its discretion.

(d) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(e) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units only in cash, Shares, or a combination of both.

(f) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(d) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan. Notwithstanding the foregoing, a Stock Appreciation Right may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant in the case of Substitute Awards granted in connection with transactions described in, and in a manner consistent with, Section 424(a) of the Code.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date as determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined as the product of:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination of both.

Splunk 2023 Proxy Statement	B-9

Appendix B

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period or as otherwise determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Award Limitations.

(a) Outside Director Award Limitations. No Outside Director may be paid, issued, or granted, in any Fiscal Year, equity awards (including any Awards issued under this Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $750,000, increased to $1,500,000 for such Outside Director for the Fiscal Year in which he or she joins the Board as an Outside Director. Any Awards or other compensation paid or provided to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 11(a).

(b) Minimum Vesting Requirements.

(i) General. Except as specified in Section 11(b)(ii), no portion of an Award (other than Substituted Awards) will vest earlier than the one-year anniversary of such Award’s grant date.

(ii) Exception. Awards may be granted to any Service Provider without regard to the minimum vesting requirements set forth in Section 11(b)(i) if the Shares subject to such Awards would not result in more than 5% of the maximum aggregate number of Shares reserved for issuance pursuant to all outstanding Awards granted under the Plan (the “5% Limit”) (for the avoidance of doubt, determined as of this amendment and restatement). For purposes of clarification, Substituted Awards shall not count against the 5% Limit. The 5% Limit applies in the aggregate to Awards (other than Substituted Awards) that do not satisfy the minimum vesting requirements set forth in Section 11(b)(i). Section 11(b)(i) shall not prevent accelerated vesting of any portion of an Award earlier than the one-year anniversary of such Award’s grant date if such acceleration is due to a termination of the relevant Participant’s service or if such acceleration is in connection with a Change in Control, in each case to the extent otherwise permitted under the Plan.

B-10

Appendix B

(c) Dividends and Other Distributions. Service Providers holding an Award granted under the Plan will not be entitled to receive any dividends or other distributions paid with respect to a Share underlying such Award until the portion of such Award covering such Share has fully vested, and all Periods of Restriction with respect to such Share has lapsed, and such Share has been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) pursuant to such Award.

12. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise in an Award Agreement, and subject to Applicable Laws, a Participant will not cease to be an Employee in the case of any transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. Except as otherwise specifically set forth in the applicable Award Agreement, the treatment of an Award (including the vesting of such Award) in the event of any leave of absence by the applicable Participant will be governed by the Company’s then-current equity award leave of absence policy, as may be amended from time to time by the Company in its sole discretion. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or the Participant’s employer is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. For the avoidance of doubt, Awards may not be transferred to financial institutions.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control; Death.

(a) Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and exercise price of shares of stock covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b) Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control.

In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, as follows: that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and exercise prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 14(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

Splunk 2023 Proxy Statement	B-11

Appendix B

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise the Participant’s outstanding Option and Stock Appreciation Right (or portion thereof) that is not assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted for in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 14(c), an Award will be considered assumed if, immediately following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value, determined immediately following such merger or Change in Control, to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other written agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

(e) Death. Unless otherwise determined by the Administrator, if an Employee or Outside Director ceases to be an Employee or Outside Director, as applicable, as a result of such Participant’s death, then such Participant will immediately become one hundred percent (100%) vested in and have the right to exercise Options and/or Stock Appreciation Rights as to one hundred percent (100%) of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable; one hundred percent (100%) of the aggregate restrictions initially on Restricted Stock and Restricted Stock Units will lapse; with respect to Awards with performance-based vesting for which the achievement of designated performance goals has been determined, Participant will immediately become vested in one hundred percent (100%) of the earned Awards; and, with respect to Awards for which the achievement of designated performance goals or other vesting criteria has not yet been determined, all performance goals or other vesting criteria required to be met for such Awards to be earned will be deemed achieved at target levels and Participant will immediately become vested in one hundred percent (100%) of the earned Awards, provided that if such termination of the Participant occurs following the end of the performance

B-12

Appendix B

period for any performance goal but prior to the determination of the achievement of such performance goal, then the achievement of such performance goal will be determined based on actual performance and Participant will immediately become vested in one hundred percent (100%) of the earned Awards. Notwithstanding the foregoing sentence, if the Participant has not been continuously an Employee or Outside Director, as applicable, for at least 12 months prior to the day the Participant ceases to be an Employee or Outside Director as a result of the Participant’s death, then for each reference to “one hundred percent (100%)” in the foregoing sentence, “fifty percent (50%)” will be substituted. Any Options or Stock Appreciation Rights that become vested and exercisable pursuant to this paragraph shall be exercisable in accordance with Section 6(f)(iv) and the applicable Award Agreement.

15. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any withholding obligations for Tax-Related Items are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy any Tax-Related Items required to be withheld with respect to such Award (or exercise or vesting thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding obligation for Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount applicable in a Participant’s jurisdiction or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) to cover the amount of the withholding obligation for Tax-Related Items, (v) having the Company or a Parent or Subsidiary withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary, or (vi) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum statutory rates applicable in a Participant’s jurisdiction with respect to the Award on the date that the amount of Tax-Related Items to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion.

(c) Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to be either exempt from the application of or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Subsidiaries or Parents have any obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

Splunk 2023 Proxy Statement	B-13

Appendix B

18. Term of Plan. The Plan became effective upon its initial approval by the Company’s stockholders on June 16, 2022. It will continue in effect for a term of ten (10) years from such date, unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator, at any time, may amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and, in the Administrator’s discretion, will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. If the Company determines it to be impossible or impracticable to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

22. Stockholder Approval. This amendment and restatement will be subject to approval by the stockholders of the Company within twelve (12) months after the date that this amendment and restatement is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award will be subject to the Company’s clawback policy in effect as of the adoption of this Plan, and will be subject to any other clawback policy of the Company as may be established and/or amended from time to time including, without limitation, to comply with Applicable Laws (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act) (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this Section 23 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement, arrangement or policy with the Company or any Parent or Subsidiary of the Company.

*          *          *

B-14

SPLUNK INC.
270 BRANNAN STREET
SAN FRANCISCO, CA 94107

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SPLK2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V13909-P93080	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPLUNK INC.

The Board of Directors recommends you vote FOR
the following:

1.	To elect four Class II directors:
	Nominees:		For	Against	Abstain
	1a.	Patricia Morrison	☐	☐	☐
	1b.	David Tunnell	☐	☐	☐
	1c.	General Dennis Via (ret)	☐	☐	☐
	1d.	Luis Visoso	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024.	☐	☐	☐
3.	To approve, on an advisory basis, the compensation of our named executive officers, as described in the proxy statement.	☐	☐	☐
4.	To approve the Splunk Inc. Amended and Restated 2022 Equity Incentive Plan and the reservation of shares thereunder.	☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF
SPLUNK INC.
June 21, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please sign, date and mail
your proxy card in the envelope provided as soon as possible.

V13910-P93080

SPLUNK INC.
Annual Meeting of Stockholders
June 21, 2023 3:30 p.m. Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary Steele and Brian Roberts, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SPLUNK INC. held of record by the undersigned at the close of business on May 2, 2023 at the Annual Meeting of Stockholders to be held virtually at 3:30 p.m. Pacific Time on June 21, 2023, via webcast at www.virtualshareholdermeeting.com/SPLK2023 and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1 and "FOR" Proposal 2, Proposal 3 and Proposal 4.

Continued and to be signed on reverse side